UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
--------------------------------------------x
                                            :
                                            :
In re:                                      :
                                            :     Chapter 11
SALANT CORPORATION                          :     Case No. 98-10107 (CB)
                                            :
                                            :
                                            :
                       Debtor.              :
--------------------------------------------x

          --------------------------------------------------------

             FIRST AMENDED DISCLOSURE STATEMENT FOR CHAPTER 11
               PLAN OF REORGANIZATION FOR SALANT CORPORATION

         ---------------------------------------------------------



Dated:   New York, New York
         February 3, 1999

                                         FRIED, FRANK, HARRIS, SHRIVER
                                             & JACOBSON
                                         (A Partnership Including
                                             Professional Corporations)
                                         Attorneys for Salant Corporation
                                         Debtor and Debtor-In-Possession
                                         One New York Plaza
                                         New York, New York  10004
                                         (212) 859-8000

                             TABLE OF CONTENTS

I.   INTRODUCTION AND SUMMARY...........................................1
        A.  THE SOLICITATION............................................1
        B.  RECOMMENDATIONS.............................................2
        C.  SUMMARY OF CLASSIFICATION AND TREATMENT OF
            CLAIMS AND INTERESTS........................................3
        D.  NOTICE TO HOLDERS OF CLAIMS AND INTERESTS...................7

II.   BACKGROUND.......................................................10
        A.  BUSINESS AND PROPERTIES OF THE DEBTOR......................10
            1.  Introduction...........................................10
            2.  Men's Apparel..........................................10
            3.  Children's Sleepwear and Underwear.....................11
            4.  Retail Outlet Stores...................................11
            5.  Principal Product Lines................................12
            6.  Trademarks Owned by the Company and Related
                Licensing Income.......................................14
            7.  Trademarks Licensed to the Company.....................14
            8.  Design and Manufacturing...............................15
            9.  Raw Materials..........................................16
            10. Employees..............................................16
            11. Competition............................................16
            12. Environmental Regulations..............................17
        B.  EXECUTIVE OFFICES; FINANCIAL INFORMATION...................17
        C.  CAPITAL STRUCTURE OF THE DEBTOR............................17
            1.  Equity.................................................17
            2.  Debt...................................................18
        D.  THE DEBTOR.................................................19
        E.  BACKGROUND AND EVENTS LEADING TO CHAPTER 11 FILING.........20
            1.  The March 2 Letter Agreement...........................23
            2.  The Plan Negotiations..................................24
            3.  The Waiver and Forbearance Under the CIT
                Credit Agreement and Commitment for New
                Credit Agreement.......................................26
            4.  The CIT DIP Facility...................................27
            5.  The CIT Exit Facility..................................28
            6.  Sale of Non-Perry Ellis Divisions......................29

III.  EFFECT OF CONSUMMATION OF THE PLAN...............................32
        A.  DILUTION OF EQUITY INTERESTS...............................32
        B.  PROVISIONS FOR EMPLOYEES...................................33

IV.   THE CHAPTER 11 CASE..............................................34
        A.  TIMETABLE FOR THE CHAPTER 11 CASE..........................34
        B.  COMMITTEES.................................................35
        C.  ACTIONS TAKEN UPON COMMENCEMENT OF CASE....................36
            1.  Applications to Retain Professionals...................36
            2.  Motion to Extend Time to File Schedules and
                Statement of Financial Affairs.........................36
            3.  Motion to Maintain Prepetition Bank
                Accounts, Use Existing Business Forms,
                Stationary and Checks..................................37
            4.  Motion for Authority to Pay Prepetition
                Employee Wages Commissions, Salaries,
                Reimbursable Employee Expenses, Worker's
                Compensation and Associated Benefits...................37
            5.  Chapter 11 Financing...................................38
            6.  Motion Restraining and Enjoining Utilities
                from Discontinuing Service.............................38
            7.  Motion to Pay Custom Duties, Broker Charges,
                Shipping Charges and Related Possessory Liens..........38
            8.  Motion for Authority to Pay Sales and Use Taxes........39
            9.  Deadline for Filing Proofs of Claim....................39

V.   SUMMARY OF THE PLAN...............................................39
        A.  BRIEF EXPLANATION OF CHAPTER 11............................39
        B.  GENERAL INFORMATION CONCERNING TREATMENT OF
            CLAIMS AND INTERESTS.......................................40
        C.  CLASSIFICATION AND TREATMENT OF CLAIMS AND
            INTERESTS..................................................42
            1.  Unclassified Claims....................................43
            2.  Classified Claims And Interests........................46
            3.  Employee Claims........................................50
            4.  Potential Claims of Plaintiffs in the
                Rodriguez-Olvera Action................................51
        D.  SECURITIES TO BE ISSUED AND TRANSFERRED
            UNDER THE PLAN.............................................53
            1.  The New Common Stock...................................53
            2.  Market And Trading Information.........................55
            3.  The New PIK Senior Notes...............................55
        E.  SOURCES OF CASH TO MAKE PLAN DISTRIBUTIONS.................55
        F.  EXECUTORY CONTRACTS AND UNEXPIRED LEASES...................55
            1.  Generally..............................................55
            2.  Assumption and Rejection...............................56
            3.  Deadline for Filing Rejection Damage Claims............56
        G.  IMPLEMENTATION OF THIS PLAN................................56
            1.  Vesting of Property....................................56
            2.  Transactions on Business Days..........................57
            3.  Restated Certificate of Incorporation;
                Restated By-Laws.......................................57
            4.  Implementation.........................................57
            5.  Issuance of New Securities.............................57
            6.  Cancellation of Existing Securities and Agreements.....58
            7.  Board of Directors of Reorganized Salant...............58
            8.  Employee Benefit Plans.................................58
            9.  The Stock Award and Incentive Plan.....................58
            10. The Restricted Stock Plan..............................59
            11. Survival of Indemnification and Contribution
                Obligations............................................59
            12. Listing of New Common Stock; Registration
                of Securities..........................................59
            13. The Management Employment Agreements...................60
            14. Retention and Enforcement of Causes of Action..........60
        H.  PROVISIONS COVERING DISTRIBUTIONS..........................61
            1.  Timing of Distributions Under the Plan.................61
            2.  Allocation of Consideration............................61
            3.  Cash Payments..........................................61
            4.  Payment of Statutory Fees..............................61
            5.  Payment of Interest....................................62
            6.  Fractional Securities..................................62
            7.  Withholding of Taxes...................................62
            8.  Distribution Record Date...............................62
            9.  Persons Deemed Holders of Registered Securities........63
            10. Surrender of Existing Securities.......................63
            11. Special Procedures for Lost, Stolen, Mutilated
                or Destroyed Instruments...............................64
            12. Undeliverable or Unclaimed Distributions...............64
        I.  PROCEDURES FOR RESOLVING DISPUTED CLAIMS...................65
            1.  Objections to Claims...................................65
            2.  Procedure..............................................65
            3.  Payments and Distributions With Respect to
                Disputed Claims........................................65
            4.  Timing of Payments and Distributions With
                Respect to Disputed Claims.............................66
            5.  Individual Holder Proofs of Interest...................66
        J.  DISCHARGE, INJUNCTION, RELEASES AND SETTLEMENTS
            OF CLAIMS..................................................66
            1.  Discharge of All Claims and Interests and Releases.....66
            2.  Injunction.............................................67
            3.  Exculpation............................................68
            4.  Guaranties and Claims of Subordination.................68
        K.  CONDITIONS PRECEDENT TO CONFIRMATION ORDER AND
            EFFECTIVE DATE.............................................69
            1.  Conditions Precedent to Entry of the
                Confirmation Order.....................................69
            2.  Conditions Precedent to the Effective Date.............69
            3.  Waiver of Conditions...................................70
            4.  Effect of Failure of Conditions........................70
        L.  MISCELLANEOUS PROVISIONS...................................71
            1.  Bankruptcy Court to Retain Jurisdiction................71
            2.  Binding Effect of this Plan............................71
            3.  Nonvoting Stock........................................72
            4.  Authorization of Corporate Action......................72
            5.  Retiree Benefits.......................................72
            6.  Withdrawal of the Plan.................................72
            7.  Dissolution of Committees..............................73
            8.  Discharge of Indenture Trustee.........................73
            9.  Amendments and Modifications to the Plan...............73
            10. Section 1125(e) of the Bankruptcy Code.................73

VI.   DESCRIPTION OF REGISTRATION RIGHTS AGREEMENT.....................74

VII.  DESCRIPTION OF STOCK AWARD AND INCENTIVE PLAN....................74
        A.  PURPOSE OF THE STOCK AWARD AND INCENTIVE PLAN..............75
        B.  ELIGIBILITY................................................75
        C.  PLAN ADMINISTRATION AND SHARES SUBJECT TO THE
            STOCK AWARD AND INCENTIVE PLAN.............................75
        D.  AWARDS.....................................................76
        E.  CHANGE IN CONTROL..........................................78
        F.  TRANSFERABILITY............................................78
        G.  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS..................78
        H.  TREATMENT OF OLD OPTIONS...................................80

VIII. CHANGES IN BOARD OF DIRECTORS AND MANAGEMENT.....................81
        A.  BOARD OF DIRECTORS OF REORGANIZED SALANT...................81
        B.  EMPLOYMENT OF MICHAEL SETOLA...............................83
        C.  EMPLOYMENT OF TODD KAHN....................................83
        D.  EXISTING EMPLOYMENT AGREEMENTS WITH JERALD
            POLITZER AND PHILIP FRANZEL................................84

IX.   RISK FACTORS.....................................................88
        A.  DISRUPTION OF OPERATIONS RELATING TO BANKRUPTCY
            FILING.....................................................89
        B.  CERTAIN RISKS OF NON-CONFIRMATION..........................89
        C.  CERTAIN BANKRUPTCY CONSIDERATIONS..........................91
            1.  Failure To Consummate Plan.............................91
            2.  Effect On Operations...................................91
            3.  Nonconsensual Confirmation.............................92
        D.  BUSINESS RISK FACTORS......................................92
            1.  Results of Operations Subject to Variable
                Influences; Intense Competition........................92
            2.  Dilution...............................................93
            3.  Limitation on Use of Net Operating Losses..............93
            4.  Volatility; Lack of Trading Market and
                Potential De-Listing of the New Common Stock...........93
            5.  Possible Volatility of Stock Price.....................94
            6.  Concentrated Ownership of New Common Stock.............94
            7.  Absence of and/or Restrictions on Dividends............95
            8.  History of Losses; Effect of Transaction...............95
            9.  Cash Flow From Operations..............................95
            10. Declines in Net Sales and Gross Profits................96
            11. Retail Environment.....................................97
            12. Apparel Industry Cycles and Other Economic Factors.....97
            13. Seasonality and Fashion Risk...........................98
            14. Dependence on Certain Customers and Licensees;
                Effect of Plan on Licenses.............................98
            15. Foreign Operations and Sourcing; Import
                Restrictions..........................................100
            16. Dependence on Contract Manufacturing..................101
            17. Information Systems and Control Procedures............101
            18. Leverage and Debt Service.............................102
            19. Need for Sustained Trade Support......................102

X.   APPLICATION OF SECURITIES ACT....................................102
        A. ISSUANCE AND RESALE OF NEW SECURITIES UNDER THE PLAN.......102

XI.  FINANCIAL PROJECTIONS AND ASSUMPTIONS USED.......................104
        A.  GENERAL...................................................104
        B.  PRINCIPAL ASSUMPTIONS.....................................105
        C.  SALES.....................................................107
        D.  GROSS MARGIN..............................................107
        E.  OPERATING EXPENSES........................................107
        F.  WORKING CAPITAL...........................................107
        G.  CAPITAL EXPENDITURES......................................108
        H.  INTEREST EXPENSE..........................................108
        I.  INCOME TAXES..............................................108
        PLAN ALTERNATIVE #1...........................................109
        PROJECTED CONDENSED STATEMENTS OF CONSOLIDATED
          OPERATIONS..................................................109
        PLAN ALTERNATIVE #1...........................................110
        PROJECTED CONDENSED CONSOLIDATED BALANCE SHEETS...............110
        PLAN ALTERNATIVE #1 PROJECTED STATEMENTS OF
          CONSOLIDATED CASH FLOWS.....................................111
        PLAN ALTERNATIVE #2...........................................112
        PROJECTED CONDENSED STATEMENTS OF CONSOLIDATED
          OPERATIONS..................................................112
        PLAN ALTERNATIVE #2...........................................113
        PROJECTED CONDENSED CONSOLIDATED BALANCE SHEETS...............113
        PLAN ALTERNATIVE #2...........................................114
        PROJECTED STATEMENTS OF CONSOLIDATED CASH FLOWS...............114

XII.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.............115
        A.  FEDERAL INCOME TAX CONSEQUENCES TO REORGANIZED
            SALANT....................................................115
            1.  Cancellation Of Indebtedness Income...................115
            2.  Limitation On Net Operating Loss Carryovers...........116
            3.  Limitation on Interest Deductions.....................117
        B.  FEDERAL INCOME TAX CONSEQUENCES TO NOTEHOLDERS............118
            1.  General...............................................118
            2.  Market Discount.......................................119
            3.  Application of Original Issue Discount Rules
                to New PIK Senior Notes...............................119
            4.  Disposition of New Common Stock and New PIK
                Senior Notes..........................................122
        C.  FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS...........123
            1.  General...............................................123
            2.  Disposition...........................................123

XIII. REQUIREMENTS FOR CONFIRMATION OF PLAN...........................123
        A.  CONFIRMATION HEARING......................................123
        B.  FEASIBILITY OF THE PLAN...................................126
        C.  BEST INTERESTS TEST.......................................127
        D.  LIQUIDATION ANALYSIS......................................129
        E.  NONCONSENSUAL CONFIRMATION................................138
            1.  No Unfair Discrimination..............................138
            2.  Fair and Equitable Test...............................138

PLAN ALTERNATIVE #1 SALANT CORPORATION NOTES TO UNAUDITED
        PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS...................145

PLAN ALTERNATIVE #2 SALANT CORPORATION NOTES TO UNAUDITED
        PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS...................151

XIV.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN......152
        A.  CONTINUATION OF THE CHAPTER 11 CASE.......................152
        B.  LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11.................152

XV.   VOTING AND CONFIRMATION OF THE PLAN.............................153
        A.  VOTING DEADLINE...........................................153
        B.  HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE...154
        C.  VOTE REQUIRED FOR ACCEPTANCE BY A CLASS...................155
        D.  VOTING PROCEDURES.........................................155
            Holders of Class 3 Senior Note Claims and
               Class 7 Old Common Stock Interests.....................155

XVI.  CONCLUSION AND RECOMMENDATION...................................159

APPENDIX I - PLAN

     Salant Corporation, a Delaware corporation ("Salant"), as debtor and debtor-in-possession (the "Debtor") under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"), hereby proposes and files this First Amended Disclosure Statement (the "Disclosure Statement") for the Chapter 11 Plan of Reorganization for Salant Corporation, dated February 3, 1999 (the "Plan").

     THE DEBTOR STRONGLY URGES ALL HOLDERS OF CLAIMS AND INTERESTS IN IMPAIRED CLASSES RECEIVING BALLOTS TO ACCEPT THE PLAN.

     NONE OF THE SUBSIDIARIES OF THE DEBTOR ARE PARTIES TO THE PLAN, AND WILL THEREFORE CONTINUE TO OPERATE IN THE ORDINARY COURSE OF BUSINESS DURING THE DEBTOR'S CHAPTER 11 CASE. AS SUCH, THE PLAN DOES NOT AFFECT THE CONTINUING AND TIMELY PAYMENT IN FULL OF THE SUBSIDIARIES' OBLIGATIONS TO SUPPLIERS, EMPLOYEES, AND OTHER CREDITORS. IN ADDITION, THE PLAN PROVIDES FOR ALL HOLDERS OF GENERAL UNSECURED CLAIMS AGAINST THE DEBTOR, INCLUDING, WITHOUT LIMITATION, TRADE CREDITORS, TO BE PAID IN FULL IN ACCORDANCE WITH THEIR TERMS, AND SUCH CREDITORS WILL NOT, THEREFORE, BE IMPAIRED BY, AND WILL BE DEEMED TO ACCEPT, THE PLAN, AND THEIR VOTE ON THE PLAN WILL NOT BE SOUGHT.

     THIS DISCLOSURE STATEMENT IS DESIGNED TO SOLICIT YOUR ACCEPTANCE OF THE ATTACHED PLAN AND CONTAINS INFORMATION RELEVANT TO YOUR DECISION. PLEASE READ THIS DISCLOSURE STATEMENT, THE PLAN AND THE OTHER MATERIALS COMPLETELY AND CAREFULLY. THE DEBTOR BELIEVES THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF ITS CREDITORS AND EQUITY HOLDERS. THE PLAN IS ATTACHED AS APPENDIX I TO THIS DISCLOSURE STATEMENT. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER APPENDICES ANNEXED HERETO AND OTHER DOCUMENTS REFERENCED AS FILED WITH THE COURT BEFORE OR CONCURRENTLY WITH THE FILING OF THIS DISCLOSURE STATEMENT. FURTHERMORE, THE PROJECTED FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN THE SUBJECT OF AN AUDIT. SUBSEQUENT TO THE DATE HEREOF, THERE CAN BE NO ASSURANCE THAT: (A) THE INFORMATION AND REPRESENTATIONS CONTAINED HEREIN WILL CONTINUE TO BE MATERIALLY ACCURATE; OR (B) THE DISCLOSURE STATEMENT CONTAINS ALL MATERIAL INFORMATION.

     THE ONLY CLASSES OF CLAIMS AND INTERESTS IMPAIRED (AS DEFINED IN THE BANKRUPTCY CODE) UNDER THE PLAN AND ENTITLED TO VOTE ON THE PLAN, ARE CLASS 3 SENIOR NOTE CLAIMS, CLASS 5 PBGC CLAIMS AND CLASS 7 OLD COMMON STOCK INTERESTS. CLASS 1 PRIORITY CLAIMS, CLASS 2 CIT CLAIMS, CLASS 4 MISCELLANEOUS SECURED CLAIMS AND CLASS 6 GENERAL UNSECURED CLAIMS ARE UNIMPAIRED, AND HOLDERS OF CLAIMS IN SUCH CLASSES ARE CONCLUSIVELY PRESUMED TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE. CLASS 8 OTHER INTERESTS IS IMPAIRED AND WILL NOT RECEIVE OR RETAIN ANY PROPERTY UNDER THE PLAN AND HOLDERS OF INTERESTS IN CLASS 8 ARE DEEMED NOT TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(g) OF THE BANKRUPTCY CODE.

     HOLDERS OF IMPAIRED CLASS 3 SENIOR NOTE CLAIMS, CLASS 5 PBGC CLAIMS AND CLASS 7 OLD COMMON STOCK INTERESTS ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT, INCLUDING THOSE UNDER "RISK FACTORS," PRIOR TO SUBMITTING BALLOTS OR MASTER BALLOTS VOTING ON THE PLAN. IN MAKING A DECISION TO ACCEPT OR REJECT THE PLAN, EACH HOLDER OF A CLASS 3 SENIOR NOTE CLAIM, CLASS 5 PBGC CLAIM OR CLASS 7 OLD COMMON STOCK INTEREST MUST RELY ON ITS OWN EXAMINATION OF THE DEBTOR AS DESCRIBED IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. IN ADDITION, CONFIRMATION AND CONSUMMATION OF THE PLAN ARE SUBJECT TO CONDITIONS PRECEDENT THAT COULD LEAD TO DELAYS IN CONSUMMATION OF THE PLAN. THERE CAN BE NO ASSURANCE THAT EACH OF THESE CONDITIONS WILL BE SATISFIED OR WAIVED (AS PROVIDED IN THE PLAN) OR THAT THE PLAN WILL BE CONSUMMATED. EVEN AFTER THE EFFECTIVE DATE, DISTRIBUTIONS UNDER THE PLAN MAY BE SUBJECT TO SUBSTANTIAL DELAYS FOR HOLDERS OF CLAIMS AND INTERESTS THAT ARE DISPUTED.

     CLASS 3 (SENIOR NOTE CLAIMS) WILL BE DEEMED TO HAVE ACCEPTED THE PLAN IF THE HOLDERS OF SENIOR NOTE CLAIMS (OTHER THAN ANY HOLDER DESIGNATED UNDER SUBSECTION 1126(e) OF THE BANKRUPTCY CODE) WHO CAST VOTES IN FAVOR OF THE PLAN HOLD AT LEAST TWO-THIRDS IN DOLLAR AMOUNT AND MORE THAN ONE-HALF IN NUMBER OF THE ALLOWED CLAIMS ACTUALLY VOTING IN SUCH CLASS. CLASS 7 (OLD COMMON STOCK INTERESTS) WILL BE DEEMED TO HAVE ACCEPTED THE PLAN IF THE HOLDERS OF OLD COMMON STOCK INTERESTS (OTHER THAN ANY HOLDER DESIGNATED UNDER SUBSECTION 1126(e) OF THE BANKRUPTCY CODE) WHO CAST VOTES IN FAVOR OF THE PLAN HOLD AT LEAST TWO-THIRDS IN AMOUNT OF ALLOWED INTERESTS ACTUALLY VOTING IN SUCH CLASS.

     THE DEBTOR WILL REQUEST THAT THE BANKRUPTCY COURT CONFIRM THE PLAN UNDER BANKRUPTCY CODE SECTION 1129(B). SECTION 1129(B) PERMITS CONFIRMATION OF THE PLAN DESPITE REJECTION BY ONE OR MORE CLASSES IF THE BANKRUPTCY COURT FINDS THAT THE PLAN "DOES NOT DISCRIMINATE UNFAIRLY" AND IS "FAIR AND EQUITABLE" AS TO THE CLASS OR CLASSES THAT DO NOT ACCEPT THE PLAN. BECAUSE CLASS 8 IS DEEMED NOT TO HAVE ACCEPTED THE PLAN, THE DEBTOR WILL REQUEST THAT THE BANKRUPTCY COURT FIND THAT THE PLAN IS FAIR AND EQUITABLE AND DOES NOT DISCRIMINATE UNFAIRLY AS TO CLASS 8 (AND ANY OTHER CLASS THAT FAILS TO ACCEPT THE PLAN). FOR A MORE DETAILED DESCRIPTION OF THE REQUIREMENTS FOR ACCEPTANCE OF THE PLAN AND OF THE CRITERIA FOR CONFIRMATION, SEE SECTION XIII HEREIN, ENTITLED "REQUIREMENTS FOR CONFIRMATION OF PLAN."

     THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY ORDER OF THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION OF A KIND AND IN SUFFICIENT DETAIL TO ENABLE HOLDERS OF CLAIMS AND INTERESTS TO MAKE AN INFORMED JUDGMENT WITH RESPECT TO VOTING TO ACCEPT OR REJECT THE PLAN. HOWEVER, THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE A RECOMMENDATION OR DETERMINATION BY THE BANKRUPTCY COURT WITH RESPECT TO THE MERITS OF THE PLAN.

     NO PARTY IS AUTHORIZED BY THE DEBTOR TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PLAN OR THE NEW COMMON STOCK OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. NO REPRESENTATIONS OR INFORMATION CONCERNING THE DEBTOR, ITS FUTURE BUSINESS OPERATIONS OR THE VALUE OF ITS PROPERTIES HAVE BEEN AUTHORIZED BY THE DEBTOR OTHER THAN AS SET FORTH HEREIN.

     THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NONBANKRUPTCY LAWS. ENTITIES HOLDING OR TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING CLAIMS AGAINST, INTERESTS IN OR SECURITIES OF, THE DEBTOR SHOULD EVALUATE THIS DISCLOSURE STATEMENT ONLY IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED.

     IF THE REQUISITE ACCEPTANCES OF THE PLAN ARE RECEIVED, THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF ALLOWED SENIOR NOTE CLAIMS (AS DEFINED IN THE PLAN), HOLDERS OF ALLOWED PBGC CLAIMS (AS DEFINED IN THE PLAN) AND HOLDERS OF ALLOWED OLD COMMON STOCK INTERESTS (AS DEFINED IN THE PLAN) (INCLUDING THOSE WHO DO NOT SUBMIT BALLOTS OR MASTER BALLOTS TO ACCEPT OR TO REJECT THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY) WILL BE BOUND BY THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY, AND NEITHER SUCH COMMISSION NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

     THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF AND NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY DISTRIBUTION OF PROPERTY HEREUNDER PURSUANT TO THE PLAN WILL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE DEBTOR SINCE THE DATE HEREOF.

     EACH CREDITOR AND EQUITY SECURITY HOLDER OF THE DEBTOR SHOULD CONSULT WITH SUCH CREDITOR'S OR EQUITY SECURITY HOLDER'S LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN, THE PLAN AND THE TRANSACTIONS
CONTEMPLATED THEREBY.

                        I. INTRODUCTION AND SUMMARY

     This Disclosure Statement is being furnished by the Debtor, pursuant to section 1125 of the Bankruptcy Code, in connection with the solicitation of votes to accept or reject the Plan (as it may be altered, amended, modified or supplemented as described herein) from Holders of (i) Senior Notes Claims, (ii) PBGC Claims, and (iii) Old Common Stock Interests. All capitalized terms used in this Disclosure Statement have the meanings ascribed to such terms in the Plan, a copy of which is annexed hereto as Appendix I, except as otherwise indicated. The following introduction and summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement.

A.   THE SOLICITATION

     On December 29, 1998 (the "Filing Date"), the Debtor filed its Plan with the Bankruptcy Court. Simultaneously therewith, the Debtor filed this Disclosure Statement with the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and in connection with the solicitation of votes to accept or reject the Plan (the "Solicitation").

     On February 3, 1999, the Bankruptcy Court determined that this Disclosure Statement contains "adequate information" in accordance with section 1125 of the Bankruptcy Code. Pursuant to section 1125(a)(1) of the Bankruptcy Code, "adequate information" is defined as "information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the debtor and the condition of the debtor's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan . . ." 11 U.S.C. ss. 1125(a)(1).

     THE BANKRUPTCY COURT HAS SCHEDULED A HEARING TO CONSIDER CONFIRMATION OF THE PLAN FOR MARCH 25, 1999 BEFORE THE HONORABLE CORNELIUS BLACKSHEAR, UNITED STATES BANKRUPTCY JUDGE FOR THE SOUTHERN DISTRICT OF NEW YORK, ALEXANDER HAMILTON CUSTOMS HOUSE, ONE BOWLING GREEN, NEW YORK, NEW YORK 10004, AT 2:00 P.M. NEW YORK CITY TIME. THE HEARING MAY BE ADJOURNED FROM TIME TO TIME WITHOUT FURTHER NOTICE OTHER THAN BY ANNOUNCEMENT IN THE BANKRUPTCY COURT ON THE SCHEDULED DATE OF SUCH HEARING. ANY OBJECTIONS TO CONFIRMATION OF THE PLAN MUST BE IN WRITING AND MUST BE FILED WITH THE CLERK OF THE BANKRUPTCY COURT AND SERVED ON THE COUNSEL LISTED BELOW TO ENSURE RECEIPT BY THEM ON OR BEFORE MARCH 15, 1999 AT 4:30 P.M. NEW YORK CITY TIME. COUNSEL ON WHOM OBJECTIONS MUST BE SERVED ARE:

FRIED, FRANK, HARRIS, SHRIVER
  & JACOBSON
ONE NEW YORK PLAZA
NEW YORK, NEW YORK   10004

ATTN:  BRAD ERIC SCHELER, ESQ.                  COUNSEL FOR THE DEBTOR
       LAWRENCE A. FIRST, ESQ.                  AND DEBTOR-IN-POSSESSION

UNITED STATES TRUSTEE FOR THE
SOUTHERN DISTRICT OF NEW YORK
33 WHITEHALL STREET
21ST FLOOR
NEW YORK, NEW YORK   10004

ATTN:  CAROLYN SCHWARTZ, ESQ.                   UNITED STATES TRUSTEE

B.   RECOMMENDATIONS

     THE DEBTOR RECOMMENDS THAT EACH ENTITY ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN. The Debtor believes that:

     1. the Plan provides the best possible result for the Holders of Claims and Interests;

     2. with respect to each Impaired Class of Claims or Interests entitled to vote on the Plan, the distributions under the Plan are not less than the amounts that would be received if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code; and

     3. acceptance of the Plan is in the best interests of Holders of Claims and Interests.

C.   SUMMARY OF CLASSIFICATION AND TREATMENT
     OF CLAIMS AND INTERESTS

     The Plan categorizes into eight Classes the Claims against, and Interests in, the Debtor which will exist on the Filing Date. The Plan also
(i) provides that allowed Administrative Expenses incurred by the Debtor during the Chapter 11 Case will be paid in full in Cash on the later of (a) the Effective Date and (b) the date on which the Bankruptcy Court enters an order allowing such Administrative Expense; provided, however, that allowed Administrative Expenses representing obligations incurred in the ordinary course of business, consistent with past practice, or assumed by the Debtor will be paid in full or performed by the Debtor or Reorganized Salant in the ordinary course of business, consistent with past practice; provided further, however, that allowed Administrative Expenses incurred by the Debtor or Reorganized Salant after the Confirmation Date, including (without limitation) claims for professionals' fees and expenses, will not be subject to application and may be paid by the Debtor or Reorganized Salant, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval; (ii) provides that Allowed Priority Tax Claims will receive (a) Cash payments made in equal annual installments beginning on or before the first anniversary following the Effective Date with the final installment being payable no later than the sixth anniversary of the date of the assessment of such Allowed Priority Tax Claim together with interest on the unpaid balance of such Allowed Priority Tax Claim from the Effective Date calculated at the Market Rate, or (b) such other treatment agreed to by the Holder of such Allowed Priority Tax Claim and the Debtor or Reorganized Salant, as the case may be; and (iii) specifies the manner in which the Claims and Interests in each Class are to be treated.

     The table below provides a summary of the classification and treatment of, and distributions in respect of Claims and Interests in each Class under the Plan. For a more precise explanation, please refer to the discussion in Section V herein, entitled "SUMMARY OF THE PLAN" and to the Plan itself.

           TYPE OF CLAIM
CLASS      OR EQUITY INTEREST          DISTRIBUTION
---------------------------------------------------------------------------
1          PRIORITY CLAIMS             ON THE LATEST OF (I) THE EFFECTIVE
           (UNIMPAIRED)                DATE, (II) THE DATE ON WHICH SUCH
                                       PRIORITY CLAIM BECOMES AN ALLOWED
                                       CLAIM, OR (III) THE DATE ON WHICH
                                       THE DEBTOR AND THE HOLDER OF SUCH
                                       ALLOWED PRIORITY CLAIM OTHERWISE
                                       AGREE, EACH HOLDER OF AN ALLOWED
                                       PRIORITY CLAIM WILL BE ENTITLED TO
                                       RECEIVE CASH IN AN AMOUNT SUFFICIENT
                                       TO RENDER SUCH ALLOWED PRIORITY
                                       CLAIM UNIMPAIRED UNDER SECTION 1124
                                       OF THE BANKRUPTCY CODE.

2          CIT CLAIM                   AT THE ELECTION OF THE DEBTOR PRIOR
           (UNIMPAIRED)                TO THE EFFECTIVE DATE, ON THE
                                       EFFECTIVE DATE OR AS SOON AS
                                       PRACTICABLE THEREAFTER, CIT WILL BE
                                       ENTITLED TO RECEIVE ON ACCOUNT OF
                                       THE ALLOWED CIT CLAIM ONE OF THE
                                       FOLLOWING TREATMENTS: (I) CASH IN AN
                                       AMOUNT SUFFICIENT TO RENDER SUCH
                                       ALLOWED CIT CLAIM UNIMPAIRED UNDER
                                       SECTION 1124 OF THE BANKRUPTCY CODE,
                                       (II) THE ALLOWED CIT CLAIM WILL BE
                                       OTHERWISE RENDERED UNIMPAIRED IN
                                       ACCORDANCE WITH SECTION 1124 OF THE
                                       BANKRUPTCY CODE, OR (III) SUCH OTHER
                                       TREATMENT AS MUTUALLY AGREED TO BY
                                       THE DEBTOR AND CIT.

3          SENIOR NOTE CLAIMS          IF THE PEI EVENT OCCURS ON OR PRIOR
           (IMPAIRED)                  TO THE EFFECTIVE DATE, THEN ON THE
                                       EFFECTIVE DATE OR AS SOON AS
                                       PRACTICABLE THEREAFTER, EACH HOLDER
                                       OF AN ALLOWED SENIOR NOTE CLAIM WILL
                                       BE ENTITLED TO RECEIVE ON ACCOUNT OF
                                       SUCH HOLDER'S ALLOWED SENIOR NOTE
                                       CLAIM SUCH HOLDER'S PRO RATA SHARE
                                       OF 9,500,000 SHARES OF NEW COMMON
                                       STOCK (OR 90.5805738 SHARES OF NEW
                                       COMMON STOCK FOR EACH $1,000
                                       PRINCIPAL FACE AMOUNT OF SENIOR
                                       NOTES HELD BY SUCH HOLDER).

                                       IF THE PEI EVENT DOES NOT OCCUR ON
                                       OR PRIOR TO THE EFFECTIVE DATE, THEN
                                       ON THE EFFECTIVE DATE OR AS SOON AS
                                       PRACTICABLE THEREAFTER, EACH HOLDER
                                       OF AN ALLOWED SENIOR NOTE CLAIM
                                       SHALL BE ENTITLED TO RECEIVE ON
                                       ACCOUNT OF SUCH HOLDER'S ALLOWED
                                       SENIOR NOTE CLAIM SUCH HOLDER'S PRO
                                       RATA SHARE OF (A) 4,000,000 SHARES
                                       OF NEW COMMON STOCK (OR 38.1391890
                                       SHARES OF NEW COMMON STOCK FOR EACH
                                       $1,000 PRINCIPAL AMOUNT OF SENIOR
                                       NOTES HELD BY SUCH HOLDER), AND (B)
                                       THE NEW PIK SENIOR NOTES (OR $877.20
                                       AGGREGATE PRINCIPAL AMOUNT OF NEW
                                       PIK SENIOR NOTES FOR EACH $1,000
                                       PRINCIPAL AMOUNT OF SENIOR NOTES
                                       HELD BY SUCH HOLDER).

4          MISCELLANEOUS SECURED       AT THE ELECTION OF THE DEBTOR PRIOR
           CLAIMS (UNIMPAIRED)         TO THE EFFECTIVE DATE, ON THE
                                       EFFECTIVE DATE OR AS SOON AS
                                       PRACTICABLE THEREAFTER, EACH HOLDER
                                       OF AN ALLOWED MISCELLANEOUS SECURED
                                       CLAIM WILL BE ENTITLED TO RECEIVE ON
                                       ACCOUNT OF SUCH HOLDER'S ALLOWED
                                       MISCELLANEOUS SECURED CLAIM ONE OF
                                       THE FOLLOWING TREATMENTS: (I) THE
                                       LEGAL, EQUITABLE AND CONTRACTUAL
                                       RIGHTS TO WHICH SUCH ALLOWED
                                       MISCELLANEOUS SECURED CLAIM ENTITLES
                                       SUCH HOLDER SHALL REMAIN UNALTERED,
                                       (II) SUCH HOLDER'S ALLOWED
                                       MISCELLANEOUS SECURED CLAIM SHALL BE
                                       REINSTATED AND RENDERED UNIMPAIRED
                                       IN ACCORDANCE WITH SECTION 1124 OF
                                       THE BANKRUPTCY CODE, OR (III) SUCH
                                       OTHER TREATMENT AS MUTUALLY AGREED
                                       TO BY THE DEBTOR AND SUCH HOLDER.

5          PBGC CLAIMS                 ON THE EFFECTIVE DATE, THE HOLDER OF
           (IMPAIRED)                  THE ALLOWED PBGC CLAIMS WILL BE
                                       ENTITLED TO RECEIVE ON ACCOUNT OF
                                       THE ALLOWED PBGC CLAIMS THE
                                       TREATMENT PROVIDED FOR IN THE PBGC
                                       AGREEMENT.

6          GENERAL UNSECURED           AT THE ELECTION OF THE DEBTOR PRIOR
           CLAIMS (UNIMPAIRED)         TO THE EFFECTIVE DATE, ON THE
                                       EFFECTIVE DATE OR AS SOON AS
                                       PRACTICABLE THEREAFTER, EACH HOLDER
                                       OF AN ALLOWED GENERAL UNSECURED
                                       CLAIM THAT HAS NOT BEEN FULLY PAID
                                       OR SATISFIED PRIOR TO THE EFFECTIVE
                                       DATE WILL BE ENTITLED TO RECEIVE ON
                                       ACCOUNT OF SUCH HOLDER'S ALLOWED
                                       GENERAL UNSECURED CLAIM ONE OF THE
                                       FOLLOWING TREATMENTS: (I) THE LEGAL,
                                       EQUITABLE AND CONTRACTUAL RIGHTS TO
                                       WHICH SUCH ALLOWED GENERAL UNSECURED
                                       CLAIM ENTITLES SUCH HOLDER SHALL
                                       REMAIN UNALTERED, (II) SUCH HOLDER'S
                                       ALLOWED GENERAL UNSECURED CLAIM WILL
                                       BE REINSTATED AND RENDERED
                                       UNIMPAIRED UNDER SECTION 1124 OF THE
                                       BANKRUPTCY CODE, OR (III) SUCH OTHER
                                       TREATMENT AS MUTUALLY AGREED TO BY
                                       THE DEBTOR AND SUCH HOLDER.

7          OLD COMMON STOCK            IF THE PEI EVENT OCCURS ON OR PRIOR
           INTERESTS (IMPAIRED)        TO THE EFFECTIVE DATE, THEN ON THE
                                       EFFECTIVE DATE OR AS SOON AS
                                       PRACTICABLE THEREAFTER, EACH HOLDER
                                       OF AN ALLOWED OLD COMMON STOCK
                                       INTEREST WILL BE ENTITLED TO RECEIVE
                                       ON ACCOUNT OF SUCH HOLDER'S ALLOWED
                                       OLD COMMON STOCK INTEREST SUCH
                                       HOLDER'S PRO RATA SHARE OF 500,000
                                       SHARES OF NEW COMMON STOCK.

                                       IF THE PEI EVENT DOES NOT OCCUR ON
                                       OR PRIOR TO THE EFFECTIVE DATE, THEN
                                       ON THE EFFECTIVE DATE OR AS SOON AS
                                       PRACTICABLE THEREAFTER, EACH HOLDER
                                       OF AN ALLOWED OLD COMMON STOCK
                                       INTEREST SHALL BE ENTITLED TO
                                       RECEIVE ON ACCOUNT OF SUCH HOLDER'S
                                       ALLOWED OLD COMMON STOCK INTEREST
                                       SUCH HOLDER'S PRO RATA SHARE OF
                                       6,000,000 SHARES OF NEW COMMON
                                       STOCK.

8          OTHER INTERESTS             ON THE EFFECTIVE DATE, OTHER
           (IMPAIRED)                  INTERESTS WILL BE EXTINGUISHED AND
                                       NO DISTRIBUTIONS WILL BE MADE IN
                                       RESPECT OF SUCH OTHER INTERESTS.
---------------------------------------------------------------------------

     For projected financial information and valuation estimates, see
Section XI herein, entitled "FINANCIAL PROJECTIONS AND ASSUMPTIONS USED."

     For a more detailed description of the foregoing Classes of Claims and Interests, see Section V herein, entitled "SUMMARY OF THE PLAN."

D.   NOTICE TO HOLDERS OF CLAIMS AND INTERESTS

     The Plan provides for, among other things: (i) the issuance and distribution of New Common Stock to Noteholders; and (ii) the issuance and distribution of New Common Stock to Stockholders. In consideration of such distributions, the Senior Notes held by the Noteholders and the Old Common Stock held by the Stockholders will be canceled.

     NONE OF THE SUBSIDIARIES OF THE DEBTOR ARE PARTIES TO THE PLAN, AND WILL THEREFORE CONTINUE TO OPERATE IN THE ORDINARY COURSE OF BUSINESS DURING THE DEBTOR'S CHAPTER 11 CASE. AS SUCH, THE PLAN DOES NOT AFFECT THE CONTINUING AND TIMELY PAYMENT IN FULL OF THE SUBSIDIARIES' OBLIGATIONS TO SUPPLIERS, EMPLOYEES, AND OTHER CREDITORS. IN ADDITION, THE PLAN PROVIDES FOR ALL HOLDERS OF GENERAL UNSECURED CLAIMS AGAINST THE DEBTOR, INCLUDING, WITHOUT LIMITATION, TRADE CREDITORS, TO BE PAID IN FULL IN ACCORDANCE WITH THEIR TERMS, AND SUCH CREDITORS WILL NOT, THEREFORE, BE IMPAIRED BY, AND WILL BE DEEMED TO ACCEPT, THE PLAN, AND THEIR VOTE ON THE PLAN WILL NOT BE SOUGHT.

     Noteholders and Stockholders should read this Disclosure Statement, together with the Plan, the form of Ballot and/or Master Ballot, as applicable, and the applicable Voting Instructions (collectively, the "Solicitation Materials"), in their entirety before voting on the Plan.

     Pursuant to the provisions of the Bankruptcy Code, only Impaired Classes of Claims and Interests are entitled to vote to accept or reject the Plan. The only Classes of Claims impaired under the Plan consists of the Holders of Class 3 Senior Note Claims and the Holder of the Class 5 PBGC Claims. The only Classes of Interests impaired under the Plan consist of the Holders of Class 7 Old Common Stock Interests and Class 8 Other Interests. See Section V herein, entitled "SUMMARY OF THE PLAN" for a description of these Classes. The Debtor is seeking acceptance of the Plan from Holders of Class 3 Senior Note Claims, the Holder of Class 5 PBGC Claims and Holders of Class 7 Old Common Stock Interests. CLASS 1 PRIORITY CLAIMS, CLASS 2 CIT CLAIMS, CLASS 4 MISCELLANEOUS SECURED CLAIMS AND CLASS 6 GENERAL UNSECURED CLAIMS ARE UNIMPAIRED, AND HOLDERS OF CLAIMS IN SUCH CLASSES ARE CONCLUSIVELY PRESUMED TO HAVE ACCEPTED THE PLAN PURSUANT TO
SECTION 1126(f) OF THE BANKRUPTCY CODE. CLASS 8 OTHER INTERESTS ARE IMPAIRED AND DO NOT RECEIVE OR RETAIN ANY PROPERTY UNDER THE PLAN AND HOLDERS OF INTERESTS IN CLASS 8 ARE DEEMED NOT TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(g) OF THE BANKRUPTCY CODE.

     UNLESS OTHERWISE DIRECTED BY THE BANKRUPTCY COURT, ONLY VOTES CAST BY OR AT THE DIRECTION OF BENEFICIAL INTEREST HOLDERS OF SENIOR NOTES AND OLD COMMON STOCK IN ACCORDANCE WITH THE VOTING INSTRUCTIONS WILL BE COUNTED FOR PURPOSES OF VOTING ON THE PLAN. SEE SECTION XV HEREIN, ENTITLED "VOTING AND CONFIRMATION OF THE PLAN."

     The Solicitation will expire at 5:00 p.m., New York City time on March 15, 1999 (the "Voting Deadline"), unless the Voting Deadline is extended or waived by the Debtor. After carefully reviewing this Disclosure Statement, the Plan and the other applicable Solicitation Materials, each Holder of a Senior Note Claim, the Holder of a PBGC Claim and each Holder of an Old Common Stock Interest should vote to accept or reject the Plan in accordance with the Voting Instructions, and return the appropriate Ballot(s) or Master Ballot(s) in accordance with the instructions set forth therein so they are received prior to the Expiration Date. For further information, see Section XV herein, entitled "VOTING AND CONFIRMATION OF THE PLAN."

     This Disclosure Statement is being transmitted only to holders of Impaired Claims against and Impaired Interests in the Debtor who are entitled to vote to accept or reject the Plan.

     WHEN CONFIRMED BY THE BANKRUPTCY COURT, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR, WHETHER OR NOT THEY ARE ENTITLED TO VOTE OR DID VOTE ON THE PLAN AND WHETHER OR NOT THEY RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN. THUS, ALL HOLDERS OF IMPAIRED CLAIMS AGAINST AND IMPAIRED INTERESTS IN THE DEBTOR ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS EXHIBITS CAREFULLY AND IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR TO REJECT THE PLAN. THIS DISCLOSURE STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT THE PLAN, CONSIDERATIONS PERTINENT TO ACCEPTANCE OR REJECTION OF THE PLAN, AND DEVELOPMENTS CONCERNING THE CHAPTER 11 CASE.

     CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS. Except with respect to the projections referenced in Section XI herein, entitled "FINANCIAL PROJECTIONS AND ASSUMPTIONS USED" (the "Projections") and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof. Such events may have a material impact on the information contained in this Disclosure Statement. The Debtor and Reorganized Salant do not intend to update the Projections. Thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtor does not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement shall not under any circumstances imply that the information herein is correct or complete as of any time subsequent to the date hereof.

     EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

     If you did not receive a Ballot in your package of Solicitation Materials and believe that you should have, please contact the Information Agent named below at the address or telephone number set forth in Section XV of this Disclosure Statement entitled "VOTING AND CONFIRMATION OF THE PLAN."

                               II. BACKGROUND

A.   BUSINESS AND PROPERTIES OF THE DEBTOR

     1.   Introduction
          ------------

     Salant is a designer, manufacturer, importer and marketer of a broad line of men's apparel, neckwear and belts and children's sleepwear and underwear. None of the subsidiaries of Salant are debtors under the Bankruptcy Code and, absent a specific order of the Bankruptcy Court, are not subject to the jurisdiction of the Bankruptcy Court. Salant, which was incorporated in Delaware in 1987, is the successor to a business founded in 1893 and incorporated in New York in 1919. Salant, together with its wholly-owned subsidiaries (collectively, the "Company"), designs, manufactures, imports and markets to retailers throughout the United States brand name and private label apparel products primarily in three product categories: (i) menswear; (ii) children's sleepwear and underwear; and
(iii) retail outlet stores, as described below. The Company sells its products to department and specialty stores, national chains, major discounters and mass volume retailers throughout the United States.

     2.   Men's Apparel
          -------------

     The men's apparel business is comprised of the Perry Ellis division and Salant Menswear Group. The Perry Ellis division markets dress shirts, slacks and sportswear under the Perry Ellis, Portfolio By Perry Ellis and Perry Ellis America trademarks. Salant Menswear Group is comprised of the Accessories division, the Bottoms division and all dress shirt businesses other than those selling products bearing the Perry Ellis trademarks. The Accessories division markets neckwear, belts and suspenders under a number of different trademarks, including Portfolio By Perry Ellis, John Henry, Save The Children and Peanuts. The Bottoms division primarily manufactures men's and boys' jeans, principally under the Sears, Roebuck & Co. ("Sears") Canyon River Blues trademark, and men's casual slacks under Sears' Canyon River Blues Khakis trademark. The Salant Menswear Group also markets dress shirts, primarily under the John Henry and Manhattan trademarks.

     In order to effectuate the consummation of the Plan, the Debtor is in the process of selling or otherwise disposing of all of its businesses, other than its Perry Ellis business, during the Chapter 11 Case and, following the Effective Date, intends to operate as a stand-alone Perry Ellis business. As a result, the Debtor intends to sell or otherwise dispose of the Salant Menswear Group during the Chapter 11 Case. See "BACKGROUND AND EVENTS LEADING TO CHAPTER 11 FILING - Sale of Non-Perry Ellis Divisions."

     3.   Children's Sleepwear and Underwear
          ----------------------------------

     The children's sleepwear and underwear business is conducted by the Salant Children's Apparel Group (the "Children's Group"). The Children's Group markets blanket sleepers primarily using a number of well-known licensed cartoon characters created by, among others, Disney and Warner Bros. The Children's Group also markets pajamas under the Oshkosh B'gosh trademark, and sleepwear and underwear under the Joe Boxer trademark. At the end of the first quarter of 1998, the Company determined not to continue with its Joe Boxer sportswear line for Fall 1998. Instead, consistent with the approach that the Joe Boxer Corporation (the Company's licensor of the Joe Boxer trademark) has taken, the Company focused on its core business of underwear and sleepwear.

     As noted above, in order to effectuate the consummation of the Plan, the Debtor is in the process of selling or otherwise disposing of all of its businesses other than its Perry Ellis businesses, during the Chapter 11 Case and, following the Effective Date, intends to operate as a stand-alone Perry Ellis business. As a result, the Debtor intends to sell or otherwise dispose of the Children's Group during the Chapter 11 Case. See "BACKGROUND AND EVENTS LEADING TO CHAPTER 11 FILING - Sale of Non-Perry Ellis Divisions."

     4.   Retail Outlet Stores
          --------------------

     The retail outlet stores business of the Company consists of a chain of factory outlet stores (the "Stores division"), through which it sells products manufactured by the Company and other apparel manufacturers. In December 1997, the Company announced the restructuring of the Stores division, pursuant to which the Company closed all stores other than its Perry Ellis outlet stores. This resulted in the closing of 42 outlet stores. At the end of Fiscal 1997, the Company operated 17 Perry Ellis outlet stores. Commencing with the 1998 fiscal year, as a result of the restructuring of this division, the retail outlet stores were reported as part of the men's apparel segment of the Company.

     5.   Principal Product Lines
          -----------------------

     The following table sets forth, for fiscal years 1995 through 1997, the percentage of the Company's total net sales contributed by each category of product:

                                                        Fiscal Year

                                             1995        1996         1997
                                             ----        ----         ----

Men's Apparel                                86%          83%         82%
Children's Sleepwear and Underwear            8%          11%         12%
Retail Outlet Stores                          6%           6%          6%

     In Fiscal 1997, approximately 17% of the Company's net sales were made to Sears, approximately 11% of the Company's net sales were made to Federated Department Stores, Inc. ("Federated") and approximately 10% of the Company's net sales were made to TJX Corporation ("TJX"). In 1996, approximately 13% of the Company's net sales were made to Sears. In 1996 and 1995, net sales to Federated represented approximately 11% and 12% of the Company's net sales, respectively. In 1995, approximately 11% of the Company's net sales were made to TJX. In 1995, approximately 13% of the Children's Group's net sales were made to Dayton Hudson Corporation.

     No other customer accounted for more than 10% of the net sales of the Company or any of its business segments during 1995, 1996 or 1997.

     The markets in which the Company operates are highly competitive. The Company competes primarily on the basis of brand recognition, quality, fashion, price, customer service and merchandising expertise.

     A significant factor in the marketing of the Company's products is the consumer perception of the trademark or brand name under which those products are marketed. Approximately 76% of the Company's net sales for Fiscal 1997 was attributable to products sold under Company owned or licensed designer trademarks and other internationally recognized brand names and the balance was attributable to products sold under retailers' private labels, including Sears' Canyon River Blues. The following table lists the principal owned or licensed trademarks under which the Company's products were sold in Fiscal 1997 and the product lines associated with those trademarks. Trademarks used under license are indicated with an asterisk; all other listed trademarks are owned by the Company.

Trademark                           Product Lines
---------                           -------------

Disney characters *                 Children's sleepwear and underwear

Dr. Denton                          Children's sleepwear and underwear

Gant *                              Men's dress shirts, neckwear, belts
                                    and suspenders

Joe Boxer *                         Children's sleepwear, underwear and
                                    sportswear; men's neckwear

John Henry                          Men's dress shirts, neckwear, belts,
                                    suspenders and jeans

Looney Tunes characters *           Children's sleepwear

Manhattan                           Men's dress shirts

Oshkosh B'gosh *                    Children's sleepwear

Peanuts *                           Men's dress shirts and neckwear

Perry Ellis *                       Men's sportswear, dress shirts,
                                    neckwear, belts and suspenders

Perry Ellis America *               Men's casual sportswear and jeans

Portfolio By Perry Ellis *          Men's dress slacks, dress shirts,
                                    neckwear, belts and suspenders

Save The Children *                 Men's neckwear and suspenders

Thomson                             Men's casual and dress slacks

Unicef *                            Men's neckwear

     During Fiscal 1997, 44% of the Company's net sales was attributable to products sold under the Perry Ellis, Portfolio By Perry Ellis and Perry Ellis America trademarks; these products are sold through leading department and specialty stores. Products sold to Sears under its exclusive brand Canyon River Blues accounted for 14% of the Company's net sales during Fiscal 1997. No other line of products accounted for more than 10% of the Company's net sales during Fiscal 1997.

     6.   Trademarks Owned by the Company and Related
          Licensing Income
          -------------------------------------------

     Denton Mills, Inc. ("Denton Mills"), a wholly-owned subsidiary of Salant, owns the Dr. Denton Trademark. Frost Bros. Enterprises, Inc. ("Frost Bros."), also a wholly-owned subsidiary of Salant, owns the John Henry trademark. Salant owns the Lady Manhattan, Manhattan and Thomson trademarks. All of the significant brand names owned by the Company have been registered or are pending registration with the United States Patent and Trademark Office.

     The Company has sought to capitalize on the consumer recognition of and interest in its trademarks by licensing various of those trademarks to others. As of the end of Fiscal 1997, licenses were outstanding to approximately 18 licensees to make or sell apparel products and accessories in the United States and to 34 licensees in 30 other countries under the Manhattan, Lady Manhattan, John Henry, and Vera trademarks, which produced royalty income of approximately $5.6 million in Fiscal 1997. Products under license include men's belts, dress shirts, leather accessories, neckwear, optical frames, outerwear, pajamas, robes, scarves, shorts, slacks, socks, sportcoats, sunglasses, suspenders and underwear, and women's blouses and tops, gloves, intimate apparel, lingerie, optical frames, scarves and shirts.

     7.   Trademarks Licensed to the Company
          ----------------------------------

     The name Perry Ellis and related trademarks are licensed to Salant under a series of license agreements with Perry Ellis International, Inc. ("PEI"). The license agreements contain renewal options, which, subject to compliance with certain conditions contained therein, permit the Company to extend the terms of such license agreements. Assuming the exercise by the Company of all available renewal options, the license agreements covering men's apparel and accessories will expire on December 31, 2015. The Company also has rights of first refusal worldwide for certain new licenses granted by PEI for men's apparel and accessories.

     The Company is also a licensee of various trademarks, including certain Disney characters (including Disney Babies, Mickey For Kids, Winnie The Pooh and The Lion King-Simba's Pride), Gant, Joe Boxer, Oshkosh B'gosh, Peanuts, Save The Children, Unicef and certain Warner Bros. characters (including certain Looney Tunes characters, such as Bugs Bunny, Daffy Duck and Porky Pig), for various categories of products under license agreements expiring between 1998 and 2002.

     The agreements under which the Company is licensed to use trademarks owned by others typically provide for royalties at varying percentages of net sales under the licensed trademark, subject to a minimum annual royalty payable irrespective of the level of net sales. The Company anticipates that it should be able to extend, if it so desires, the term of any material licenses when they expire.

     For a further discussion of the effect of the Chapter 11 Case upon the PEI licensing agreements with Salant, see "Background and Events Leading to Chapter 11 Filing - The December Agreement" and "Certain Bankruptcy Considerations - Dependency on Certain Customers and Licensees; Effect of Plan on Licenses."

     8.   Design and Manufacturing
          ------------------------

     Products sold by the Company's various divisions are manufactured to the designs and specifications (including fabric selections) of designers employed by those divisions. In limited cases, the Company's designers may receive input from one or more of the Company's licensors on general themes or color palettes.

     During Fiscal 1997, approximately 12% of the products produced by the Company (measured in units) were manufactured in the United States, with the balance manufactured in foreign countries. Facilities operated by the Company accounted for approximately 75% of its domestic-made products and 37% of its foreign-made products; the balance in each case was attributable to unaffiliated contract manufacturers. In Fiscal 1997, approximately 47% of the Company's foreign production was manufactured in Mexico, approximately 18% was manufactured in Guatemala and approximately 12% was manufactured in the Dominican Republic.

     The Company's foreign sourcing operations are subject to various risks of doing business abroad, including currency fluctuations (although the predominant currency used is the U.S. dollar), quotas and, in certain parts of the world, political instability. Although the Company's operations have not been materially adversely affected by any of such factors to date, any substantial disruption of its relationships with its foreign suppliers could adversely affect its operations. Some of the Company's imported merchandise is subject to United States Customs duties. In addition, bilateral agreements between the major exporting countries and the United States impose quotas, which limit the amounts of certain categories of merchandise that may be imported into the United States. Any material increase in duty levels, material decrease in quota levels or material decrease in available quota allocations could adversely affect the Company's operations.

     9.   Raw Materials
          -------------

     The raw materials used in the Company's manufacturing operations consist principally of finished fabrics made from natural, synthetic and blended fibers. These fabrics and other materials, such as leathers used in the manufacture of various accessories, are purchased from a variety of sources both within and outside the United States. The Company believes that adequate sources of supply at acceptable price levels are available for all such materials. Substantially all of the Company's foreign purchases are denominated in U.S. currency. No single supplier accounted for more than 10% of the Company's raw material purchases during Fiscal 1997. In Fiscal 1997, the Company entered into forward foreign exchange contracts, relating to 80% of its projected 1998 Mexican peso needs, to fix its cost of acquiring pesos and diminish the risk of foreign currency fluctuation.

     10.  Employees
          ---------

     As of the end of Fiscal 1997, the Company employed approximately 3,800 persons, of whom 3,200 were engaged in manufacturing and distribution operations and the remainder were employed in executive, marketing and sales, product design, engineering and purchasing activities and in the operation of the Company's retail outlet stores. Substantially all of the manufacturing employees are covered by collective bargaining agreements with various unions, which expire between 1998 and 2000. The Company believes that its relations with its employees are satisfactory.

     11.  Competition
          -----------

     The apparel industry in the United States is highly competitive and characterized by a relatively small number of multi-line manufacturers (such as the Company) and a larger number of specialty manufacturers. The Company faces substantial competition in its markets from manufacturers in both categories. Many of the Company's competitors have greater financial resources than the Company. The Company seeks to maintain its competitive position in the markets for its branded products on the basis of the strong brand recognition associated with those products and, with respect to all of its products, on the basis of styling, quality, fashion, price and customer service.

     12.  Environmental Regulations
          -------------------------

     Current environmental regulations have not had, and in the opinion of the Company, assuming the continuation of present conditions, are not expected to have a material effect on the business, capital expenditures, earnings or competitive position of the Company.

B.   EXECUTIVE OFFICES; FINANCIAL INFORMATION

     The Debtor's headquarters are located at 1114 Avenue of the Americas, New York, New York 10036 and its telephone number is (212) 221-7500.

     Financial information regarding the Debtor is set forth in Appendices II and III hereto, consisting of the Debtor's Form 10-K for Fiscal Year 1997 and the Debtor's Form 10-Q for the third quarter of fiscal year 1998, which contains unaudited condensed consolidated financial statements for Salant and its subsidiaries (i) at January 3, 1998 and October 3, 1998,
(ii) for the three months ended October 3, 1998 and September 27, 1997, and
(iii) for the nine months ended October 3, 1998 and September 27, 1997.

C.   CAPITAL STRUCTURE OF THE DEBTOR

     1.   Equity
          ------

     The equity portion of Salant's capital structure is comprised of 50,000,000 authorized shares of stock, consisting of 45,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 authorized shares of preferred stock, par value $2.00 per share (the "Series A Preferred Stock").

          Old Common Stock. The Old Common Stock is traded on the New York Stock Exchange (the "NYSE") under the trading symbol SLT. On December 17, 1998 the NYSE advised the Debtor that trading of the Old Common Stock will be suspended prior to the opening of the NYSE on December 30, 1998.

     The NYSE has advised Salant that this action was being taken in view of the fact that Salant has fallen below the NYSE's continued listing criteria relating to: the aggregate market value of all outstanding shares (less than $12 million), together with average net income after taxes for the past three years (less than $600,000); net tangible assets available to common stock (less than $12 million), together with average net income after taxes for the past three years (less than $600,000); and aggregate market value of publicly held shares (less than $8 million). The Debtor will use its best efforts to encourage the development of an alternative trading market for the Old Common Stock.

     The high and low sale prices per share of Old Common Stock (based upon the NYSE composite tape as reported in published financial sources) for each quarter of 1996, 1997 and 1998 are set forth below. Salant did not declare or pay any dividends during such years. The Indenture governing the Senior Notes and the Credit Agreement requires the satisfaction of certain net worth tests prior to the payment of any cash dividends by the Debtor. As of January 3, 1998, Salant was prohibited from paying cash dividends under the most restrictive of these provisions.

         HIGH AND LOW SALE PRICES PER SHARE OF THE OLD COMMON STOCK

       QUARTER                   HIGH                        LOW

       1998
       Third                        5/8                      13/32
       Second                       5/8                       9/16
       First                   $1 13/16                      $ 3/8

       1997
       Fourth                    $3 3/8                    $1 9/16
       Third                          3                    1 15/16
       Second                     4 1/4                      2 7/8
       First                      5 3/8                          3

       1996
       Fourth                    $3 7/8                     $3 1/8
       Third                          4                      2 3/4
       Second                     4 7/8                      3 1/2
       First                      5 3/4                      3 1/8

     On December 17, 1998, the day on which the NYSE advised the Debtor that trading of the Old Common Stock will be suspended prior to the opening of the NYSE on December 30, 1998, the closing market price of the Old Common Stock was 1/8 per share.

          Series A Preferred Stock. Pursuant to its certificate of incorporation, Salant is authorized to issue 5,000,000 shares of Series A Preferred Stock. No shares of Series A Preferred Stock are currently issued and outstanding and, no shares of Series A Preferred Stock will be issued pursuant to the Plan.

     2.   Debt
          ----

     On September 20, 1993, in connection with the 1993 Chapter 11 Plan, Salant consummated an offering of $111.9 million principal amount of 10-1/2% Senior Secured Notes, due December 31, 1998. The Senior Notes were distributed pursuant to the 1993 Chapter 11 Plan. No principal payments have been made on the Senior Notes. None of the subsidiaries of Salant is a guarantor of the Senior Notes. The Senior Notes were issued pursuant to the Indenture, dated as of September 20, 1993, with Bankers Trust Company acting as Indenture Trustee.

     Prior to the Filing Date, the Debtor financed its working and other capital needs through a working capital facility provided by CIT under the Credit Agreement, which provided the Debtor with working capital financing in the form of direct borrowings and letters of credit up to an aggregate of $120 million, subject to an asset-based borrowing formula. As collateral for borrowings under the Credit Agreement, the Debtor granted to CIT a security interest in all of the assets of the Debtor. As of the Filing Date, the Debtor's borrowings under the Credit Agreement totaled approximately $70,547,401, consisting of $46,893,092 aggregate principal amount outstanding under the revolving loan facility, including letters of credit outstanding of approximately $23,654,308.

     In connection with the filing of the Chapter 11 Case, CIT agreed to provide the Debtor with a debtor-in-possession facility, in the form of a general working capital facility, up to an aggregate principal amount of $85 million. See Section II.E.4 herein, entitled "THE CIT DIP FACILITY." In addition, CIT also agreed to provide the Debtor with exit financing, in the form of a syndicated revolving credit facility, up to an aggregate principal amount of $85 million, upon consummation of the Plan. See Section II.E.5 herein, entitled "THE CIT EXIT FACILITY."

D.   THE DEBTOR

     Salant, which was incorporated in Delaware in 1987, is the successor to a business founded in 1893 and incorporated in New York in 1919. Salant is a designer, manufacturer, importer and marketer of a broad line of men's apparel, neckwear and belts and children's sleepwear and underwear. Salant's apparel products are sold under internationally recognized owned and licensed brand names, including Perry Ellis, Manhattan, John Henry and Joe Boxer trademarks, as well as under retailers' private labels. Salant's collection of Perry Ellis menswear, which includes collection sportswear, casual and dress shirts, slacks, jeans, neckwear and belts, is Salant's largest product offering. In Fiscal 1997, products sold under the Perry Ellis, Perry Ellis Portfolio and Perry Ellis America brand names represented 44% of the Debtor's total Fiscal 1997 net sales.

     Salant's merchandise is sold throughout the United States to leading retailers, including Federated Department Stores, Inc., May Company, Dillards Department Stores, Dayton Hudson Corporation, Sears, Roebuck & Co., Wal-Mart and K-Mart. Salant believes its relationships with a wide variety of leading retailers, design expertise, low-cost manufacturing and sourcing relationships allow it to participate in numerous areas of the men's apparel industry.

     As described in more detail above, Salant is currently comprised of three different businesses: (i) the men's apparel business; (ii) the children's sleepwear and underwear business; and (iii) the retail outlet stores business. As noted above, in order to effectuate the consummation of the Plan, the Debtor intends to sell or otherwise dispose of all of its businesses other than its Perry Ellis business, during the Chapter 11 Case and, following the Effective Date, intends to operate as a stand-alone Perry Ellis business.

E.   BACKGROUND AND EVENTS LEADING TO CHAPTER 11 FILING

     On February 22, 1985, Salant Corporation, a New York corporation ("Salant NY"), and its two largest subsidiaries at the time, Thomson Company, Inc. ("Thomson") and Obion Company, Inc. ("Obion"), filed with the Bankruptcy Court separate voluntary petitions for relief under Chapter 11 of the Bankruptcy Code (Case Nos. 85-B-10229 (PBA) through 85-B-10231
(PBA), inclusive). Salant NY's other United States, Canada and Mexico subsidiaries at the time did not seek relief under the Bankruptcy Code or other foreign insolvency laws. On May 19, 1987, the Bankruptcy Court issued an order confirming the Joint Chapter 11 Plan of Salant NY, Thomson and Obion (the "1987 Chapter 11 Plan"). The 1987 Chapter 11 Plan was consummated on June 2, 1987. On June 2, 1987, pursuant to the provisions of the 1987 Chapter 11 Plan, the assets and liabilities of Salant NY, Thomson and Obion and the inactive subsidiaries of Salant NY merged with a wholly-owned subsidiary of Salant NY. Salant is the surviving corporation of such merger.

     On June 27, 1990, Salant and its wholly-owned subsidiary, Denton Mills, Inc. ("Denton Mills") each filed with the Bankruptcy Court a separate voluntary petition for relief under Chapter 11 of the Bankruptcy Code (Case Nos. 90-B-12037(CB) and 90-B-12038 (CB)) (the "1990 Chapter 11
Case"). On July 30, 1993, the Bankruptcy Court issued an order confirming the Third Amended Joint Plan of Reorganization of Salant and Denton Mills (the "1993 Chapter 11 Plan"). The 1993 Chapter 11 Plan was consummated on September 20, 1993. From that date through January 3, 1998, Salant made cash payments of $9.7 million, issued $111.9 million of its 10-1/2% Senior Secured Notes, due December 31, 1998 (the "Senior Notes"), and issued 11.1 million shares of common stock in settlement of claims in the 1990 Chapter 11 Case. Salant has prepetition obligations (estimated, based on its perception of the claims that ultimately will be allowed) to distribute an additional $1.8 million in cash and an additional 206,392 shares of common stock (subject to dilution as a result of the issuance of the New Common Stock under the Plan) in connection with the remaining claims in the 1990 Chapter 11 Case. Provisions for such distributions were made in the consolidated financial statements at the time of emergence from bankruptcy during the year ended January 1, 1994. The process of resolving claims is continuing and, pursuant to the 1993 Chapter 11 Plan, remains under the jurisdiction of the Bankruptcy Court.

     Pursuant to the 1993 Chapter 11 Plan, on September 20, 1993, Salant issued its Senior Notes. While issuance of the Senior Notes facilitated Salant's emergence from Chapter 11, Salant, as a result, was capitalized with a significant amount of long-term debt. In connection with the formulation of the 1993 Chapter 11 Plan, management of Salant believed that, based upon projected operating results, Salant would be able to refinance the Senior Notes prior to their final maturity. The principal amount of the Senior Notes (which is currently in the aggregate amount of $104.879 million), becomes due on December 31, 1998.

     Since emerging from bankruptcy in September 1993, Salant has from time to time explored various strategies regarding its overall business operations and, in particular, various possible transactions that would result in a refinancing of its long-term debt obligations. In this connection, during the period from the beginning of the fiscal year ending January 3, 1998 ("Fiscal 1997") through the Filing Date, Salant has from time to time received indications of interest from various third parties to purchase all or a portion of its businesses or assets. During this period, Salant's refinancing efforts have been significantly hampered by its inconsistent operating results and the fact that investors in the marketplace generally do not look favorably upon investing in highly-leveraged apparel companies.

     In the latter half of Fiscal 1997, Salant, working with its various investment banking firms, its Board of Directors (the "Board") and management, analyzed and assessed its financial situation and explored the availability of capital in both the private and public debt and equity markets for the purpose of recapitalizing. The investment banking firms advised Salant that they did not believe that it could recapitalize by use of the capital markets, in light of Salant's past inconsistent operating performance, together with the reluctance of investors to invest in apparel companies suffering from high debt-to-equity ratios.

     Salant's unfavorable operating results continued throughout the fourth quarter of Fiscal 1997. Net sales for the fourth quarter of Fiscal 1997 were $116.4 million, a 1.1% increase from the comparable quarter in 1996. However, net losses amounted to $5.6 million (as compared to a net income of $6.1 million in 1996), and the loss from continuing operations before interest, income taxes and extraordinary gain was $2.4 million (as compared to $10.6 million of income from continuing operations before interest and income taxes for the same quarter of 1996). These results heightened Salant's concern that absent a restructuring or other extraordinary transaction, it would be difficult for Salant to make the principal payment under its Senior Notes due on December 31, 1998 of $104.879 million.

     Moreover, during the fourth quarter of Fiscal 1997, Salant closed 42 of its retail outlets (representing all retail outlets other than the Perry Ellis outlet stores), determined to close one of its distribution centers, and changed the sourcing of a portion of its Perry Ellis product line. While these changes were essential to streamline Salant by eliminating non-core businesses and correcting operational issues, these actions had a detrimental effect on Salant's earnings and profitability in Fiscal 1997.

     As a result, heading into fiscal year 1998, Salant was concerned that, in light of its inconsistent operating performance and inability to access the capital markets to refinance or retire its indebtedness under the Senior Notes, Salant's ability to maintain the support and confidence of its trade vendors was at risk. In that connection, Salant, in consultation with its financial advisors, decided that it needed to immediately address its high level of indebtedness in order to avoid any permanent adverse effects on its business operations, future productivity and growth potential.

     In addition, as a result of Salant's performance during Fiscal 1997, as of January 3, 1998, Salant failed to meet certain of the financial covenants (the "CIT Financial Covenants") contained in the Revolving Credit, Factoring and Security Agreement, dated as of September 20, 1993, as amended (the "Credit Agreement") between Salant and The CIT Group/Commercial Services, Inc. ("CIT"), its working capital lender. In this connection, Salant reviewed the advisability of making the $5.5 million interest payment on the Senior Notes due and payable on March 2, 1998 with a view towards maximizing liquidity in order to appropriately fund operations during the pendency of the restructuring transactions. Commencing in December 1997, Salant began discussions with CIT, regarding a possible restructuring of Salant's indebtedness under the Senior Notes (including various issues relating to its future ability to meet the CIT Financial Covenants and the March 1998 interest payment on the Senior Notes). Salant believed that, given the potential instability that is associated with any restructuring process, it would be most productive to adopt a strategy to maximize liquidity and thereby protect the total enterprise value of Salant. Salant also concluded that holders of Senior Notes (the "Noteholders") and its equity security holders (the "Stockholders") would best be served by converting the Senior Notes into equity, thus allowing Salant to eliminate a significant portion of its debt and substantially improve its balance sheet.

     1.   The March 2 Letter Agreement
          ----------------------------

     In furtherance of its continuing efforts to deleverage, Salant approached Magten Asset Management Corp. ("Magten"), the beneficial owner, or the investment manager on behalf of the beneficial owners of, approximately $74 million in aggregate principal face amount of the Senior Notes, representing approximately 71% of the aggregate principal amount of all Senior Notes, to discuss the possible terms and conditions of a restructuring of the indebtedness under the Senior Notes, including the Senior Notes held by Magten. In connection with a possible restructuring, Salant agreed to finance the retention of Hebb & Gitlin, a Professional Corporation ("H&G"), as special counsel to Magten, and Allen and Company Incorporated, as financial advisor to H&G. During the months of January and February 1998, Salant continued to actively discuss a restructuring with Magten and Apollo Apparel Partners, L.P. ("Apollo"), the beneficial owner of 5,924,352 shares of the Old Common Stock, representing approximately 39.5% of the issued and outstanding shares. During this period, Salant continued its negotiations with CIT to ensure its support of a restructuring. These efforts culminated in the execution of a letter agreement dated March 2, 1998, as amended by and among Salant, Magten and Apollo (the "March 2 Letter Agreement").

     Pursuant to the March 2 Letter Agreement, the parties agreed, among other things, to support a restructuring on the following terms: (i) the entire $104.879 million outstanding aggregate principal amount of, and all accrued and unpaid interest on, the Senior Notes would be converted into 92.5% of Salant's issued and outstanding new common stock, subject to dilution, and (ii) the Old Common Stock would be converted into 7.5% of Salant's issued and outstanding new common stock, subject to dilution; additionally, Stockholders would receive seven year warrants to purchase up to 10% of Salant's issued and outstanding new common stock, on a fully diluted basis. CIT agreed to support Salant's restructuring efforts under the March 2 Letter Agreement. In furtherance of Salant's restructuring effort, in order to facilitate the consummation of the terms of the March 2 Letter Agreement, on April 22, 1998, Salant filed its Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") to register the securities to be issued in accordance with the March 2 Letter Agreement. Thereafter, Salant filed amendments to the Registration Statement on May 18, 1998, May 26, 1998 and August 31, 1998.

     In furtherance of the March 2 Letter Agreement, during the period of March 1998 thorough the Filing Date, Salant obtained various extensions and forbearance agreements from Magten and CIT related to Salant's failure to pay interest due on the Senior Notes that was due and payable on March 2, 1998 and August 31, 1998.

     After Salant entered into the March 2 Letter Agreement and while it continued to pursue implementation of such agreement, Salant received various proposals from third parties to purchase all or a part of Salant's businesses or assets which if consummated would have provided significantly more value to Noteholders and Stockholders than would otherwise have been achieved under the March 2 Letter Agreement.

     Salant engaged in intense negotiations with certain of such parties regarding a combination transaction. However, by reason of certain market changes which, among other things, caused a reduction in the value of certain of Salant's business units, no such transaction was able to be consummated. Moreover, Salant, together with Magten and Apollo, determined to review their continued pursuit of the transactions contemplated by the March 2 Letter Agreement in light of, among other things, the significant additional time required to consummate such transactions and the occurrence of certain events (including, but not limited to, a reduction in the value of certain of Salant's business units) that caused various assumptions upon which the March 2 Letter Agreement was premised to no longer be true.

     2.   The Plan Negotiations
          ---------------------

     Thereafter, in contemplation of filing the Chapter 11 Case, Salant, Magten and Apollo agreed to pursue a restructuring of Salant pursuant to which all of the Senior Notes would be converted to equity of Reorganized Salant and that provided for Salant to continue to operate after the restructuring as a stand-alone Perry Ellis business. The terms for Salant's restructuring agreed to among the parties prior to the Filing Date form the basis for the Plan. Under the Plan, so long as the PEI Event (as described below) has occurred on or prior to the Confirmation Date, (i) the entire $104.879 million outstanding aggregate principal amount of, and all accrued and unpaid interest on, the Senior Notes would be converted into 95% of Salant's issued and outstanding new common stock, subject to dilution for shares issued under the Stock Award and Incentive Plan and the Restricted Stock Plan, and (ii) the Old Common Stock would be converted into 5% of Salant's issued and outstanding new common stock, subject to dilution for shares issued under the Stock Award and Incentive Plan and the Restricted Stock Plan.

     The parties further agreed that if either of the following (the "PEI Event") does not occur on or prior to the Confirmation Date: (i) the issuance of a Final Order of the Bankruptcy Court approving the assumption of the PEI Licenses by the Debtor and/or Reorganized Salant, as the case may be, and determining that the Debtor's reorganization under the Plan with the treatment provided to Senior Note Claims (Class 3) under Section 6.3(a)(i) of the Plan and the treatment provided to Old Common Stock Interests (Class 7) under Section 6.7(a)(i) of the Plan, and the confirmation and consummation of the Plan (including, but not limited to, the provisions providing such treatment), does not and will not give rise to any rights of PEI under the PEI Licenses based on any "change of control" provision in the PEI Licenses (as that term is defined in the PEI Licenses) or any similar provision, and does not and will not for any reason result in any forfeiture, termination or modification of any rights of Salant existing under the PEI Licenses immediately prior to the Filing Date, or (ii) the execution of an agreement or stipulation by and between PEI and the Debtor and/or Reorganized Salant, as the case may be, to the same effect; then, pursuant to the Plan, (A) Noteholders will instead receive 40% of Salant's issued and outstanding new common stock, subject to dilution for shares issued under the Stock Award and Incentive Plan and the Restricted Stock Plan, plus pay-in-kind notes (the "New PIK Senior Notes") to be issued by Reorganized Salant in the aggregate principal amount of $92 million, with a maturity date on the eighth anniversary, the Effective Date and bearing interest, payable semi-annually in arrears, at the rate of (i) 15% per annum payable in the form of additional New PIK Senior Notes, or
(ii) at the sole option of Reorganized Salant, 12% per annum payable in Cash, and (B) the holders of the Old Common Stock will instead receive 60% of Salant's issued and outstanding new common stock, subject to dilution for shares issued under the Stock Award and Incentive Plan and the Restricted Stock Plan.

     As described in more detail below (see "The CIT DIP Facility" and the "CIT Exit Facility"), CIT has agreed to support Salant's restructuring efforts under the Plan.

     In connection with the negotiations leading up to the formulation of the Plan, Salant, Magten and Apollo agreed that the enterprise value of the company was less than the amount of Salant's outstanding indebtedness and, therefore, no value remained for the Stockholders. However, to reach a consensual agreement and avoid the costs associated with a protracted litigation, the parties agreed to the terms of the Plan described herein.

     On January 29, 1999, Supreme International Corporation and PEI issued a press release, which stated in part that:

          Supreme Internal Corporation and [PEI] today announced that they have reached a definitive agreement under which Supreme International will acquire in cash all of the stock of [PEI] in a transaction valued at approximately $75 million. The transaction is expected to close within 60 days and is subject to various conditions including regulatory approvals such as the Hart-Scott-Rodino Anti-Trust Act.

     The Debtor's management is reviewing with its various constituencies, including Magten and CIT, the impact, if any, that the announced Supreme International Corporation and PEI transaction will have on the restructuring efforts of the Debtor.

     3.   The Waiver and Forbearance Under the CIT Credit
          Agreement and Commitment for New Credit Agreement
          -------------------------------------------------

     As noted above, CIT agreed to support Salant's restructuring efforts under the March 2 Letter Agreement and, in that connection, during the period from March 1998 through the Filing Date, CIT entered into various waivers and forbearance agreements with Salant in respect of its working capital facility. In addition, CIT committed to provide a new working capital facility to Salant upon completion of the restructuring contemplated by the March 2 Letter Agreement.

     As noted above, thereafter Salant, together with Magten and Apollo, determined to review their continued pursuit of the transactions contemplated by the March 2 Letter Agreement. In that connection, and in contemplation of filing the Chapter 11 Case and pursuing the restructuring of Salant pursuant to the Plan, CIT agreed to provide to Salant a debtor-in-possession facility (the "CIT DIP Facility") in the Chapter 11 Case and an exit facility (the "CIT Exit Facility") upon consummation of Salant's restructuring. The terms and conditions of the CIT DIP Facility and Exit Facility are described below.

     4.   The CIT DIP Facility
          --------------------

     As noted above, upon commencement of the Chapter 11 Case, the Debtor filed a motion seeking the authority of the Bankruptcy Court to enter into a revolving credit facility with CIT pursuant to and in accordance with the terms of the Ratification and Amendment Agreement, dated as of December 29, 1998 (the "Amendment") which, together with related documents are referred to herein as the ("CIT DIP Facility"), effective as of the Filing Date, which would replace the Debtor's existing working capital facility under the Credit Agreement. On December 29, 1998, the Bankruptcy Court approved the CIT DIP Facility on an interim basis. After a hearing before the Bankruptcy Court held on January 19, 1999 to consider the final approval of the CIT DIP Facility, the Bankruptcy Court approved the CIT DIP Facility on a final basis.

     The CIT DIP Facility provides for a general working capital facility, in the form of direct borrowings and letters of credit, up to $85 million subject to an asset-based borrowing formula. The CIT DIP Facility consists of an $85 million revolving credit facility, with a $30 million letter of credit subfacility. As collateral for borrowings under the CIT DIP Facility, the Debtor granted to CIT a first priority lien on and security interest in substantially all of the Debtor's assets and those of its subsidiaries, with superpriority administrative claim status over any and all administrative expenses in the Debtor's Chapter 11 Case, subject to a $2,000,000 carve-out for professional fees and the fees of the United States Trustee. The CIT DIP Facility has an initial term of 150 days, subject to renewal, in CIT's discretion, for an additional 90 day period and, thereafter, for an additional 120 day period.

     The CIT DIP Facility also provides, among other things, that the Debtor will be charged an interest rate on direct borrowings of 1.0% in excess of the Reference Rate (as defined in the Credit Agreement). If the Debtor does not consummate the Plan by the end of the initial 150 day term, and CIT elects to renew the CIT DIP Facility for an additional 90 day period, as described above, pursuant to the CIT DIP Facility, the Debtor is required to pay CIT the amount of $250,000 and the interest rate under the CIT DIP Facility will be increased to 1.25% in excess of the Reference Rate. If the Debtor does not consummate the Plan by the end of the first 90 day renewal under the CIT DIP Facility, and CIT elects to renew the CIT DIP Facility for an additional 120 day period, as described above, pursuant to the CIT DIP Facility, the Debtor is required to pay CIT the amount of $250,000 and the interest rate under the CIT DIP Facility will be increased to 1.75% in excess of the Reference Rate. CIT may, in its sole discretion, make loans to the Debtor in excess of the borrowing formula but within the $85,000,000 limit of the revolving credit facility. In addition, the CIT DIP Facility provides that the accounts of the Debtor's non-Perry Ellis business units will be factored by CIT beginning January 1, 1999 on a non-notification basis for the first 150 days and on a notification basis thereafter.

     Pursuant to the terms of the CIT DIP Facility, the Debtor will pay the following fees: (i) a documentary letter of credit fee of 1/8 of 1.0% on issuance and 1/8 of 1/0% on negotiation; (ii) a standby letter of credit fee of 1% per annum plus bank charges; (iii) a factoring commission of 75%; (iv) a collateral management fee of $4,167 per month; and (v) a field exam fee of $750 per day, plus out-of-pocket expenses. In addition, the Debtor will be liable for all of CIT's costs and expenses incurred in connection with the DIP Facility, including attorneys' fees and expenses.

     5.   The CIT Exit Facility
          ---------------------

     As noted above, upon confirmation and consummation of the Plan, the Debtor intends to enter into a syndicated revolving credit facility (the "CIT Exit Facility") with CIT pursuant to and in accordance with the terms of a commitment letter dated December 7, 1998 (the "CIT Commitment Letter"), effective as of the Effective Date of the Plan, which will replace the CIT DIP Facility described above. A copy of the CIT Commitment Letter is attached to this Disclosure Statement at Appendix IV.

     The CIT Exit Facility will provide for a general working capital facility, in the form of direct borrowings and letters of credit, up to $85 million subject to an asset-based borrowing formula. The CIT Exit Facility will consist of a $85 million revolving credit facility, with a $30 million letter of credit subfacility. As collateral for borrowings under the CIT Exit Facility, Reorganized Salant will grant to CIT and a syndicate of lenders to be arranged by CIT (the "Lenders") a first priority lien on and security interest in substantially all of the assets of Reorganized Salant. The CIT Exit Facility will have an initial term commencing on the Effective Date and will expire three years from the Effective Date.

     The CIT Exit Facility will also provide, among other things, that (i) Reorganized Salant will be charged an interest rate on direct borrowings of 50% in excess of the Reference Rate; provided, however, that if Reorganized Salant meets certain mutually agreed upon financial tests based upon opening financial statements, then the interest rate shall be .25% in excess of the Reference Rate or 2.25% in excess of LIBOR (as defined in the Credit Agreement), and (ii) the Lenders may, in their sole discretion, make loans to Reorganized Salant in excess of the borrowing formula but within the $85,000,000 limit of the revolving credit facility.

     Pursuant to the CIT Exit Facility, Reorganized Salant will pay the following fees: (i) a documentary letter of credit fee of 1/8 of 1.0% on issuance and 1/8 of 1.0% on negotiation; (ii) a standby letter of credit fee of 1.0% per annum plus bank charges; (iii) a commitment fee of $325,000; (iv) an unused line fee of .25%; (v) an agency fee of $100,000 (only for the second and third years of the term of the CIT Exit Facility);
(vi) a collateral management fee of $8,333 per month; and (vii) a field exam fee of $750 per day plus out-of-pocket expenses. In addition, Reorganized Salant will be liable for all of the Lenders' costs and expenses incurred in connection with the Facility, including attorneys' fees and expenses, whether or not the Lenders and Reorganized Salant close upon the CIT Exit Facility.

     The execution of the CIT Exit Facility is subject to various conditions, including, but not limited to, satisfaction of the Plan requirements and approval of the financing facility by CIT's Executive Credit Facility. Moreover, Salant is required to consummate the CIT Exit Facility no later than June 30, 1999. There is no assurance that such conditions will be satisfied or that the CIT Exit Facility will be executed.

     6.   Sale of Non-Perry Ellis Divisions
          ---------------------------------

     In order to effectuate the consummation of the Plan, the Debtor is in the process of selling or otherwise disposing of all of its businesses, other than its Perry Ellis business, during the Chapter 11 Case and, following the Effective Date, intends to operate as a stand-alone Perry Ellis Business. In that connection, as described in more detail below, the Bankruptcy Court has established bidding procedures with respect to the Debtor's sales of its non Perry Ellis businesses. The Debtor expects that such sales will be approved pursuant to section 363 of the Bankruptcy Code. As a result, during the Chapter 11 Case, the Debtor is in the process of selling of or otherwise disposing of its two non-Perry Ellis businesses, the Children's Group and the Salant Menswear Group, as well as certain related assets owned by non-debtors wholly owned subsidiaries of Salant. Under the CIT DIP Facility, the proceeds from the sale of these businesses will be paid to CIT and will reduce the outstanding indebtedness under such facility. Upon consummation of the Plan, Reorganized Salant will only consist of the operations and business related to the manufacture, design, import and marketing of Perry Ellis products and the operation of 20 Perry Ellis outlet stores.

          (a)  Sale of the Salant's Non-Perry Ellis Dress Shirt
               Business

     Pursuant to a Purchase and Sale Agreement, dated as of December 28, 1998, (the "Salant Dress Shirt Sale Agreement"), Salant, Frost Bros., and Maquiladora Sur, S.A. de C.V., a Mexican corporation and wholly-owned subsidiary of Salant ("Maquiladora"), agreed to sell to Supreme International Corporation ("Supreme"), all of Salant's right to, title and interest in, certain assets of Salant's non-Perry Ellis dress shirt business. These assets consist of, among other things, (i) all leasehold interests pertaining to Maquiladora's dress shirt facility located in Valle Hermosa, Mexico, (ii) all personal property located at the Valle Hermosa facility and the Debtor's facility in Andalusia, Alabama; (iii) all John Henry and Manhattan dress shirt inventory including all raw material, work-in-progress, and finished goods and (iv) the intellectual property relating to John Henry, Manhattan and Lady Manhattan names. As consideration for the purchase of these assets, pursuant to the Salant Dress Shirt Sale Agreement, Supreme has agreed, among other things, to pay the following amounts: (i) $1 million will be deposited in escrow as a good faith deposit, (ii) the Net Book Value (as defined in the Salant Dress Shirt Sale Agreement) for the purchased inventory (the Debtor estimates that the Net Book Value of the inventory as of December 31, 1998 is $17.855 million) and (iii) $17 million, less the $1 million good faith deposit for all transferred assets other than the inventory. Thus, the Debtor estimates the aggregate purchase price for the assets to be $34.855 million. On January 6, 1999, the Debtor filed a motion seeking (i) approval of the Salant Dress Shirt Sale Agreement and (ii) establishing bidding procedures for solicitation of higher and better bids. The Bankruptcy Court approved the proposed bidding procedures on February 3, 1999. Pursuant to the approved bidding procedures, all bids for Salant's Non-Perry Ellis Dress Shirt Business must be submitted by February 18, 1999. The hearing on approval of the Salant Dress Shirt Sale Agreement is February 24, 1999.

          (b) Sale of Children's Group

     Pursuant to a Purchase and Sale Agreement, dated as of January 14, 1999, (the "Salant Children's Sale Agreement"), Salant, Denton Mills, Inc., a Delaware corporation and wholly-owned subsidiary of Salant, Carrizo Manufacturing Co., S.A. de C.V., a Mexican Corporation and wholly-owned subsidiary of Salant, agreed to sell to Wormser Company ("Wormser"), all of Salant's right to, title and interest in, certain assets of Salant's Children's Group. These assets consist of (i) the Dr. Denton name, (ii) Salant's rights under various licenses, (iii) certain equipment related to the Children's Group and (iv) inventory related to the Dr. Denton name and the licenses. As consideration for the purchase of these assets, pursuant to the Salant Children's Sale Agreement, Wormser has agreed, among other things, to pay the following amounts: (i) the Net Realizable Value (as defined in the Salant Children's Sale Agreement) for the purchased inventory (the Debtor anticipates the Net Realizable Value of the inventory as of the first week of March, 1999 (which is when the Debtor anticipates the closing on the sale to have occurred by) to be $3,283,000), (ii) the liquidation value for the equipment purchased (the liquidation value of the equipment currently being purchased is $1,181,900; the Debtor and Wormser may, however, agree upon the sale of additional equipment prior to the closing of the sale), (iii) $1,750,000 for all transferred assets other than the inventory and the equipment. Thus, the Debtor estimates that the aggregate purchase price for the assets to be $5,214,000. On January 15, 1999, the Debtor filed a motion seeking (i) approval of the Salant Children's Sale Agreement and (ii) establishing bidding procedures for solicitation of higher and better bids. The Bankruptcy Court approved the proposed bidding procedures on January 27, 1999. Pursuant to the approved bidding procedures, all bids for Salant's Children's Group must be submitted by February 11, 1999. The hearing on approval of the Salant Children's Sale Agreement is scheduled for February 17, 1999.

     As set forth above, the Children's Group among other things, markets sleepwear and underwear under the Joe Boxer trademark. The Debtor's rights under its licensed agreement with Joe Boxer Corporation ("Joe Boxer") is not being sold to Wormser under the Salant Children's Sale Agreement. On February 4, 1999, the Debtor filed a motion seeking approval of a settlement agreement with Joe Boxer that provides for the termination of the Debtor's license agreement with Joe Boxer. The hearing on approval of the Settlement Agreement with Joe Boxer is scheduled for February 19, 1999.

          (b) Sale of Salant's Other Non-Perry Ellis Businesses

     Salant has begun the process of marketing for sale the Bottoms Division of its Menswear Group. In addition, Salant intends to begin marketing for sale the Accessories division of its Menswear Group. In addition, the Menswear Group also markets products under the Gant and Sally Dog trademarks pursuant to license agreement with Philip-Van Heusen Corporation ("Van Heusen"). The Debtor's rights under its license agreements with Van Heusen are not being sold to Supreme under the Salant Menswear Sale Agreement. The Debtor and Van Heusen are currently in negotiations regarding the termination of the license agreements. Once the parties reach an agreement, the Debtor will seek approval of any such agreement by the Bankruptcy Court.

                  III. EFFECT OF CONSUMMATION OF THE PLAN

     If confirmed, the Plan will implement a restructuring of the Debtor's businesses by providing for, among other things (i) the issuance of New Common Stock, together with the New PIK Senior Notes if the PEI Event does not occur on or prior to the Effective Date, to the Noteholders in exchange for Senior Notes, and (ii) the issuance of New Common Stock to Stockholders in exchange for Old Common Stock. The Plan also provides that the PBGC Claims will receive treatment in accordance with the terms and conditions of the PBGC Agreement.

     If the Plan is confirmed, all Holders of Senior Note Claims, PBGC Claims and Old Common Stock Interests will be bound by the terms of the Plan, whether or not they have voted to accept the Plan in accordance with the Plan and the Voting Instructions. To be counted, Ballots and Master Ballots to vote to accept or reject the Plan described herein must be submitted in accordance with the voting instructions accompanying the Ballots and Master Ballots (the "Voting Instructions"). See Section XV herein, entitled "VOTING AND CONFIRMATION OF THE PLAN."

A.   DILUTION OF EQUITY INTERESTS

     Under the Plan, each Noteholder of record will be entitled to receive, in full and final satisfaction of such Holder's Allowed Class 3 Senior Note Claim, (i) if the PEI Event occurs on or prior to the Effective Date,
90.5805738 shares of New Common Stock for each $1,000 principal face amount of Senior Notes held by such Holder, or (ii) if the PEI Event does not occur on or prior to the Effective Date, 38.1391890 shares of New Common Stock for each $1,000 principal face amount of Senior Notes held by such Holder, thus in either case enabling such Holder to participate in the economic results and any future growth of Reorganized Salant. The issuance to Noteholders of shares of New Common Stock upon consummation of the Plan will result in significant dilution of the equity interests of the existing holders of Old Common Stock. Following consummation of the Plan, (i) if the PEI Event occurs on or prior to the Effective Date, the 9,500,000 shares of New Common Stock issued directly to Holders of Allowed Class 3 Senior Note Claims pursuant to the Plan will represent 95% of the total issued and outstanding shares of New Common Stock as of the Effective Date, and (ii) if the PEI Event does not occur on or prior to the Effective Date, the 4,000,000 shares of New Common Stock issued directly to the Noteholders pursuant to the Plan will represent 40% of the total issued and outstanding shares of New Common Stock as of the Effective Date (in each case, subject to dilution for shares of New Common Stock issued under the Stock Award and Incentive Plan and the Restricted Stock Plan). See Section V.D. herein, entitled "SUMMARY OF THE PLAN -- SECURITIES TO BE ISSUED AND TRANSFERRED UNDER THE PLAN."

     Under the Plan, each Holder of a Class 7 Old Common Stock Interest will be entitled to receive, in full and final satisfaction of such Holder's Allowed Class 7 Old Common Stock Interest, for each share of Old Common Stock held by such Holder, such Holders' Pro Rata Share of the following: (i) if the PEI Event occurs on or prior to the Effective Date, 500,000 shares of New Common Stock, or (ii) if the PEI Event does not occur on or prior to the Effective Date, 6,000,000 shares of New Common Stock. As of November 13, 1998, there were 14,984,608 shares of Old Common Stock issued and outstanding. Assuming consummation of the Plan, the Stockholders will receive, in exchange for their shares of Old Common Stock, an aggregate of (i) in the event that the PEI Event occurs, 500,000 shares of New Common Stock, constituting 5% of the New Common Stock issued and outstanding immediately after the Effective Date, or (ii) in the event that the PEI Event does not occur, 6,000,000 shares of New Common Stock constituting 60% of the New Common Stock issued and outstanding immediately after the Effective Date (in each case, subject to dilution for shares of New Common Stock issued under the Stock Award and Incentive Plan and the Restricted Stock Plan). As a result, upon consummation of the Plan, the equity interests of the Stockholders represented by the Old Common Stock, as a percentage of the total number of issued and outstanding shares of the New Common Stock, will be significantly diluted from 100% of the Old Common Stock to 5% or 60%, as the case may be, of the New Common Stock (subject to further dilution as a result of the issuance of shares of New Common Stock under the Stock Award and Incentive Plan and the Restricted Stock Plan).

B.   PROVISIONS FOR EMPLOYEES

     Salant intends for salaries, commissions, reimbursable employee expenses and wages, as the case may be, workers' compensation, accrued paid vacation, health-related benefits, severance benefits and similar employee benefits to be unaffected by the Chapter 11 Case. Employee benefit claims that accrue prior to the Filing Date will receive unimpaired treatment under the terms of the Plan. See Section V herein, entitled "SUMMARY OF THE PLAN."

     In order to ensure the continuity of its work force and to further accommodate the unimpaired treatment of employee benefits, Salant sought authorization from the Bankruptcy Court, immediately upon commencement of the Chapter 11 Case (i) to pay accrued and unpaid prepetition wages, commissions, salaries, reimbursable employee expenses, workers' compensation and employee benefits (such as vacation and sick day commitments and medical insurance) and applicable taxes, tax deposits and processing fees in connection therewith and (ii) to direct Salant's banks to honor outstanding payroll and expense checks. Salant also sought authorization from the Bankruptcy Court to reissue, if necessary, post-petition checks to fulfill its obligations to its employees. The Bankruptcy Court has entered an order approving the above-described treatment of employee payroll and benefits on December 29, 1998. Employee claims and benefits not paid or honored, as the case may be, prior to the consummation of the Plan will be paid or honored upon consummation of the Plan or as soon thereafter as such payment or other obligation becomes due or performable. The Debtor also intends, pursuant to the terms and conditions of the Plan, to leave unaltered all other legal, equitable and contractual rights of employees under Salant's employment and severance policies, compensation and benefit plans and all other agreements, contracts and programs applicable to Salant's employees, other than any equity or equity-based incentive plans. See Section V herein, entitled "SUMMARY OF THE PLAN."

                          IV. THE CHAPTER 11 CASE

     On the Filing Date, the Debtor commenced a voluntary Chapter 11 Case. Since the Filing Date, the Debtor has continued to operate as a Debtor-in-Possession subject to the supervision of the Bankruptcy Court in accordance with the Bankruptcy Code. The Debtor is authorized to operate in the ordinary course of business. Transactions out of the ordinary course of business have required Bankruptcy Court approval. In addition, the Bankruptcy Court has supervised the Debtor's employment of attorneys, accountants and other professionals.

     An immediate effect of the filing of the bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against the Debtor and litigation against the Debtor. This injunction remains in effect, unless modified or lifted by order of the Bankruptcy Court, until consummation of a plan of reorganization.

A.   TIMETABLE FOR THE CHAPTER 11 CASE

     Following the Filing Date, the Debtor expects the Chapter 11 Case to proceed on the following estimated timetable. There can be no assurance, however, that the Bankruptcy Court's orders to be entered on or after the Filing Date or actions that may be taken by various parties-in-interest will permit the Chapter 11 Case to proceed as expeditiously as anticipated.

     On the Filing Date, the Debtor filed this Disclosure Statement and the Plan and sought an order that the Disclosure Statement hearing be held as soon as possible. The Bankruptcy Court scheduled the Disclosure Statement hearing for February 3, 1999 at 10:00 a.m. The deadline to object to approval of the Disclosure Statement was January 27, 1999 at 4:30. At the Disclosure Statement hearing, the Bankruptcy Court approved the adequacy of the information contained therein. The Bankruptcy Court has scheduled a hearing on confirmation of the Plan for March 25, 1999 at 2:00 p.m. Objections to the Plan must be filed by 4:30 p.m. New York City time on March 15, 1999.

     Assuming that the Plan is confirmed at the initial Confirmation Hearing, the Plan provides that the Effective Date will be a date which is 11 days after the Confirmation Date, or, if such date is not a Business Day, the next succeeding Business Day, or such earlier date after the Confirmation Date as agreed to in writing between the Debtor and Magten so long as no stay of the Confirmation Order is in effect on such date; provided, however, that if, on or prior to such date, all conditions to the Effective Date set forth in Article Thirteen of the Plan have not been satisfied, or waived, then the Effective Date will be the first Business Day following the day on which all such conditions to the Effective Date have been satisfied or waived.

     Under the foregoing timetable, the Debtor would emerge from the Chapter 11 Case within 90 days after the Filing Date. There can be no assurance, however, that this projected timetable will be achieved.

B.   COMMITTEES

     To facilitate negotiations and otherwise provide for a unified and efficient representation of unsecured creditors and equity interest holders with similar rights and interests, the United States Trustee will generally appoint one or more committees as soon as practicable after the Filing Date, pursuant to section 1102 of the Bankruptcy Code. Ordinarily, one committee will be appointed to represent unsecured creditors, but the United States Trustee may appoint additional committees to represent equity interest holders and/or creditors if deemed necessary to assure adequate representation of creditors or equity interest holders. A creditors' committee will ordinarily consist of those creditors willing to serve who hold the seven largest unsecured claims against the Debtor of those claims to be represented by the committee, or of the members of a prepetition committee if it was fairly chosen and is representative. The fees and expenses of such committees, including those of legal counsel and financial advisors, are paid for from the debtor's estate subject to Bankruptcy Court approval. However, given the prenegotiated nature of the Plan and the unimpaired treatment of unsecured creditors, the United States Trustee may elect not to appoint an unsecured creditors' committee in the Chapter 11 Case.

     Holders of equity interests are not ordinarily represented by an official committee, but such a committee may be appointed if the United States Trustee deems it appropriate or if the Bankruptcy Court determines such an official committee to be necessary to assure the adequate representation of interest holders. Committees appointed by the United States Trustee would be considered parties-in-interest and would have a right to be heard on all matters concerning the Chapter 11 Case, including the confirmation of a plan of reorganization and, additionally, would be entitled to consult with the Debtor concerning the administration of the Chapter 11 Case and perform such other functions and services that would further the interests of those creditors or interest holders they represent.

C.   ACTIONS TAKEN UPON COMMENCEMENT OF CASE

     The Debtor does not expect the Chapter 11 Case to be protracted. To expedite its emergence from Chapter 11 and to facilitate the administration of the Chapter 11 Case, the Debtor sought the relief detailed below, among other relief, from the Bankruptcy Court on the Filing Date.

     1.   Applications to Retain Professionals
          ------------------------------------

     On the Filing Date, the Debtor filed applications to retain the reorganization professionals to assist and advise the Debtor in connection with administration of the Chapter 11 Case, including, among others, (i) Fried, Frank, Harris, Shriver & Jacobson, as counsel to the Debtor, (ii) Conway, Del Genio, Gries & Co., LLP, as financial advisors to the Debtor, and (iii) Deloitte & Touche, LLP, as accountants for the Debtor (collectively, the "Professionals"). The Bankruptcy Court approved the retention and employment of the Professionals by separate orders dated December 29, 1998.

     2.   Motion to Extend Time to File Schedules and Statement
          of Financial Affairs
          -----------------------------------------------------

     Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007 direct that a debtor must prepare and file certain schedules of assets and liabilities, current income and current expenditures, executory contracts and unexpired leases and related information (the "Schedules") and a statement of financial affairs (the "Statement") when a Chapter 11 case is commenced. The purpose of filing the Schedules and the Statement is to provide a debtor's creditors, equity interest holders and other interested parties with sufficient information to make informed decisions regarding the debtor's reorganization. However, a bankruptcy court may extend the time for a debtor to file the Schedules and the Statement pursuant to Bankruptcy Rule 1007. On the Filing Date, the Debtor filed an application requesting that the Bankruptcy Court grant the Debtor an extension of the time to file the Schedules and the Statement until 45 days after the Filing Date. The Bankruptcy Court granted an extension of time to file the Schedules and the Statement until January 28, 1999 pursuant to an order of the Court dated December 29, 1998. On January 28, 1999, the Bankruptcy Court further extended the time within which the Debtor must file its Schedules and Statement for an additional 30 days. Accordingly, the Debtor will file its Schedules and the Statement with the Bankruptcy Court on or before February 28, 1999.

     3.   Motion to Maintain Prepetition Bank Accounts, Use
          Existing Business Forms, Stationary and Checks
          -------------------------------------------------

     Because the Debtor expects the Chapter 11 Case to be pending for less than three months, and because of the administrative hardship that any operating changes would impose upon it, the Debtor sought authority on the Filing Date to continue using its existing bank accounts, and to use existing business forms, stationary and checks. Absent the Bankruptcy Court's authorization of the continued use of its current bank accounts, business forms, stationary and checks, the Debtor's normal business activities would be disrupted, to the detriment of the Debtor's estate and its creditors. The Bankruptcy Court approved the Debtor's request, thereby minimizing the disruption to the Debtor's business while in Chapter 11 and potentially expediting the Debtor's emergence from Chapter 11, pursuant to an order dated December 29, 1998.

     4.   Motion for Authority to Pay Prepetition Employee Wages
          Commissions, Salaries, Reimbursable Employee Expenses,
          Worker's Compensation and Associated Benefits
          ------------------------------------------------------

     In light of the Debtor's belief that any delay in paying prepetition compensation or benefits to its employees would destroy its relationships with employees and irreparably harm employee morale at a time when the dedication, confidence and cooperation of such employees are most critical, the Debtor sought authority to pay, among other things, compensation, reimbursable expenses, workers' compensation and benefits to its employees which were accrued but unpaid as of the Filing Date. Additionally, the Debtor sought an order directing its banks to honor checks drawn prepetition in connection with its employees. The Debtor further sought authority to reissue, if necessary, post-petition checks to its employees. Pursuant to an order dated December 29, 1998, the Bankruptcy Court approved the Debtor's payment of prepetition compensation and benefits to their employees.

     5.   Chapter 11 Financing
          --------------------

     In order to ensure that the Debtor's business operations would continue without interruption during the Chapter 11 Case, the Debtor sought Bankruptcy Court approval to enter into a debtor-in-possession financing arrangement with CIT. See Section II.E.4 above entitled "THE CIT DIP FACILITY," for a description of the terms and conditions of the financing arrangement. The Bankruptcy Court entered an interim order approving the CIT DIP Facility on December 29, 1998. A final order approving the terms and conditions of the CIT DIP Facility was entered on January 20, 1999.

     6.   Motion Restraining and Enjoining Utilities from
          Discontinuing Service
          -----------------------------------------------

     In connection with its ongoing operations, the Debtor obtains electricity, natural gas, water, telephone services, trash removal and other utility services from various utility companies. The Debtor sought an order directing the utility companies not to refuse or discontinue service. If services were disrupted, even for a brief period, irreparable harm could have been caused to the Debtor's efforts to restructure. The Bankruptcy Court entered an interim order requiring the utilities to continue service on December 29, 1998. On January 14, 1999, the Bankruptcy Court entered a final order restraining and enjoining the utilities from altering, refusing or discontinuing Service and declaring that the utilities provide continued and uninterrupted utility services to the Debtor.

     7.   Motion to Pay Custom Duties, Broker Charges, Shipping
          Charges and Related Possessory Liens
          -----------------------------------------------------

     It is essential to the Debtor's efforts to reorganize that the flow of goods into the United States continue uninterrupted. Any failure to pay custom duties, broker charges, shipping charges and related possessory liens will likely result in a refusal by the U.S. Customs Service to clear goods and, in addition, overseas carriers, storage facilities and port authorities may refuse to release goods, thereby hindering the delivery of merchandise to the Debtor and its customers at a critical point in its restructuring pursuant to the Plan. The Debtor filed several motions on the Filing Date to forestall any break in the flow of goods by requesting that it be allowed to pay the appropriate charges described herein. The Bankruptcy Court approved the requested relief pursuant to separate orders dated December 29, 1998.

     8.   Motion for Authority to Pay Sales and Use Taxes
          -----------------------------------------------

     In connection with the Debtor's normal operations of its 20 Perry Ellis outlet stores, the Debtor collects sales and use taxes from its customers on behalf of various state taxing authorities. Salant pays the taxes collected periodically to the appropriate taxing authority. As of the Filing Date, the Debtor held amounts owed to the taxing authorities but not yet scheduled for payment, thus, the Debtor sought authority to pay these funds to the appropriate taxing authority. Pursuant to an order dated December 29, 1998, the Bankruptcy Court approved the Debtor's payment of the taxes to the appropriate taxing authority.

     9.   Deadline for Filing Proofs of Claim
          -----------------------------------

     The Bankruptcy Court, pursuant to an order dated December 29, 1998, required all creditors to file proofs of claim in the Bankruptcy Court by March 12, 1999 (the "Bar Date"). Creditors whose obligations are listed as undisputed, liquidated, noncontingent liabilities on the Debtor's schedules of assets and liabilities are not required to file proofs of claim.

                           V. SUMMARY OF THE PLAN

A.   BRIEF EXPLANATION OF CHAPTER 11

     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders, respectively, who hold substantially similar claims or interests with respect to the distribution of the value of a debtor's assets. In furtherance of these two goals, upon the filing of a petition for relief under Chapter 11, section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against a debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's Chapter 11 case.

     The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the treatment of claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions, and except as provided in the plan itself or the confirmation order, confirmation discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of prepetition equity security holders.

     The following is an overview of certain material provisions of the Plan. The following summaries of the material provisions of the Plan do not purport to be complete and are qualified in their entirety by reference to all the provisions of the Plan, including all exhibits thereto, all documents described therein and the definitions therein of certain terms used below.

B.   GENERAL INFORMATION CONCERNING TREATMENT OF CLAIMS AND
     INTERESTS

     The Plan provides (i) that each Holder of an Allowed Administrative Expense, Allowed Priority Tax Claim, Allowed Priority Claim, or the Allowed CIT Claim will receive payment in full or other treatment as agreed upon by such Holder and the Debtor, and (ii) that the rights of each Holder of an Allowed Miscellaneous Secured Claim or Allowed General Unsecured Claim will remain unaltered or that such Claim will be reinstated or otherwise treated as agreed upon by such Holder and the Debtor. The Plan provides that the PBGC in respect of the Allowed PBGC Claims will receive treatment in accordance with an agreement to be negotiated between the Debtor and the PBGC. In the event that the PEI Event occurs, the Plan provides that Holders of Allowed Senior Note Claims will receive New Common Stock pursuant to Section 6.3(a)(i) of the Plan in exchange for their Allowed Senior Note Claims and that Holders of Allowed Old Common Stock Interests, which will be canceled pursuant to the Plan, will also receive New Common Stock pursuant to Section 6.7(a)(i) of the Plan on account of their Allowed Old Common Stock Interests. In the event that the PEI Event does not occur prior to the Effective Date, the Holders of Allowed Senior Note Claims will receive the treatment provided under Section 6.3(a)(ii) of the Plan and the Holders of Old Common Stock Interests will receive the treatment provided under Section 6.7(a)(ii) of the Plan. See "CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS" in Section V.C. Holders of Other Interests will receive no distribution under the Plan. See "SECURITIES TO BE ISSUED AND TRANSFERRED UNDER THE PLAN" in Section V.D. for a description of the New Common Stock. The Debtor intends that pre-Filing Date Claims of vendors will be paid in full in Cash no later than on the Effective Date or the date after the Effective Date that such payment is due in the ordinary course of business, consistent with past practice.

     To allow the Debtor to complete a financial restructuring in the manner which will maximize its enterprise value, the Debtor is soliciting acceptances of the Plan from Holders of Senior Notes Claims, the PBGC Claims and Old Common Stock Interests. Holders of Other Interests do not receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, the Holders of Other Interests are deemed not to have accepted the Plan, and the acceptance of such Holders will not be solicited. The Debtor presently intends to seek to consummate the Plan and to cause the Effective Date to occur as soon as practicable. In any event, pursuant to the CIT Commitment Letter, the Debtor is required to emerge from Chapter 11 no later than June 30, 1999 in order to be able to consummate the CIT Exit Facility. There can be no assurance, however, as to when the Effective Date will actually occur. Procedures for the distribution of cash and securities pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by Holders of Claims and Interests in certain Classes and that could affect the amount of distributions ultimately received by such Holders, are described in "PROVISIONS COVERING DISTRIBUTIONS" in Section V.H.

     Management of the Debtor believes that the Plan provides treatment for all Classes of Claims and Interests reflecting an appropriate resolution of their Claims and Interests, taking into account the differing nature of such Claims and Interests. The Bankruptcy Court must find, however, that a number of statutory tests are met before it may confirm the Plan. Many of these tests are designed to protect the interests of Holders of Claims or Interests who do not vote to accept the Plan, but who will be bound by the provisions of the Plan if it is confirmed by the Bankruptcy Court. The "cramdown" provisions of section 1129(b) of the Bankruptcy Code, for example, permit confirmation of a Chapter 11 plan of reorganization in certain circumstances even if the plan is not accepted by all impaired classes of claims and interests. See Section XV herein, entitled "VOTING AND CONFIRMATION OF THE PLAN."

     The Debtor will request that the Bankruptcy Court confirm the Plan under Bankruptcy Code section 1129(b). Section 1129(b) permits confirmation of the Plan despite rejection by one or more impaired classes if the Bankruptcy Court finds that the Plan "does not discriminate unfairly" and is "fair and equitable" as to the rejecting class or classes. Because Class 8 is deemed not to have accepted the Plan, the Debtor will request that the Bankruptcy Court find that the Plan is fair and equitable and does not discriminate unfairly as to Class 8 (and any other class that fails to accept the Plan). For a more detailed description of the requirements for acceptance of the Plan and of the criteria for confirmation notwithstanding rejection by certain classes, see Section XIII herein, entitled "REQUIREMENTS FOR CONFIRMATION OF PLAN."

C.   CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

     Section 1123 of the Bankruptcy Code requires that, for purposes of treatment and voting, a Chapter 11 plan divide the different claims against, and equity interests in, the debtor into separate classes based upon their legal nature. In accordance with section 1123 of the Bankruptcy Code, claims of a substantially similar legal nature are usually classified together, as are equity interests which give rise to the same legal rights; the "claims" and "equity interests" themselves, rather than their holders, are classified.

     Under a Chapter 11 plan, the separate classes of claims and equity interests must be designated either as "impaired" or "unimpaired" by the plan. If a class of claims is "impaired," the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan (unless the plan provides for no distribution to the holders, in which case, the holder is deemed to reject the plan), and the right to receive under the Chapter 11 plan property of a value that is not less than the value the Holder would receive if the debtor were liquidated under Chapter 7. Under section 1124 of the Bankruptcy Code, a class of claims or interests is "impaired" unless the plan (i) does not alter the legal, equitable, and contractual rights of the holders or (ii) irrespective of the holders' acceleration rights, cures all defaults (other than those arising from the debtor's insolvency, the commencement of the case, or nonperformance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable, and contractual rights. Typically, this means the holder of an unimpaired claim will receive on the later of the effective date or the date on which amounts owing are due and payable, payment in full, in cash, with postpetition interest to the extent appropriate and provided under the governing agreement (or if there is no agreement, under applicable nonbankruptcy law), and the remainder of the debtor's obligations, if any, will be performed as they come due in accordance with their terms. Thus, other than its right to accelerate the debtor's obligations, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor's case not been commenced.

     As discussed above, section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims of a debtor's creditors and equity interest holders. In compliance therewith, the Plan divides Claims and Interests into eight Classes and sets forth the treatment for each Class. In accordance with section 1123(a), Administrative Expenses and Priority Tax Claims have not been classified. The Debtor also is required, as discussed above, under section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtor into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Classes. The Debtor believes that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122 of the Bankruptcy Code, but it is possible that a Holder of a Claim or Interest may challenge the classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, the Debtor intends, to the extent permitted by the Bankruptcy Court and the Plan, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the Plan acceptances received in this Solicitation for the purpose of obtaining the approval of the reconstituted Class or Classes of which the accepting Holder is ultimately deemed to be a member. Any such reclassification could adversely affect the Class in which such Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan. Furthermore, a reclassification of a Claim or Interest after solicitation of acceptances of the Plan could necessitate a resolicitation of acceptances of the Plan.

     The classification of Claims and Interests and the nature of distributions to Holders of Impaired Claims or Impaired Interests in each Class are summarized below. See "SECURITIES TO BE ISSUED AND TRANSFERRED UNDER THE PLAN" in Section V.D. for a description of the manner in which the number of shares of New Common Stock will be determined and Section IX herein, entitled "RISK FACTORS," for a discussion of various other factors that could materially affect the value of the New Common Stock distributed pursuant to the Plan.

     1.   Unclassified Claims
          -------------------

     The Bankruptcy Code does not require classification of certain priority claims against a debtor. In this Chapter 11 Case, these unclassified claims include Administrative Expenses and Priority Tax Claims. All distributions referred to below that are scheduled for the Effective Date will be made on the Effective Date or as soon as practicable thereafter.

          (a) Administrative Expenses

     Administrative Expenses are the actual and necessary costs and expenses of the Debtor's Chapter 11 Case that are allowed under sections 503(b) and 507 of the Bankruptcy Code. Those expenses will include the postpetition salaries and other employee benefits, postpetition rents, amounts owed to vendors providing goods and services to the Debtor during the Chapter 11 Case, tax obligations incurred after the Filing Date, and certain statutory fees and charges assessed under section 1930 of title 28 of the United States Code. Other Administrative Expenses include the actual, reasonable fees and expenses of the Debtor's advisors and the advisors to any official committees appointed in, and incurred during, the Chapter 11 Case.

     Administrative Expenses representing liabilities incurred in the ordinary course of business, consistent with past practice, by the Debtor or liabilities arising under loans or advances to the Debtor after the Filing Date, whether or not incurred in the ordinary course of business, will be paid by the Debtor in accordance with the terms and conditions of the particular transaction and any related agreements and instruments. All other Allowed Administrative Expenses will be paid, in full, in Cash, on the Effective Date or as soon thereafter as is practicable, or on such other terms as to which the Debtor and the Holder of such Administrative Expense agree.

     The Debtor anticipates that most Administrative Expenses will be paid as they come due during the Chapter 11 Case and that the Administrative Expenses to be paid on the Effective Date of the Plan will, for the most part, comprise the allowed fees and expenses incurred by professionals retained in the case and the costs attendant to the Debtor's assumption of executory contracts and unexpired leases under the Plan. The Debtor estimates that, assuming the Effective Date occurs ninety days after the commencement of the Chapter 11 Case, allowed Administrative Expenses will approximate $85.6 (of which approximately $2.4 is estimated for the fees and expenses of professionals).

     All payments to professionals for compensation and reimbursement of expenses and all payments to reimburse expenses of members of committees will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules relating to the payment of interim and final compensation and expenses. The Bankruptcy Court will review and determine all such requests. In addition to the foregoing, section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees, and other persons making a "substantial contribution" to a Chapter 11 case, and to attorneys for, and other professional advisors to, such persons. Requests for such compensation must be approved by the Bankruptcy Court after notice and a hearing at which the Debtor and other parties-in-interest may participate, and if appropriate, object to the allowance thereof.

     Under the Plan, each Holder of an allowed Administrative Expense will be paid in full in Cash on the later of (i) the Effective Date and (ii) the date on which the Bankruptcy Court enters an order allowing such Administrative Expense; provided, however, that allowed Administrative Expenses representing obligations incurred in the ordinary course of business, consistent with past practice, or assumed by the Debtor shall be paid in full or performed by the Debtor or Reorganized Salant in the ordinary course of business, consistent with past practice; provided further, however, that allowed Administrative Expenses incurred by the Debtor or Reorganized Salant after the Confirmation Date, including (without limitation) claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtor or Reorganized Salant, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval.

          (b) Priority Tax Claims

     Priority Tax Claims essentially consist of unsecured claims by federal and state governmental units for taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes, and employment and withholding taxes. These unsecured claims are given a statutory priority in right of payment. The Debtor estimates that on the Effective Date, the Allowed Priority Tax Claims will aggregate no more than $35,000.

     At the sole option of the Debtor, each Holder of an Allowed Priority Tax Claim shall receive (i) Cash payments made in equal annual installments beginning on or before the first anniversary following the Effective Date with the final installment being payable no later than the sixth anniversary of the date of the assessment of such Allowed Priority Tax Claim, together with interest on the unpaid balance of such Allowed Priority Tax Claim from the Effective Date calculated at the Market Rate; or (ii) such other treatment agreed to by the Holder of such Allowed Priority Tax Claim and the Debtor or Reorganized Salant, as the case may be. The foregoing treatment of Allowed Priority Tax Claims is consistent with the provisions of section 1129(a)(9)(C) of the Bankruptcy Code, and the Holders of Allowed Priority Tax Claims are not entitled to vote on the Plan.

     2.   Classified Claims And Interests
          -------------------------------

          (a) Class 1-Priority Claims

     Class 1 Claims are Unimpaired. Class 1 consists of all Allowed Priority Claims. A Priority Claim is a Claim against Salant for an amount entitled to priority under section 507(a) of the Bankruptcy Code, and does not include any Administrative Expense or Priority Tax Claim. These Priority Claims include, among others: (a) unsecured Claims for accrued employee compensation earned within 90 days prior to the Filing Date, to the extent of $4,300 per employee; and (b) contributions to employee benefit plans arising from services rendered within 180 days prior to the Filing Date, but only for such plans to the extent of (i) the number of employees covered by such plans multiplied by $4,300, less (ii) the aggregate amount paid to such employees under section 507(a)(3) of the Bankruptcy Code, plus the aggregate amount paid by the estate on behalf of such employees to any other employee benefit plan.

     The Plan provides that, on the latest of (i) the Effective Date, (ii) the date on which such Priority Claim becomes an Allowed Priority Claim, or
(iii) the date on which the Debtor and the Holder of such Allowed Priority Claim otherwise agree, each Holder of an Allowed Priority Claim will be entitled to receive Cash in an amount sufficient to render such Allowed Priority Claim Unimpaired under section 1124 of the Bankruptcy Code. Allowed Priority Claims in Class 1 are not Impaired under the Plan and, accordingly, the Holders of Allowed Priority Claims in Class 1 are not entitled to vote for or against the Plan and will be deemed to have accepted the Plan.

          (b) Class 2-CIT Claim

     Class 2 Claims are Unimpaired. Class 2 consists of the CIT Claim. The CIT Claim is any and all Claims in respect of all or any portion of the aggregate outstanding and unpaid amount of principal and interest due and owing under, and subject to the terms and provisions of, the Credit Agreement and any and all related documents, including, without limitation, any and all interest, costs, attorneys' fees and other expenses owed by the Debtor or for which the Debtor may be liable in connection therewith. Under the Plan, at the election of the Debtor prior to the Effective Date, on the Effective Date or as soon as practicable thereafter, CIT will be entitled to receive on account of the Allowed CIT Claim one of the following treatments: (i) CIT will be entitled to receive Cash in an amount sufficient to render such Allowed CIT Claim Unimpaired under section 1124 of the Bankruptcy Code, (ii) the Allowed CIT Claim shall be otherwise rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (iii) such other treatment as mutually agreed to by the Debtor and CIT. The Class 2 CIT Claim is Unimpaired and, accordingly, the Holder of such Claim is not entitled to vote for or against the Plan and will be deemed to have accepted the Plan.

          (c) Class 3-Senior Notes Claims

     Class 3 Claims are Impaired. Class 3 consists of all Senior Note Claims. The Senior Note Claims are any and all Claims in respect of all or any portion of the aggregate outstanding and amount of unpaid principal and interest due and owing under, and subject to the terms and provisions of, the Senior Notes, and any other indebtedness of the Debtor due and owing under the Indenture or the Senior Notes (including, without limitation, any and all interest, costs, attorneys' fees and other expenses owed by the Debtor or for which the Debtor may be liable in connection therewith) and all other Claims against the Debtor, if any, directly or indirectly related to or arising out of the transactions, agreements or instruments upon which the Senior Notes are based. Under the Plan, if the PEI Event occurs on or prior to the Effective Date, then on the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 3 Senior Note Claim will receive, on account of such Holder's Allowed Senior Note Claim, such Holder's Pro Rata Share of 9,500,000 shares of New Common Stock (or
90.5805738 shares of New Common Stock for each $1,000 principal face amount of Senior Notes held by such Holder), which in the aggregate shall represent 95% of the issued and outstanding shares of New Common Stock of Reorganized Salant as of the Effective Date, subject to dilution for shares of New Common Stock issued under the Stock Award Incentive Plan and the Restricted Stock Plan.

     If the PEI Event does not occur on or prior to the Effective Date, then on the Effective Date or and soon as practicable thereafter, each Holder of an Allowed Senior Note Claim will be entitled to receive on account of such Holder's Allowed Senior Note Claim such Holder's Pro Rata Share of (A) 4,000,000 shares of New Common Stock (or 38.1391890 shares of New Common Stock for each $1,000 principal amount of Senior Notes held by such Holder), which in the aggregate shall represent 40% of the issued and outstanding shares of New Common Stock of Reorganized Salant as of the Effective Date, subject to dilution for shares of New Common Stock issued under the Stock Award and Incentive Plan and the Restricted Stock Plan, and
(B) the New PIK Senior Notes (or $877.20 aggregate principal amount of New PIK Senior Notes for each $1,000 principal amount of Senior Notes held by such Holder).

     The aggregate Senior Note Claims in Class 3 shall be deemed Allowed in the aggregate amount of $119,190,277, plus interest in the amount of $30,590 for each day after December 18, 1998, until and including the Filing Date. The Senior Note Claims are not disputed, contingent or unliquidated, and no Holder of a Senior Note Claim or the Indenture Trustee shall be required to file a proof of claim in order for such Claims to be Allowed pursuant to the Plan. Any Claims filed with respect to the Senior Note Claims shall be disallowed as duplicative of the Claim deemed filed and Allowed as provided in Section 6.3(c) of the Plan. The reasonable fees, costs and expenses of the Indenture Trustee as provided for pursuant to the Indenture shall be paid in cash in accordance with Section 14.10 of the Plan. Class 3 Senior Notes Claims are Impaired, and, accordingly, the Holders of such Claims are entitled to vote to accept or reject the Plan.

          (d) Class 4-Miscellaneous Secured Claims

     Class 4 Claims are Unimpaired. Class 4 consists of all Miscellaneous Secured Claims. Miscellaneous Secured Claims are any Claims other than the CIT Claim, the Senior Note Claims or an Administrative Expense, that is a Secured Claim within the meaning of, and to the extent allowable as a secured claim under, section 506 of the Bankruptcy Code. To the extent, if any, that the value of the collateral securing a Class 4 Miscellaneous Secured Claim is less than the amount of such Allowed Miscellaneous Secured Claim, the difference will be treated as a Class 5 General Unsecured Claim.

     Under the Plan, at the election of the Debtor prior to the Effective Date, on the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 4 Miscellaneous Secured Claim will be entitled to receive one of the following treatments: (i) the legal, equitable and contractual rights to which such Allowed Miscellaneous Secured Claim entitles such Holder will remain unaltered, (ii) such Holder's Allowed Miscellaneous Secured Claim will be reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, or (iii) such other treatment as mutually agreed to by the Debtor and such Holder. Class 4 Miscellaneous Secured Claims are Unimpaired and, accordingly, the Holders of such Claims are not entitled to vote for or against the Plan and will be deemed to have accepted the Plan.

          (e) Class 5-PBGC Claims

     Class 5 Claims are Impaired. Class 5 consists of all PBGC Claims. PBGC Claims are any and all Claims of the PBGC.

     The Plan provides that, on the Effective Date, the Holder of the Allowed PBGC Claim will be entitled to receive on account of such Holder's Allowed PBGC Claim, the treatment provided for in the PBGC Agreement. The PBGC Agreement is an agreement to be entered into between the PBGC and Reorganized Salant on or prior to the Effective Date with respect to, among other things, any pension plan liability of the Debtor. The PBGC Agreement, when finalized, will be presented to the Bankruptcy Court for its review and approval after notice to all parties in interest and an opportunity to be heard. Class 5 PBGC Claims are Impaired and, accordingly, the Holder of such Claim is entitled to vote to accept or reject the Plan.

          (f) Class 6-General Unsecured Claims

     Class 6 Claims are Unimpaired. Class 6 consists of all General Unsecured Claims. General Unsecured Claims are any Claims against the Debtor other than the CIT Claim, a Miscellaneous Secured Claim, a Senior Note Claim, a Priority Claim, a Priority Tax Claim, or an Administrative Expense, or any Claim subordinated under section 510(b) of the Bankruptcy Code.

     The Plan provides that, at the election of the Debtor, prior to the Effective Date, on the Effective Date or as soon as practicable thereafter, each Holder of an Allowed General Unsecured Claim will be entitled to receive on account of such Holder's Allowed General Unsecured Claim one of the following treatments: (i) the legal, equitable and contractual rights to which such Allowed General Unsecured Claim entitles such Holder will remain unaltered; (ii) such Holder's Allowed General Unsecured Claim will be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code; or (iii) such other treatment as mutually agreed to by the Debtor and such Holder. Allowed General Unsecured Claims in Class 6 are not Impaired under the Plan and, accordingly, the Holders of General Unsecured Claims in Class 6 will be deemed to have accepted the Plan.

          (g) Class 7-Holders of Old Common Stock Interests

     Class 7 Interests are Impaired. Class 7 consists of all Old Common Stock Interests. Old Common Stock Interests are any Interests evidenced by Old Common Stock or any Claim, if any, relating to Old Common Stock that is subordinated under section 510(b) of the Bankruptcy Code. Under the Plan, if the PEI Event occurs on or prior to the Effective Date, then on the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 7 Old Common Stock Interest will receive on account of such Holder's Allowed Old Common Stock Interest such Holder's Pro Rata Share of 500,000 shares of New Common Stock, which in the aggregate shall represent 5% of the issued and outstanding shares of New Common Stock of Reorganized Salant as of the Effective Date, subject to dilution for shares of New Common Stock issued under the Stock Award and Incentive Plan and the Restricted Stock Plan.

     If the PEI Event does not occur on or prior to the Effective Date, then on the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Old Common Stock Interest shall be entitled to receive on account of such Holder's Allowed Old Common Stock Interest such Holder's Pro Rata Share of 6,000,000 shares of New Common Stock, which in the aggregate shall represent 40% of the issued and outstanding shares of New Common Stock of Reorganized Salant as of the Effective Date, subject to dilution for shares of New Common Stock issued under the Stock Award and Incentive Plan and the Restricted Stock Plan.

     The distributions provided for under the Plan are in full settlement, release and discharge of each Holder's Old Common Stock Interests. Allowed Old Common Stock Interests are Impaired under the Plan and, accordingly, the Holders of Allowed Old Common Stock Interests in Class 7 are entitled to vote to accept or reject the Plan.

          (h) Class 8-Other Interests

     Class 8 Interests are Impaired. Class 8 consists of all Other Interests. Other Interests consist of any equity interests in the Debtor, including, without limitation, any rights, options, warrants, calls, subscriptions or other similar rights or agreements, commitments or outstanding securities obligating the Debtor to issue, transfer or sell any shares of capital stock of the Debtor, but excluding any Old Common Stock Interest. Under the Plan, on the Effective Date, all Other Interests will be extinguished and no distributions will be made in respect of such Other Interests.

     Class 8 Other Interests do not receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, the Holders of Other Interests are deemed not to have accepted the Plan, and the acceptance of such Holders will not be solicited.

     3.   Employee Claims
          ---------------

     Upon commencement of the Chapter 11 Case, the Debtor filed various motions requesting that salaries, commission, reimbursable expenses, wages, as the case may be, workers' compensation, accrued paid vacation, health related benefits, severance benefits and similar employee benefits continue unaffected by the Debtor's Chapter 11 filing. The Bankruptcy Court approved the motions by orders dated December 29, 1998. Employee benefit claims that accrue prior to the Filing Date will receive unimpaired treatment under the terms of the Plan. To ensure the continuity of the Debtor's work force and to further accommodate the unimpaired treatment of employee benefits, the Debtor sought immediate authorization from the Bankruptcy Court (i) to pay accrued and unpaid prepetition wages, commissions, salaries, reimbursable employee expenses, workers' compensation and employee benefits (such as vacation and sick day commitments and medical insurance) and applicable taxes, tax deposits and processing fees in connection therewith, and (ii) to direct the Debtor's banks to honor outstanding payroll and expense checks. The Bankruptcy Court approved all of these measures by orders dated December 29, 1998. Employee claims and benefits not paid or honored, as the case may be, prior to consummation of the Plan will be paid or honored upon consummation of the Plan or as soon as such payment or other obligation becomes due or performable thereafter. The Debtor also intends, pursuant to the Plan, to leave unaltered all other legal, equitable and contractual rights of employees under the Debtor's employment and severance policies, compensation and benefit plans and all other agreements, contracts and programs applicable to their employees, other than the Debtor's existing equity or equity-based plans.

     4.   Potential Claims of Plaintiffs in the Rodriguez-Olvera
          Action
          ------------------------------------------------------

     The Debtor is a defendant in a lawsuit captioned Maria Delores Rodriguez-Olvera, et al. vs. Salant Corp., et al., Case No. 97-07-14605-CV, in the 365th Judicial District Court of Maverick County, Texas (the "Rodriguez-Olvera Action"). The plaintiffs in the Rodriguez-Olvera Action assert personal injury, wrongful death, and survival claims arising out of a bus accident that occurred on June 23, 1997. A bus registered in Mexico, owned by the Debtor's subsidiary Maquiladora Sur, S.A. de C.V. ("Maquiladora"), a Mexican corporation (and driven by a Mexican citizen and resident employed by Maquiladora, carrying Mexican workers from their homes in Mexico to their jobs at Maquiladora), overturned and caught fire in Mexico. Fourteen persons were killed in the accident, and twelve others claim injuries as a result of the accident; the Rodriguez-Olvera plaintiffs seek compensation from the Debtor for those deaths and injuries.

     The Debtor has vigorously defended against the allegations made in the lawsuit. Its defenses include, among other things, that the claims, if any, asserted by the Rodriguez-Olvera plaintiffs exist against Maquiladora, and not the Debtor, and that the Rodriguez-Olvera Action should be tried in the courts of Mexico, and not the United States, under the doctrine of forum non conveniens. The Debtor also contends that the law of Mexico, rather than that of the United States, governs the Rodriguez-Olvera plaintiffs' claims. The Rodriguez-Olvera plaintiffs disagree with the Debtor's positions.

     A motion on behalf of the Debtor to dismiss the Rodriguez-Olvera Action under the doctrine of forum non conveniens was denied by the trial court. The propriety of those rulings is the subject of an action for a writ of mandamus, captioned In Re Salant Corporation, et al., Case No. 4-98-00929-CV (the "Mandamus Action"), in the Court of Appeals for the Fourth District of Texas, at San Antonio (the "Texas Court of Appeals"). The Texas Court of Appeals has stayed further proceedings in the underlying Rodriguez-Olvera action (for reasons apart from any that might result in a stay under federal bankruptcy law) pending the outcome of the Mandamus Action.

     The Debtor is also a defendant in a related declaratory judgment action, captioned Hartford Fire Insurance Company v. Salant Corporation, Index No. 602033/98, in the Supreme Court of the State of New York, County of New York (the "Hartford Action"), relating to the Debtor's insurance coverage for the claims that are the subject of the Rodriguez-Olvera Action. In the Hartford Action, the Debtor's insurers seek a declaratory judgment that the claims asserted in the Rodriguez-Olvera Action are not covered under the policies that the insurers had issued. The Debtor's insurers have nevertheless provided a defense to the Debtor in the Rodriguez-Olvera Action, without prejudice to their positions in the Hartford Action.

     If, as the Debtor contends in the Hartford Action, the Rodriguez-Olvera claims are covered by insurance, the damages sought by the Rodriguez-Olvera plaintiffs nevertheless exceed the face amount of the debtor's liability insurance coverage. Accordingly, it is possible that the damages that would be awarded in the Rodriguez-Olvera Action could exceed available coverage limits. Counsel for the plaintiffs in the Rodriguez-Olvera action has stated that they have offered to settle that lawsuit within the Debtor's insured limits, and that the Debtor's insurance carriers have rejected the Rodriguez-Olvera plaintiffs' settlement offers. Counsel for the Rodriguez-Olvera plaintiffs has further stated that in such event, in his view, Texas law should hold the Debtor's insurers liable for failing to settle the claims within policy limits. The Debtor considers it inappropriate to endorse or dispute that view in this Disclosure Statement, and expresses no position on that view herein.

     If the Rodriguez-Olvera plaintiffs have allowed claims against the Debtor's estate, any such claims will be general unsecured claims, will be Class 6 claims, and, like other Class 6 claims, will not be impaired under the Debtor's Plan. The Debtor believes that to the extent that any claims by the Rodriquez-Olvera plaintiffs are paid by insurance, their claims will thereby be satisfied to that extent. The Rodriquez-Olvera plaintiffs have not expressed agreement with this belief, and may disagree with it, in whole or in part.

D.   SECURITIES TO BE ISSUED AND TRANSFERRED UNDER THE PLAN

     As of the Effective Date, Reorganized Salant will issue the New Common Stock. The New Common Stock will be issued for distribution in accordance with the Plan to Holders of Allowed Class 3 Senior Note Claims and Holders of Allowed Class 7 Old Common Stock Interests.

     1.   The New Common Stock
          --------------------

     In accordance with the Reorganized Salant Certificate of Incorporation, Reorganized Salant will have 50,000,000 authorized shares of stock, consisting of 45,000,000 shares of New Common Stock, par value $1.00 per share, and 5,000,000 authorized shares of Series A Preferred Stock, par value $2.00 per share. Following consummation of the Plan, 10,000,000 shares of New Common Stock will be issued and outstanding, and no shares of preferred stock will be issued and outstanding. If the PEI Event occurs on or prior to the Effective Date, then 9,500,000 shares of New Common Stock will be issued to Noteholders as of immediately after the Effective Date and 500,000 shares of New Common Stock will be issued to Stockholders as of immediately after the Effective Date (not including shares of New Common Stock issuable upon the exercise of stock options granted to the Debtor's employees and directors under the Stock Award and Incentive Plan and the Restricted Stock Plan). If the PEI Event does not occur on or prior to the Effective Date, then 4,000,000 shares of New Common Stock will be issued to Noteholders as of immediately after the Effective Date and 6,000,000 shares of New Common Stock will be issued to Stockholders as of immediately after the Effective Date (in each case, exclusive of shares of New Common Stock issued under the Stock Award and Incentive Plan and the Restricted Stock Plan. All of the New Common Stock issued and outstanding as of the Effective Date will be fully paid and nonassessable.

          (a) Distributions

     Subject to such preferential rights as may be granted by the Board of Reorganized Salant in connection with future issuances of Series A Preferred Stock, holders of shares of New Common Stock will be entitled to receive ratably such dividends as may be declared by the Board of Reorganized Salant in its discretion from funds legally available therefor. The Credit Agreement contains negative covenants that restrict, among other things, the ability of the Debtor to pay dividends and the Debtor believes that the CIT Exit Facility will contain similar restrictions. In the event of a liquidation, dissolution or winding up of the Debtor, the holders of New Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference owed to holders of any preferred stock. Holders of New Common Stock will have no preemptive rights and have no rights to convert their New Common Stock into any other securities.

          (b) Voting

     Subject to any preferential rights of holders of Series A Preferred Stock, holders of shares of New Common Stock will be entitled to one vote per share on all matters to be voted on by stockholders. Matters submitted for stockholder approval require a majority vote of the shares, except where the vote of a greater number is required by the DGCL. Article Sixth of Reorganized Salant's Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of Reorganized Salant must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders. Article Sixth may not be repealed or amended in any respect except with the approval of 67% of the outstanding shares of New Common Stock.

          (c) Election of Directors

     Article Fifth of the Reorganized Salant's Certificate of Incorporation divides the Board into three classes, with each class serving a three year term. Any vacancies in the Board, for any reason, and any directorships resulting from any increase in the number of directors, may be filled only by the affirmative vote of a majority of the Board, although less than a quorum. Article Fifth may not be repealed or amended in any respect except with the approval of 67% of the outstanding shares of New Common Stock and subject to the provisions of any preferred stock outstanding.

          (d) Shares Reserved In Connection with the 1993
              Chapter 11 Plan

     In accordance with the 1993 Chapter 11 Plan, Salant reserved for issuance a certain number of shares of Old Common Stock in order to satisfy certain claims that had been asserted in the 1990 Chapter 11 Case pursuant to the terms and conditions of the 1993 Chapter 11 Plan. As of the date hereof, Salant continues to have 206,392 shares of Old Common Stock reserved for such purpose. Upon the consummation of the Plan, such shares will be canceled and Reorganized Salant intends to reserve for issuance approximately 10,209 shares of New Common Stock for the purpose of settling any remaining claims in the 1990 Chapter 11 Case for which a settlement of stock may be appropriate.

     2.   Market And Trading Information
          ------------------------------

     The Old Common Stock is currently traded on the NYSE and is quoted under the symbol "SLT." On December 17, 1998, the NYSE advised the Debtor that trading of the Debtor's Old Common Stock will be suspended prior to the opening of the NYSE on Wednesday, December 30, 1998. On the date that the NYSE advised the Debtor of the suspension, the closing sale price for the Old Common Stock was $1/8 per share. The Debtor intends to use its best efforts to encourage the development of an alternative trading market for the Old Common Stock.

     3.   The New PIK Senior Notes
          ------------------------

     The New PIK Senior Notes will be issued under the New PIK Senior Note Indenture to the holders of Allowed Class 3 Claims on the Effective Date by Reorganized Salant pursuant to the New PIK Senior Note Indenture, if the PEI Event does not occur on or prior to the Effective Date. The New PIK Senior Notes will be issued in the aggregate principal amount of $92 million and will mature on the eighth anniversary of the Effective Date.

     Interest on the New PIK Senior Notes will be payable semi-annually in arrears at a rate of (i) 15% per annum payable in the form of New PIK Senior Notes or (ii) at the sole option of Reorganized Salant, 12% per annum payable in Cash.

     Reorganized Salant, in its sole discretion, will have the option to repurchase the New PIK Senior Notes, at 100% of the principal amount thereof plus accrued interest thereon to the date of such repurchase.

E.   SOURCES OF CASH TO MAKE PLAN DISTRIBUTIONS

     Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized Salant to make payments pursuant to the Plan will be obtained from the CIT Exit Facility.

F.   EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     1.   Generally
          ---------

     Under section 365 of the Bankruptcy Code, the Debtor has the right, subject to Bankruptcy Court approval, to assume or reject any executory contracts or unexpired leases. If an executory contract or unexpired lease entered into before the Filing Date is rejected by the Debtor, it will be treated as if the Debtor breached such contract or lease on the date immediately preceding the Filing Date, and the other party to the agreement may assert a General Unsecured Claim for damages incurred as a result of the rejection. In the case of rejection of employment agreements and real property leases, damages are subject to certain limitations imposed by sections 365 and 502 of the Bankruptcy Code. See Article Eight of the Plan.

     2.   Assumption and Rejection
          ------------------------

     Pursuant to the Plan, each executory contract or unexpired lease that has not been expressly assumed or rejected with approval by order of the Bankruptcy Court on or prior to the Confirmation Date will, as of the Confirmation Date (subject to the occurrence of the Effective Date), be deemed to have been assumed by the Debtor unless there is then pending before the Bankruptcy Court a motion to reject such unexpired lease or executory contract. Entry of the Confirmation Order by the clerk of the Bankruptcy Court will constitute an order approving such assumptions and rejections, as the case may be, pursuant to section 365(a) of the Bankruptcy Code.

     3.   Deadline for Filing Rejection Damage Claims
          -------------------------------------------

     Pursuant to the Plan, unless otherwise provided by an order of the Bankruptcy Court entered prior to the Confirmation Date, a proof of claim with respect to any Claim against the Debtor arising from the rejection of any executory contract or unexpired lease pursuant to an order of the Bankruptcy Court must be filed with the Bankruptcy Court within the later of (a) the time period established by the Bankruptcy Court in an order of the Bankruptcy Court approving such rejection, or (b) if no such time period is or was established, thirty (30) days from the date of entry of such order of the Bankruptcy Court approving such rejection. Any Entity that fails to file a proof of claim with respect to its Claim arising from such a rejection within the period set forth above will be forever barred from asserting a Claim against the Debtor, Reorganized Salant, or the property or interests in property of the Debtor or Reorganized Salant. All Allowed Claims arising from the rejection of executory contracts or unexpired leases will be classified as a General Unsecured Claim (Class 6) under the Plan.

G.   IMPLEMENTATION OF THIS PLAN

     1.   Vesting of Property
          -------------------

     Except as otherwise provided in the Plan, on the Effective Date, title to all property of the Debtor's estate shall pass to Reorganized Salant free and clear of all Claims, Interests and liens (including, without limitation, all liens securing the Senior Note Claims). Confirmation of the Plan (subject to the occurrence of the Effective Date) will be binding and the Debtor's debts, without in any way limiting the discharge and release provisions contained in Article Twelve of the Plan, will be discharged as provided in section 1141 of the Bankruptcy Code.

     2.   Transactions on Business Days
          -----------------------------

         Pursuant to the Plan, if the Effective Date or any other date on which a transaction may occur under the Plan will occur on a day that is not a Business Day, the transactions contemplated by the Plan to occur on such day will instead occur on the next succeeding Business Day.

     3.   Restated Certificate of Incorporation; Restated By-Laws
          -------------------------------------------------------

     Pursuant to the Plan, on the Effective Date or as soon thereafter as is practicable, Reorganized Salant will file with the Secretary of State of the State of Delaware, in accordance with sections 103 and 303 of the DGCL, the Reorganized Salant Certificate of Incorporation and such certificate will be the certificate of incorporation for Reorganized Salant. Pursuant to the Plan, on the Effective Date, the Reorganized Salant By-Laws will become the by-laws of Reorganized Salant.

     4.   Implementation
          --------------

     Pursuant to the Plan, the Debtor will be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of the Plan. Pursuant to the Plan, on or before the Effective Date, the Debtor may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of the Plan and the other agreements referred to herein. The Debtor or Reorganized Salant, as the case may be, may, and will, execute such documents and take such other actions as are necessary to effectuate the transactions provided for in the Plan.

     5.   Issuance of New Securities
          --------------------------

     Pursuant to the Plan, the issuance and distribution of the New Common Stock by Reorganized Salant is authorized and directed without the need for any further corporate action, under applicable law, regulation, order, rule or otherwise.

     6.   Cancellation of Existing Securities and Agreements
          --------------------------------------------------

     Pursuant to the Plan, on the Effective Date, the Senior Notes, the Old Common Stock, and any rights, options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating the Debtor to issue, transfer, or sell any shares of Old Common Stock or any other capital stock of the Debtor will be canceled. Except for purposes of effectuating the distributions under the Plan, on the Effective Date, the Indenture will be canceled.

     7.   Board of Directors of Reorganized Salant
          ----------------------------------------

     Pursuant to the Plan, on the Effective Date, the operation of Reorganized Salant will become the general responsibility of its Board, subject to, and in accordance with, the Reorganized Salant Certificate of Incorporation and the Reorganized Salant By-Laws. The Reorganized Salant Certificate of Incorporation will provide, among other things, for a classified board of directors with each class of directors serving for a three-year term. The initial Board of Reorganized Salant will consist of the individuals identified on Exhibit D to the Plan. Such directors will be deemed elected or appointed, as the case may be, pursuant to the Confirmation Order, but will not take office and will not be deemed to be elected or appointed until the occurrence of the Effective Date. Those directors not continuing in office will be deemed removed therefrom as of the Effective Date pursuant to the Confirmation Order.

     8.   Employee Benefit Plans
          ----------------------

     Pursuant to the Plan and subject to the occurrence of the Effective Date, all employee benefit plans, policies, and programs of the Debtor, and the Debtor's obligations thereunder, will survive confirmation of the Plan, remain unaffected thereby, and not be discharged. Employee benefit plans, policies, and programs will include, without limitation, all savings plans, retirement pension plans, health care plans, disability plans, severance benefit plans, life, accidental death, and dismemberment insurance plans (to the extent not executory contracts assumed under the Plan), but will exclude all of the Debtor's existing equity or equity-based plans.

     9.   The Stock Award and Incentive Plan
          ----------------------------------

     Pursuant to the Plan, the Stock Award and Incentive Plan will remain in effect after the Effective Date; provided, that, if the Stock Award and Incentive Plan has not previously been approved by the stockholders of the Debtor, the Stock Award and Incentive Plan and any grants made thereunder shall be subject to the subsequent approval of the stockholders of Reorganized Salant.

     10.  The Restricted Stock Plan
          -------------------------

     Pursuant to the Plan, the Restricted Stock Plan will become effective as of the Effective Date. Grants under the Restricted Stock Plan will not be effective until after the Effective Date. In accordance therewith, on the Effective Date, Reorganized Salant will reserve 2% of the New Common Stock on a fully diluted basis (subject to dilution for shares issued under the Stock Award and Incentive Plan) for issuance to employees of Reorganized Salant that may be granted under the Restricted Stock Plan; provided, that, if the PEI Event does not occur on or prior to the Effective Date then the percentage of New Common Stock that is reserved for issuance under the Restricted Stock Plan shall be adjusted so that the amount reserved will equal 2% of the aggregate distribution to be made to Holders of Senior Note Claims (Class 3) under Section 6.3(a)(ii) of the Plan. The Debtor expects that following the Effective Date, shares reserved under the Restricted Stock Plan will be issued to certain members of senior management of Reorganized Salant.

     11.  Survival of Indemnification and Contribution
          Obligations
          --------------------------------------------

     Notwithstanding anything to the contrary contained in the Plan, the obligations of the Debtor to indemnify and/or provide contribution to its present or former directors, officers, agents, employees and representatives, pursuant to the Certificate of Incorporation, By-Laws, applicable statutes or contractual obligations, in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives, based upon any act or omission related to service with, for or on behalf of the Debtor, shall not be discharged or impaired by confirmation or consummation of the Plan but shall survive unaffected by the reorganization contemplated by the Plan and shall be treated as, and deemed to be, Allowed General Unsecured Claims that are Unimpaired pursuant to Section 6.5 of the Plan.

     12.  Listing of New Common Stock; Registration of Securities
          -------------------------------------------------------

     Pursuant to the Plan, Reorganized Salant will use its reasonable best efforts to (i) maintain its status as a reporting company under the Exchange Act and cause, on the Effective Date, the shares of New Common Stock issued hereunder to be listed on the NYSE, or, if Reorganized Salant is unable to have the shares of New Common Stock listed on the NYSE, on another national securities exchange, or, as to the New Common Stock, quoted in the national market system of the National Association of Securities Dealers' Automated Quotation System, (ii) in accordance with the terms of the Registration Rights Agreement, file prior to the Effective Date and have declared effective as soon as possible thereafter a registration statement or registration statements under the Securities Act, for the offering on a continuous or delayed basis in the future of the shares of New Common Stock (the "Shelf Registration"), (iii) cause to be filed with the Commission on the Effective Date an appropriate registration statement under the Exchange Act with respect to the New Common Stock, (iv) keep the Shelf Registration effective for a three-year period, and (v) supplement or make amendments to the Shelf Registration, if required under the Securities Act or by the rules or regulations promulgated thereunder or in accordance with the terms of the Registration Rights Agreement, and have such supplements and amendments declared effective as soon as practicable after filing. In addition, on the Effective Date, Reorganized Salant will enter into the Registration Rights Agreement in the form of Exhibit B attached to the Plan. See Section VI herein, entitled "DESCRIPTION OF REGISTRATION RIGHTS AGREEMENT."

     13.  The Management Employment Agreements
          ------------------------------------

     Pursuant to the Plan, the Management Employment Agreements will become effective as of the Effective Date. Such agreements will supersede all employment, severance, retention, bonus and other agreements with respect to Messrs. Setola and Kahn in effect prior to the Effective Date, including the amended employment agreement to be entered into by and between the Debtor and Mr. Setola during the pendency of the Chapter 11 Case. On the Effective Date, all Claims and Administrative Expenses of Messrs. Setola and Kahn against the Debtor under any employment, severance, retention, bonus and other agreements, if any, between such party and the Debtor will be governed by, and completely satisfied in accordance with, the terms and conditions of each of their Management Employment Agreements.

     14.  Retention and Enforcement of Causes of Action
          ---------------------------------------------

     Pursuant to the Plan and pursuant to section 1123(b)(3) of the Bankruptcy Code, Reorganized Salant will retain and will have the exclusive right, in its discretion, to enforce against any Entity any and all Causes of Action of the Debtor, including all Causes of Action of a trustee and debtor-in-possession under the Bankruptcy Code, other than those released or compromised as part of, or under, the Plan.

H.   PROVISIONS COVERING DISTRIBUTIONS

     1.   Timing of Distributions Under the Plan
          --------------------------------------

     Pursuant to the Plan, except as otherwise provided therein, payments and distributions in respect of Allowed Claims and Allowed Interests which are required by the Plan to be made on the Effective Date will be made by the Debtor, Reorganized Salant or its designee or, in the case of the distributions to the Noteholders, by Reorganized Salant or its designee (with the assistance of the Indenture Trustee, if necessary), on, or as soon as practicable following, the Effective Date. Distributions of New Common Stock to the Noteholders will be made at the addresses of the registered Holders of the Senior Notes last provided in writing to the Indenture Trustee. Distributions of New Common Stock to the Stockholders will be made at the addresses of the holders of record of the Old Common Stock as of the Distribution Record Date.

     2.   Allocation of Consideration
          ---------------------------

     Pursuant to the Plan, the aggregate consideration to be distributed to the Holders of Allowed Claims in each Class under the Plan will be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such Holders and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

     3.   Cash Payments
          -------------

     Pursuant to the Plan, cash payments made pursuant to the Plan will be in U.S. dollars. Cash payments of $1,000,000 or more to be made pursuant to the Plan will, to the extent requested in writing no later than ten days after the Confirmation Date, be made by wire transfer from a domestic bank. Cash payments to foreign creditors may be made, at the option of the Debtor or Reorganized Salant, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to the Plan in the form of checks issued by Reorganized Salant shall be null and void if not cashed within 120 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to Reorganized Salant or its designee as set forth in the Plan.

     4.   Payment of Statutory Fees
          -------------------------

     Pursuant to the Plan, all fees payable to the United States Trustee pursuant to 28 U.S.C. ss. 1930 as determined by the Bankruptcy Court at the Confirmation Hearing will be paid by the Debtor on or before the Effective Date.

     5.   Payment of Interest
          -------------------

     The Plan provides, with respect to General Unsecured Claims, that (unless the claim is reinstated in the manner required under Bankruptcy Code section 1124(2) or the Holder of such a claim agrees to the contrary), the legal, equitable, and contractual rights of the Holders of such claims will not be altered in any way. In other words, the Debtor will meet its obligations to each Holder of an Allowed General Unsecured Claim in exactly the same way that it would do so in the absence of a bankruptcy. For General Unsecured Claims that bear interest by contract or by other nonbankruptcy law, the Debtor intends to pay interest at the same rate that they would bear interest under the applicable contract or other nonbankruptcy law. For General Unsecured Claims that do not bear interest by contract or other nonbankruptcy law, the Debtor intends to pay interest at the "legal rate" -- the rate applicable to federal judgments -- which, on the Filing Date, was 4.513%. In each case the Debtor intends to pay interest from the Filing Date to the Effective Date of the Plan.

     Holders of Interests will in no event receive interest.

     6.   Fractional Securities
          ---------------------

     Pursuant to the Plan, and notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued or transferred, as the case may be, pursuant to the Plan. Reorganized Salant will not distribute any fractional shares of New Common Stock. For purposes of distribution, fractional shares of New Common Stock will be rounded up or down to the nearest share of New Common Stock.

     7.   Withholding of Taxes
          --------------------

     Pursuant to the Plan, Reorganized Salant will withhold from any property distributed under the Plan any property which must be withheld for taxes payable by the Entity entitled to such property to the extent required by applicable law. As a condition to making any distribution under the Plan, Reorganized Salant or its designee, as the case may be, may request that the Holder of any Allowed Claim provide such Holder's taxpayer identification number and such other certification as may be deemed necessary to comply with applicable tax reporting and withholding laws.

     8.   Distribution Record Date
          ------------------------

     Pursuant to the Plan, as of the close of business on the Distribution Record Date, the transfer registers for the Senior Notes and Old Common Stock maintained by the Debtor, or its respective agents, will be closed. Reorganized Salant, and its designees and the Indenture Trustee will have no obligation to recognize the transfer of any Senior Notes or Old Common Stock occurring after the Distribution Record Date and will be entitled for all purposes relating to the Plan to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

     9.   Persons Deemed Holders of Registered Securities
          -----------------------------------------------

     Pursuant to the Plan, except as otherwise provided therein, the Debtor, Reorganized Salant or its designee or, in the case of the Noteholders, the Indenture Trustee, shall be entitled to treat the record holder of a registered security as the Holder of the Claim or Interest in respect thereof for purposes of all notices, payments or other distributions under the Plan unless the Debtor, Reorganized Salant, its designee or the Indenture Trustee, as the case may be, has received written notice specifying the name and address of any new Holder thereof (and the nature and amount of the interest of such new Holder) at least ten (10) Business Days prior to the date of such notice, payment or other distribution. In the event of any dispute regarding the identity of any party entitled to any payment or distribution in respect of any Claim or Interest under the Plan, no payments or distributions will be made in respect of such Claim or Interest until the Bankruptcy Court resolves that dispute pursuant to a Final Order.

     10.  Surrender of Existing Securities
          --------------------------------

     Pursuant to the Plan, as a condition to receiving any distribution under the Plan, each Holder of a Senior Note, Old Common Stock Interest, or other instrument evidencing a Claim or Interest must surrender such Senior Note, Old Common Stock Interest, or other instrument to Reorganized Salant or its designee. The Debtor will appoint and select an agent to effectuate the distribution to the holders of the Class 3 Senior Note Claims. This agent will hold the distribution on behalf of the Indenture Trustee but will be selected and compensated by the Debtor. Any Holder of a Claim or Interest that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized Salant before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder's Claim becomes an Allowed Claim, will be deemed to have forfeited all rights, Claims, and/or Interests and may not participate in any distribution under the Plan.

     11.  Special Procedures for Lost, Stolen, Mutilated or
          Destroyed Instruments
          -------------------------------------------------

     Pursuant to the Plan, in addition to any requirements under the Debtor's Certificates of Incorporation or By-laws, any Holder of a Claim or an Interest evidenced by an Instrument that has been lost, stolen, mutilated or destroyed will be required to, in lieu of surrendering such Instrument, deliver to Reorganized Salant or its designee: (a) evidence satisfactory to Reorganized Salant or its designee, as the case may be, of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by Reorganized Salant or its designee, as the case may be, to hold Reorganized Salant and/or its designee, as applicable, harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Instrument. Upon compliance with the foregoing provision of the Plan, the Holder of a Claim or Interest evidenced by any such lost, stolen, mutilated or destroyed Instrument will, for all purposes under the Plan, be deemed to have surrendered such Instrument.

     12.  Undeliverable or Unclaimed Distributions
          ----------------------------------------

     Pursuant to the Plan, any Entity that is entitled to receive a Cash distribution under the Plan but that fails to cash a check within 120 days of its issuance will be entitled to receive a reissued check from Reorganized Salant for the amount of the original check, without any interest, if such Entity requests Reorganized Salant or its designee to reissue such check and provides Reorganized Salant or its designee, as the case may be, with such documentation as Reorganized Salant or its designee requests to verify that such Entity is entitled to such check, prior to the second anniversary of the Effective Date. If an Entity fails to cash a check within 120 days of its issuance and fails to request reissuance of such check prior to the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder's Claim becomes an Allowed Claim, such Entity will not be entitled to receive any distribution under the Plan. If the distribution to any Holder of an Allowed Claim or Allowed Interest is returned to Reorganized Salant or its designee as undeliverable, no further distributions will be made to such Holder unless and until Reorganized Salant or its designee is notified in writing of such Holder's then-current address. Undeliverable distributions will remain in the possession of Reorganized Salant or its designee pursuant to the Plan until such time as a distribution becomes deliverable. All claims for undeliverable distributions will have to be made on or before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder's Claim or Interest becomes an Allowed Claim or Allowed Interest. After such date, all unclaimed property will revert to Reorganized Salant and the claim of any Holder or successor to such Holder with respect to such property will be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

I.   PROCEDURES FOR RESOLVING DISPUTED CLAIMS

     1.   Objections to Claims
          --------------------

     Pursuant to the Plan, only the Debtor and Reorganized Salant will have the authority to file objections to Claims after the Effective Date. Subject to an order of the Bankruptcy Court providing otherwise, Reorganized Salant may object to a Claim by filing an objection with the Bankruptcy Court and serving such objection upon the Holder of such Claim not later than one hundred and twenty (120) days after the Effective Date or one hundred and twenty (120) days after the filing of the proof of such Claim, whichever is later, or such other date determined by the Bankruptcy Court upon motion to the Bankruptcy Court without further notice or hearing. Notwithstanding the foregoing, neither the Debtor nor Reorganized Salant shall object to the allowance of the Senior Note Claims as described in Section 6.3(c) of the Plan.

     2.   Procedure
          ---------

     Pursuant to the Plan, unless otherwise ordered by the Bankruptcy Court or agreed to by written stipulation of the Debtor or Reorganized Salant, or until an objection thereto by the Debtor or by Reorganized Salant is withdrawn, the Debtor or Reorganized Salant will litigate the merits of each Disputed Claim until determined by a Final Order; provided, however, that, (a) prior to the Effective Date, the Debtor, subject to the approval of the Bankruptcy Court, and (b) after the Effective Date, Reorganized Salant, subject to the approval of the Bankruptcy Court, may compromise and settle any objection to any Claim.

     3.   Payments and Distributions With Respect to
          Disputed Claims
          ------------------------------------------

     Pursuant to the Plan, no payments or distributions will be made in respect of a Disputed Claim until such Disputed Claim becomes an Allowed Claim.

     4.   Timing of Payments and Distributions With
          Respect to Disputed Claims
          -----------------------------------------

     Pursuant to the Plan, and subject to the provisions of the Plan, payments and distributions with respect to each Disputed Claim that becomes an Allowed Claim that would have otherwise been made had the Disputed Claim been an Allowed Claim on the Effective Date will be made within thirty (30) days after the date that such Disputed Claim becomes an Allowed Claim. Holders of Disputed Claims that become Allowed Claims will be bound, obligated and governed in all respects by the provisions of the Plan.

     5.   Individual Holder Proofs of Interest
          ------------------------------------

     Pursuant to the Plan, individual Holders of Allowed Old Common Stock Interests are not required to file proofs of such Interests unless they disagree with the number of shares set forth on the Debtor's stock register.

J.   DISCHARGE, INJUNCTION, RELEASES AND SETTLEMENTS OF CLAIMS

     1.   Discharge of All Claims and Interests and Releases
          --------------------------------------------------

     Pursuant to the Plan and except as otherwise specifically provided by the Plan, the confirmation of the Plan (subject to the occurrence of the Effective Date) will discharge and release the Debtor, Reorganized Salant, their successors and assigns and their respective assets and properties from any debt, charge, Cause of Action, liability, encumbrances, security interest, Claim, Interest, or other cause of action of any kind, nature or description (including, but not limited to, any claim of successor liability) that arose before the Confirmation Date, and any debt of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not a proof of Claim is filed or is deemed filed, whether or not such Claim is Allowed, and whether or not the Holder of such Claim has accepted the Plan.

     Furthermore, except as otherwise specifically provided by the Plan, the distributions and rights that are provided in the Plan to Class 3, Class 5 and Class 7 will be in complete satisfaction, discharge and release, effective as of the Effective Date (i) of all Claims and Causes of Action against, liabilities of, liens on, charges, encumbrances, security interests, obligations of and Interests in the Debtor, Reorganized Salant, or the direct or indirect assets and properties of the Debtor or Reorganized Salant, whether known or unknown, and (ii) all Causes of Action, whether known or unknown, either directly or derivatively through the Debtor or Reorganized Salant, against successors and assigns of the Debtor, present and former Affiliates of the Debtor, and its partners, directors, officers, agents, attorneys, advisors, financial advisors, investment bankers, independent accountants, employees of the Debtor and its Affiliates and any Affiliate of any of the foregoing, and Magten, and its attorneys, advisors, and financial advisors, based on the same subject matter as any Claim or Interest, or based on any act or omission, transaction or other activity or security, instrument or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date that was or could have been the subject of any Claim or Interest, in each case regardless of whether a proof of Claim or Interest was filed, whether or not Allowed and whether or not the Holder of the Claim or Interest has voted to accept or reject the Plan.

     In addition, except as otherwise specifically provided by the Plan, any Holder of a Claim in Class 3, Class 5 or Class 7 accepting any distribution pursuant to the Plan will be presumed conclusively to have released the Debtor, Reorganized Salant, successors and assigns of the Debtor, the present and former Affiliates of the Debtor, directors, officers, agents, attorneys, independent accountants, advisors, financial advisors, investment bankers and employees of the Debtor and its Affiliates, and any Entity claimed to be liable derivatively through any of the foregoing, from any Cause of Action based on the same subject matter as the Claim on which the distribution is received. The release described in the preceding sentence shall be enforceable as a matter of contract against any Entity that accepts any distribution pursuant to the Plan.

     All injunctions or stays entered in the Chapter 11 Case and existing immediately prior to the Confirmation Date will remain in full force and effect until the Effective Date.

     2.   Injunction
          ----------

     Pursuant to the Plan, the satisfaction, release and discharge provisions of the Plan, will act as an injunction against any Entity commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim or Cause of Action satisfied, released or discharged under the Plan. The injunction, discharge and releases provisions of the Plan will apply regardless of whether or not a proof of Claim or Interest based on any Claim, debt, liability or Interests is filed or whether or not a Claim or Interest based on such Claim, debt, liability or Interest is Allowed, or whether or not such Entity voted to accept or reject the Plan.

     3.   Exculpation
          -----------

     Pursuant to the Plan, in consideration of the distributions under the Plan, upon the Effective Date, each Holder of a Claim or Interest will be deemed to have released the Debtor and its directors, officers, agents, attorneys, independent accountants, advisors, financial advisors, investment bankers and employees (as applicable) employed by the Debtor from and after the Filing Date and Magten and its attorneys, advisors, and financial advisors employed by Magten from and after the Filing Date, from any and all Causes of Action (other than the right to enforce the Debtor's obligations under the Plan and the right to pursue a Claim based on any willful misconduct) arising out of actions or omissions during the administration of the Debtor's estate.

     4.   Guaranties and Claims of Subordination
          --------------------------------------

          (a) Guaranties

     Pursuant to the Plan, the classification and the manner of satisfying all Claims under the Plan takes into consideration the possible existence of any alleged guaranties by the Debtor of obligations of any Entity or Entities, and that the Debtor may be a joint obligor with another Entity or Entities with respect to the same obligation. All Claims against the Debtor based upon any such guaranties will be satisfied, discharged and released in the manner provided in the Plan and the Holders of Claims will be entitled to only one distribution with respect to any given obligation of the Debtor.

          (b) Claims of Subordination

     Pursuant to the Plan, except as expressly provided for in the Plan, to the fullest extent permitted by applicable law, all Claims against and Interests in the Debtor, and all rights and Claims between or among Holders of Claims and Interests relating in any manner whatsoever to Claims against or Interests in the Debtor, based on any contractual, legal or equitable subordination rights, will be terminated on the Effective Date and discharged in the manner provided in the Plan, and all such Claims, Interests and rights so based and all such contractual, legal and equitable subordination rights to which any Entity may be entitled will be irrevocably waived by the acceptance by such Entity (or, unless the Confirmation Order provides otherwise, the Class of which such Entity is a member) of the Plan or of any distribution pursuant to the Plan. Except as otherwise provided in the Plan and to the fullest extent permitted by applicable law, the rights afforded and the distributions that are made in respect of any Claims or Interests hereunder will not be subject to levy, garnishment, attachment or like legal process by any Holder of a Claim or Interest by reason of any contractual, legal or equitable subordination rights, so that, notwithstanding any such contractual, legal or equitable subordination, each Holder of a Claim or Interest will have and receive the benefit of the rights and distributions set forth in the Plan.

     Pursuant to the Plan, and pursuant to Bankruptcy Rule 9019 and any applicable state law and as consideration for the distributions and other benefits provided under the Plan, the provisions regarding Claims of subordination of the Plan will constitute a good faith compromise and settlement of any Causes of Action relating to the matters described in such provisions of the Plan which could be brought by any Holder of a Claim or Interest against or involving another Holder of a Claim or Interest, which compromise and settlement is in the best interests of Holders of Claims and Interests and is fair, equitable and reasonable. This settlement will be approved by the Bankruptcy Court as a settlement of all such Causes of Action. Entry of the Confirmation Order will constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state law, including, without limitation, the laws of the States of New York and Delaware, given and made after due notice and opportunity for hearing, and will bar any such Cause of Action by any Holder of a Claim or Interest against or involving another Holder of a Claim or Interest.

K.   CONDITIONS PRECEDENT TO CONFIRMATION ORDER AND
     EFFECTIVE DATE

     1.   Conditions Precedent to Entry of the Confirmation Order
          -------------------------------------------------------

     Pursuant to the Plan, the following condition must occur and be satisfied or waived in accordance with the Plan on or before the Confirmation Date for the Plan to be confirmed on the Confirmation Date: the Confirmation Order is in form and substance reasonably acceptable to the Debtor, Magten and Apollo.

     2.   Conditions Precedent to the Effective Date
          ------------------------------------------

     Pursuant to the Plan, the following conditions must occur and be satisfied or waived by the Debtor on or before the Effective Date for the Plan to become effective on the Effective Date.

          1.   Final Order. The Confirmation Order will have become a Final
               Order;

          2. Working Capital Facility. Reorganized Salant will have executed an agreement for a working capital facility on terms reasonably satisfactory to Apollo and Magten;

          3. Certificate of Incorporation. The Reorganized Salant Certificate of Incorporation, in the form of Exhibit E to the Plan, will have been filed with the Secretary of State of the State of Delaware, in accordance with Sections 103 and 303 of the DGCL;

          4. PBGC Agreement. The PBGC and Reorganized Salant will have entered into the PBGC Agreement and the PBGC Agreement will have been approved by the Bankruptcy Court and consummated; and

          5. Authorizations, Consents and Approvals. All authorizations, consents and regulatory approvals required (if any) in connection with the Plan's effectiveness will have been obtained.

     3.   Waiver of Conditions
          --------------------

     Pursuant to the Plan, with the prior written consent (which consent will not be unreasonably withheld) of Magten and Apollo, but not otherwise, the Debtor may waive one or more of the conditions precedent to the confirmation or effectiveness of the Plan set forth in the Plan.

     4.   Effect of Failure of Conditions
          -------------------------------

     Pursuant to the Plan, if all the conditions to effectiveness and the occurrence of the Effective Date have not been satisfied or duly waived on or before the first Business Day that is more than 179 days after the date the Bankruptcy Court enters an order confirming the Plan, or by such later date as is proposed and approved, after notice and a hearing, by the Bankruptcy Court, then upon motion by the Debtor or any party in interest made before the time that all of the conditions have been satisfied or duly waived, the order confirming the Plan may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the order confirming the Plan shall not be vacated if each of the conditions to consummation is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the order confirming the Plan is vacated pursuant to the foregoing provision of the Plan, the Plan will be null and void in all respects, and nothing contained in the Plan will (a) constitute a waiver or release of any claims against or equity interests in the Debtor or (b) prejudice in any manner the rights of the Holder of any claim or equity interest in the Debtor.

L.   MISCELLANEOUS PROVISIONS

     1.   Bankruptcy Court to Retain Jurisdiction
          ---------------------------------------

     Pursuant to the Plan, the business and assets of the Debtor will remain subject to the jurisdiction of the Bankruptcy Court until the Effective Date. From and after the Effective Date, the Bankruptcy Court will retain and have exclusive jurisdiction of all matters arising out of, and related to the Chapter 11 Case or the Plan pursuant to, and for purposes of, subsection 105(a) and section 1142 of the Bankruptcy Code and for, among other things, the following purposes: (a) to determine any and all disputes relating to Claims and Interests and the allowance and amount thereof; (b) to determine any and all disputes among creditors with respect to their Claims; (c) to consider and allow any and all applications for compensation for professional services rendered and disbursements incurred in connection therewith; (d) to determine any and all applications, motions, adversary proceedings and contested or litigated matters pending on the Effective Date and arising in or related to the Chapter 11 Case or this Plan; (e) to remedy any defect or omission or reconcile any inconsistency in the Confirmation Order; (f) to enforce the provisions of the Plan relating to the distributions to be made hereunder; (g) to issue such orders, consistent with section 1142 of the Bankruptcy Code, as may be necessary to effectuate the consummation and full and complete implementation of the Plan; (h) to enforce and interpret any provisions of the Plan; (i) to determine such other matters as may be set forth in the Confirmation Order or that may arise in connection with the implementation of the Plan; (j) to determine the amounts allowable as compensation or reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code; (k) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan and the Related Documents; (l) to hear and determine any issue for which the Plan or any Related Document requires a Final Order of the Bankruptcy Court; (m) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code; (n) to hear and determine any issue related to the composition of the initial Board of Reorganized Salant; (o) to hear any other matter not inconsistent with the Bankruptcy Code; and (p) to enter a Final Decree closing the Chapter 11 Case.

     2.   Binding Effect of this Plan
          ---------------------------

     Pursuant to the Plan, the provisions of the Plan will be binding upon and inure to the benefit of the Debtor, Reorganized Salant, Magten, Apollo, any Holder of a Claim or Interest, their respective predecessors, successors, assigns, agents, officers, managers and directors and any other Entity affected by the Plan.

     3.   Nonvoting Stock
          ---------------

     Pursuant to the Plan, and in accordance with section 1123(a)(6) of the Bankruptcy Code, the Reorganized Salant Certificate of Incorporation will contain a provision prohibiting the issuance of nonvoting equity securities by Reorganized Salant for a period of one year following the Effective Date.

     4.   Authorization of Corporate Action
          ---------------------------------

     Pursuant to the Plan, the entry of the Confirmation Order will constitute a direction and authorization to and of the Debtor and Reorganized Salant to take or cause to be taken any action necessary or appropriate to consummate the provisions of the Plan and the Related Documents prior to and through the Effective Date (including, without limitation, the filing of the Reorganized Salant Certificate of Incorporation), and all such actions taken or caused to be taken will be deemed to have been authorized and approved by the Bankruptcy Code.

     5.   Retiree Benefits
          ----------------

     Pursuant to the Plan, on and after the Effective Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, Reorganized Salant will continue to pay all retiree benefits (if any), as the term "retiree benefits" is defined in section 1114(a) of the Bankruptcy Code, maintained or established by the Debtor prior to the Confirmation Date.

     6.   Withdrawal of the Plan
          ----------------------

     Pursuant to the Plan, the Debtor reserves the right, at any time prior to the entry of the Confirmation Order, to revoke or withdraw the Plan. If the Debtor revokes or withdraws the Plan, if the Confirmation Date does not occur, or if the Effective Date does not occur then (i) the Plan will be deemed null and void and (ii) the Plan will be of no effect and will be deemed vacated, and the Chapter 11 Case will continue as if the Plan and the Disclosure Statement had never been filed and, in such event, the rights of any Holder of a Claim or Interest will not be affected nor will such Holder be bound by, for purposes of illustration only, and not limitation, (a) the Plan, (b) any statement, admission, commitment, valuation or representation contained in the Plan, this Disclosure Statement or the Related Documents or (c) the classification and proposed treatment (including any allowance) of any Claim in the Plan.

     7.   Dissolution of Committees
          -------------------------

     Pursuant to the Plan, on the Effective Date, any committees appointed in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code will cease to exist and its members and employees or agents (including, without limitation, attorneys, investment bankers, financial advisors, accountants and other professionals) shall be released and discharged from further duties, responsibilities and obligations relating to and arising from and in connection with this Chapter 11 Case.

     8.   Discharge of Indenture Trustee
          ------------------------------

     Pursuant to the Plan, the Indenture Trustee will certify to the Debtor on or before the Effective Date the names and addresses of all holders of Senior Notes, and the face amount of Senior Notes held by each of them as of the Distribution Record Date. The Indenture Trustee will not serve as a Disbursing Agent. Subsequent to the performance of the Indenture Trustee or agents required under the provisions of the Plan and Confirmation Order and under the terms of the Indenture, the Indenture Trustee and agents and its successors and assigns will be relieved of all obligations associated with the Indenture.

     9.   Amendments and Modifications to the Plan
          ----------------------------------------

     Pursuant to the Plan, the Plan may be altered, amended or modified by the Debtor, after consultation with Magten, before or after the Confirmation Date, as provided in section 1127 of the Bankruptcy Code.

     10.  Section 1125(e) of the Bankruptcy Code
          --------------------------------------

     The Plan provides that upon confirmation of the Plan, (i) the Debtor will be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and
(ii) the Debtor, Magten, Apollo, and each of the members of the Creditors' Committee, if any (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) will be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of the securities offered and sold under the Plan, and therefore will have no liability for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of the securities offered and sold under the Plan.

     Pursuant to the Plan, on the Effective Date or as soon thereafter as is practicable, Reorganized Salant will file with the Secretary of State of the State of Delaware, in accordance with Sections 103 and 303 of the DGCL, the Reorganized Salant Certificate of Incorporation and such certificate will be the certificate of incorporation for Reorganized Salant. Pursuant to the Plan, on the Effective Date, the Reorganized Salant By-Laws will become the by-laws of Reorganized Salant.

              VI. DESCRIPTION OF REGISTRATION RIGHTS AGREEMENT

     On the Effective Date, Reorganized Salant will enter into a registration rights agreement (the "Registration Rights Agreement"), in the form of Exhibit A to the Plan, with the holders of the New Common Stock. Under the terms and conditions of the Registration Rights Agreement, Reorganized Salant must use reasonable best efforts to register the New Common Stock pursuant to a "shelf registration," and to keep such shelf registration continuously effective for three years (subject to a two-year extension of such period to the extent that a registration statement on Form S-3 is available to Reorganized Salant at the end of such initial three-year period), subject to the right to suspend the use of the prospectus constituting part of such registration statement for designated corporate purposes. Thereafter, holders who did not resell New Common Stock during the three-year period, but whose resales would have been covered by the registration statement, will be entitled to exercise, over a two-year period, up to three demand registrations and will be entitled to piggyback registration rights as well during such period. In the event that the shelf registration does not become effective within one hundred days after the date that the registration statement is filed, holders of the New Common Stock whose resales would have been covered by the registration statement will be entitled to exercise, over a two-year period, up to four demand registrations and will be entitled to piggyback registration rights as well during such period.

             VII. DESCRIPTION OF STOCK AWARD AND INCENTIVE PLAN

     On the Effective Date, pursuant to the Plan, the Board will be deemed to have adopted the Stock Award and Incentive Plan, which provides for the grant of various types of stock-based compensation to directors, officers and employees of Salant and its subsidiaries. Awards under the Stock Award and Incentive Plan are subject to approval by Salant's stockholders. The Stock Award and Incentive Plan is designed with the intention that compensation resulting from options, stock appreciation rights and certain other awards may qualify as "performance-based compensation" under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Tax Code"), and to comply with the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 ("Rule 16b-3") of the Exchange Act of 1934, as amended (the "Exchange Act"). The summary that follows is not intended to be complete and is qualified in its entirety by the actual terms of the Stock Award and Incentive Plan, a copy of which is attached to the Plan as Exhibit B. Capitalized terms used but not otherwise defined in the summary that follows shall have the respective meanings ascribed to them in the Stock Award and Incentive Plan.

A.   PURPOSE OF THE STOCK AWARD AND INCENTIVE PLAN

     The purpose of the Stock Award and Incentive Plan is to strengthen Salant by providing an incentive to its directors, officers and employees and thereby encouraging them to devote their abilities and industry to the success of Salant's business enterprise.

B.   ELIGIBILITY

     Awards may be made by the Awards Committee (as defined below), in its discretion, to directors (other than directors who are not employees of Salant), officers and employees of Salant and its subsidiaries. Directors of Salant who are not also employees of Salant or any of its subsidiaries are entitled to automatic option grants as provided in the Stock Award and Incentive Plan and described below.

C.   PLAN ADMINISTRATION AND SHARES SUBJECT TO THE STOCK AWARD
     AND INCENTIVE PLAN

     1,111,111 shares of New Common Stock (subject to adjustment as provided in the Stock Award and Incentive Plan), representing, on a fully diluted basis, 10% of the aggregate shares of New Common Stock outstanding on the Effective Date, will be reserved for Awards to be granted under the Stock Award and Incentive Plan. These Awards will be granted (subject to stockholder approval) by a committee of the Board of Salant from and after the Effective Date (the "Awards Committee"), which shall consist of at least two (2) directors of Salant and may consist of the entire Board of Salant; provided, however, that (A) if the Committee consists of less than the entire Board of Salant, each member shall be a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act and (B) to the extent necessary for any Award intended to qualify as performance-based compensation under Section 162(m) of the Tax Code to so qualify, each member of the Awards Committee, whether or not it consists of the entire Board of Salant, shall be an "outside director" within the meaning of Section 162(m) of the Tax Code and the regulations promulgated thereunder. No individual may be granted Options or Awards with respect to more than a total of 555,555 shares during any one calendar year period under the Stock Award and Incentive Plan. In addition, the maximum dollar amount of cash or the Fair Market Value of shares of New Common Stock that any individual may receive in any calendar year in respect of Performance Units denominated in dollars may not exceed $2,000,000. Shares of New Common Stock subject to the Stock Award and Incentive Plan may either be authorized and unissued shares or previously issued shares acquired or to be acquired by Salant and held in its treasury. Subject to the terms of the Stock Award and Incentive Plan, the Awards Committee has the right to grant Awards to eligible participants and to determine the terms and conditions of Agreements evidencing Awards, including the vesting schedule and exercise price of such Awards. Pursuant to the Stock Award and Incentive Plan, if a Change in Control (as defined in the Stock Award and Incentive
Plan) occurs all Stock Appreciation Rights shall become immediately and fully exercisable.

     Upon the occurrence of a Change in Capitalization, the Stock Award and Incentive Plan permits the Awards Committee to make appropriate adjustments to the type and aggregate number of shares subject to the Stock Award and Incentive Plan or any Award the aggregate number of shares with respect to which Awards may be granted to any eligible participant in any calendar year, to the purchase or exercise price to be paid or the amount to be received in connection with the realization of any Award and the Performance Objectives applicable to any Award.

D.   AWARDS

     Stock Options. Stock options granted pursuant to the Stock Award and Incentive Plan may either be incentive stock options within the meaning of
Section 422 of the Tax Code ("ISOs"), or non-qualified stock options ("NQSOs") as determined by the Awards Committee. The exercise price for each share of New Common Stock subject to an option will be determined by the Awards Committee at the time of grant and set forth in an Agreement, provided that the exercise price may not be less than the Fair Market Value of the New Common Stock on the date the option is granted. The option exercise price may be paid, in the discretion of the Awards Committee, in cash or by the delivery of shares then owned by the participant or, as determined by the Awards Committee, pursuant to cashless exercise procedures through a registered broker-dealer. No option will be exercisable later than ten years after the date on which it is granted, provided that the Awards Committee may (and in the case of a Formula Option shall) provide that an NQSO may, upon the death of a participant, be exercised for up to one year following the date of such participant's death, even if such period extends beyond ten years from the date such option is granted. ISOs may not be granted to any participant who owns stock possessing (after application of the attribution rules of Section 424(d) of the Tax Code) more than 10% of the total combined voting power of all outstanding classes of stock of Salant or its subsidiaries, unless the option price is at least 110% of the Fair Market Value at the date of grant and the option is not exercisable after five years from the date of grant.

     The Stock Award and Incentive Plan provides for automatic option grants ("Formula Options") to certain directors of Salant who are not also employees of Salant and its subsidiaries. Such directors will be granted initial Formula Options (on the Effective Date or, if applicable, when becoming a director for the first time) as well as annual Formula Options at each subsequent annual stockholders meeting of Salant, provided that such individual is a director on such date. Formula Options will be granted with per share exercise prices equal to the Fair Market Value on the date of grant, with ten year terms and subject to the vesting schedule set forth in the Stock Award and Incentive Plan.

     Stock Appreciation Rights. Under the Stock Award and Incentive Plan, a stock appreciation right in respect of a share of New Common Stock represents the right to receive payment in cash and/or New Common Stock in an amount equal to the excess of the Fair Market Value of such share of New Common Stock on the date the right is exercised over the Fair Market Value on the date preceding the date on which the right was granted (or in the case of a stock appreciation right granted in connection with an Option, the date on which the related Option was granted). The Awards Committee may grant stock appreciation rights to the holders of any options under the Stock Award and Incentive Plan. Such rights may also be granted independently of options.

     Restricted Stock. The Awards Committee will determine the terms and conditions applicable to Restricted Stock at the time of grant, including the price, if any, to be paid by the grantee for the Restricted Stock, the restrictions placed on the shares, and the time or times when the restrictions will lapse. In addition, at the time of grant, the Awards Committee, in its discretion, may decide: (i) whether any dividends will be held for the account of the grantee or deferred until the restrictions thereon lapse, (ii) whether any deferred dividends will be reinvested in additional shares of New Common Stock or held in cash and (iii) whether interest will be accrued on any dividends not reinvested in additional shares of Restricted Stock.

     Performance Units and Performance Shares. Performance Units and Performance Shares will be awarded as the Awards Committee may determine, and the vesting of Performance Units and Performance Shares will be based upon Salant's attainment within an established period of specified performance objectives to be determined by the Awards Committee. Upon granting Performance Units or Performance Shares, the Awards Committee may provide, to the extent permitted under Section 162(m) of the Tax Code, the manner in which performance will be measured against the performance objectives, or may adjust the performance objectives to reflect the impact of specified corporate transactions, accounting or tax law changes, and other similar extraordinary and nonrecurring events. Performance Units may be denominated in dollars or in Shares, and payments in respect of Performance Units will be made in cash, Shares, shares of Restricted Stock or any combination of the foregoing, as determined by the Awards Committee. The Agreement evidencing Performance Shares or Performance Units will set forth the terms and conditions thereof. Performance objectives may be expressed in terms of one or more of the following factors: earnings per share, New Common Stock share price, pre-tax profit, net earnings, return on stockholders' equity or assets or any combination of the foregoing.

E.   CHANGE IN CONTROL

     In the event of a Change in Control, the vesting of options and stock appreciation rights will accelerate (and to the extent set forth in an Agreement, under certain circumstances, Options may be surrendered for cash) and, to the extent provided by the Awards Committee in an Agreement, the restrictions on Restricted Stock will lapse, Performance Units will vest and become payable and Performance Shares will vest.

F.   TRANSFERABILITY

     Awards under the Stock Award and Incentive Plan will not be transferable except by will or the laws of descent or distribution. Awards will only be exercisable during the lifetime of a participant by such participant only (and, in certain circumstances, the participant's guardian or legal representative). However, at the discretion of the Awards Committee, any option, other than an ISO, may permit the transfer of such option by a participant to certain family members or trusts for the benefit of such family members by such persons.

G.   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain relevant federal income tax effects applicable to certain awards granted under the stock award and incentive plan.

     ISOs. In general, a recipient will not recognize income upon the grant or exercise of an ISO, and Salant will not be entitled to any business expense deduction with respect to the grant or exercise of an ISO. However, upon the exercise of an ISO, the excess of the fair market value on the date of exercise of the shares received over the exercise price of the option will be treated as an adjustment to alternative minimum taxable income. In order for the exercise of an ISO to qualify as an ISO, a recipient generally must be an employee of Salant or a subsidiary (within the meaning of Section 422 of the Tax Code) from the date the ISO is granted through the date three months before the date of exercise (one year preceding the date of exercise in the case of a recipient whose employment is terminated due to disability). The employment requirement does not apply where a recipient's employment is terminated due to his or her death.

     If a recipient has held the shares acquired upon exercise of an ISO for at least two years after the date of grant and for at least one year after the date of exercise, when the recipient disposes of the shares, the difference, if any, between the sales price of the shares and the exercise price of the option will be treated as long-term capital gain or loss, provided that any gain will be subject to reduced rates of tax if the shares were held for more than twelve months. If a recipient disposes of the shares prior to satisfying these holding period requirements (a "Disqualifying Disposition"), the recipient will recognize ordinary income (treated as compensation) at the time of the Disqualifying Disposition, generally in an amount equal to the excess of the fair market value of the shares at the time the option was exercised over the exercise price of the option. The balance of the gain realized, if any, will be short-term or long-term capital gain, depending upon whether the shares have been held for at least twelve months after the date of exercise. If the recipient sells the shares in a Disqualifying Disposition at a price below the fair market value of the shares at the time the option was exercised, the amount of ordinary income (treated as compensation) will be limited to the amount realized on the sale over the exercise price of the option. In general, Salant will be allowed a business expense deduction to the extent a recipient recognizes ordinary income.

     NQSOs. In general, a recipient who receives a NQSO will not recognize income at the time of the grant of the option. Upon exercise of a NQSO, a recipient will recognize ordinary income (treated as compensation) in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option. The basis in shares acquired upon exercise of a NQSO will equal the fair market value of such shares at the time of exercise, and the holding period of the shares (for capital gain purposes) will begin on the date of exercise. In general, if Salant complies with the applicable income reporting requirements, it will be entitled to a business expense deduction in the same amount and at the same time as the recipient recognizes ordinary income. In the event of a sale of the shares received upon the exercise of a NQSO, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss, provided that any gain will be subject to reduced rates of tax if the shares were held for more than twelve months.

     The foregoing discussion assumes that at the time of exercise, the sale of the shares at a profit would not subject a recipient to liability under Section 16(b) of the Exchange Act. Special rules may apply with respect to persons who may be subject to Section 16(b) of the Exchange Act. Participants who are or may become subject to Section 16 of the Exchange Act should consult with their own tax advisors in this regard.

     Excise Taxes. Under certain circumstances, the accelerated vesting or exercise of options in connection with a change in control of Salant might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Sections 280G and 4999 of the Tax Code. To the extent it is so considered, a recipient may be subject to a 20% excise tax pursuant to Section 4999 of the Tax Code and Salant may be denied a tax deduction pursuant to Section 280G of the Tax Code.

     Section 162(m) Limitation. Section 162(m) generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to each of the chief executive officer and the four other most highly compensated executive officers (other than the chief executive officer) who are employed by such corporation on the last day of such corporation's taxable year. Salant has structured the Stock Award and Incentive Plan with the intention that compensation resulting from options, stock appreciation rights, Performance Shares and Performance Units may qualify as "performance-based compensation" and, if so qualified, would be deductible.

     The approval of the Stock Award and Incentive Plan by the Stockholders may be required by the applicable rules of the NYSE.

H.   TREATMENT OF OLD OPTIONS

     Pursuant to the Plan, all Old Options held by directors, officers and employees of Salant to purchase shares of Old Common Stock outstanding as of the commencement of the Chapter 11 Case granted under the Old Plans will be terminated and of no further force or effect as of the consummation of the Plan. In addition, each of the Old Plans shall be terminated and of no further force or effect as of the consummation of the Plan.

             VIII. CHANGES IN BOARD OF DIRECTORS AND MANAGEMENT

A.   BOARD OF DIRECTORS OF REORGANIZED SALANT

     As of the Effective Date, the directors listed below will serve as the initial members of the Board of Reorganized Salant. Such directors shall be elected or appointed, as the case may be, pursuant to the Confirmation Order, but shall not take office and shall not be deemed to be elected or appointed until the occurrence of the Effective Date. Those directors and officers of the Debtor not continuing in office shall be deemed removed therefrom as of the Effective Date pursuant to the Confirmation Order. The Board of Directors of Reorganized Salant as of the Effective Date shall consist of the following members:

     Michael Setola

     Talton R. Embry

     Rose Peabody Lynch

     G. Raymond Epson; and

     Ben Evans.

     Set forth below (with the exception of Michael Setola) are summary biographies for each of the proposed directors:

     TALTON R. EMBRY established Magten Asset Management Corp. in 1978 to manage distressed securities and special situation high yield debt for institutional and taxable clients. Mr. Embry is currently the Chairman and Chief Investment Officer of Magten and directs Magten's research and portfolio management functions. Prior to this association, Mr. Embry was a vice president at Fiduciary Trust Company in New York from 1968 to 1978. Mr. Embry graduated from Rutgers University in 1968. He is currently a director of Anacomp, BDK Holdings and Combined Broadcasting (in dissolution). In addition, he has previously served as a director of Capure Holdings, Thermadyne, TSX Corporation, Varco International, West Point Stevens and was vice chairman and director of Revco Drug Stores.

     ROSE PEABODY LYNCH was the Vice President and General Merchandise Manager of Victoria's Secret Bath and Fragrance from 1993 to 1996. Prior to that, Ms. Lynch was President to Trowbridge Gallery, from 1989 to 1993. From 1987 to 1989 Ms. Lynch was President of Danskin, Inc. From 1985 to 1987 Ms. Lynch was the Director of Marketing (Cosmetics) for Charles of the Ritz Group, Inc. From 1982 to 1985 Ms. Lynch was the Director of Marketing Development (Treatment) for Elizabeth Arden, Inc.

     G. RAYMOND EMPSON is currently the President of Keep America Beautiful, Inc., a non-profit, public education organization dedicated to the enhancement of American communities through beautification, litter prevention, recycling and neighborhood improvement programs. Prior to that, from 1994 to early 1997, Mr. Empson was an independent business consultant to institutional investors, Boards of Directors and corporate management with respect to strategic and operational issues. From 1991 to 1994, he was President and Chief Executive Officer of Collection Clothing Corp. Prior to that, until 1990, Mr. Empson was President and Chief Executive Officer of Gerber Products Company and Gerber Childrenswear, Inc. From 1976 to 1986, he was Executive President of Buster Brown Apparel, Inc.

     BEN EVANS joined S.D. Leidesdorf & Company, the predecessor firm to Ernst & Whinney, in 1954 as a junior accountant. He became a partner at that firm in 1968. From 1978 through 1989, Mr. Evans was a member of Ernst & Whinney's corporate financial service group concentrating on bankruptcy assignments generally on behalf of unsecured creditors' committees, with special emphasis in the apparel, retailing, food, drug, and pharmaceutical industries. Since 1989, Mr. Evans has been a consultant for the firm of Ernst & Young (formerly known as Ernst & Whinney) in their corporate financial services group continuing his work in the bankruptcy area.

     As noted above, in connection with the Debtor's efforts to effectuate the consummation of the Plan, the Debtor is in the process of selling or otherwise disposing of all of its businesses, other than its Perry Ellis business. In that connection, effective as of the Filing Date, Salant has appointed Michael Setola, the former President of Salant's Perry Ellis division, to serve as the Chief Executive Officer and Chairman of the Board of the Debtor. Jerald Politzer, Salant's former Chairman of the Board and Chief Executive Officer, will continue as a member of Salant's Board and will provide services to Salant as a consultant to assist in the transition of Salant's business to a stand-alone Perry Ellis business. In addition, effective as of the Filing Date, Todd Kahn, Salant's former Executive Vice President and General Counsel, became Salant's Chief Operating Officer and will continue to be General Counsel. During the Chapter 11 Case, the Debtor expects that Mr. Kahn will continue his employment with Salant under the same terms and conditions of his existing employment arrangements other than the change in title and duties referred to above or as the Chapter 11 Case shall effect executives, employees and shareholders generally. During the Chapter 11 Case, the Debtor expects that it will enter into an amended employment contract with Mr. Setola, governing the terms of his employment during the pendency of the Chapter 11 Case and a consulting agreement with Mr. Politzer, governing the terms of his consultancy.

     Effective as of the Effective Date, the Debtor intends to enter into new employment agreements with Mr. Setola (the "Setola Agreement") and Todd Kahn (the "Kahn Agreement"). Copies of the Setola Agreement and the Kahn Agreement will be filed with the Bankruptcy Court at least five days prior to the Confirmation Hearing. The principal terms and conditions of the Setola Agreement and the Kahn Agreement are described below. In addition, on January 29, 1999 the Debtor announced that Awadhesh Sinha, the current Executive Vice President of Salant's Perry Ellis Division, had been named the Chief Financial Officer of the Debtor replacing Mr. Philip Franzel.

B.   EMPLOYMENT OF MICHAEL SETOLA

     As described above, on the Filing Date, Mr. Setola became the Chairman and Chief Executive Officer of Salant and will continue to be employed in such capacity by Reorganized Salant.

     It is contemplated that on the Effective Date, Reorganized Salant and Mr. Setola will enter into the Setola Agreement, which will supercede any existing employment agreement between Mr. Setola and the Debtor. As set forth above, the Setola Agreement will be filed with the Bankruptcy Court at least five days prior to the Confirmation Hearing.

C.   EMPLOYMENT OF TODD KAHN

     Pursuant to the terms of the Kahn Agreement, Mr. Kahn will serve as the Chief Operating Officer and General Counsel of Reorganized Salant until the expiration of the term of his employment under the Kahn Agreement.

     The Kahn Agreement provides for a term of employment of one year, commencing on January 1, 1999, and will supercede any existing employment agreement between Mr. Kahn and the Debtor. Given that the term of the Kahn Agreement will, under the terms thereof, begin prior to the Effective Date but the Kahn Agreement will not become effective until the Effective Date, the Kahn Agreement will have retroactive effect to January 1, 1999. Base salary for Mr. Kahn will be $25,000 per month. The Kahn Agreement also provides for a bonus in the amount of $25,000 per month from February 15, 1999 through December 31, 1999, payable as follows: for the period from February 15, 1999 through March 31, 1999, payable on February 15, 1999 in advance; and for the period from April 1, 1999 through December 31, 1999, payable quarterly in advance. Notwithstanding the foregoing, upon the later to occur of (i) the Debtor's emergence from Chapter 11, and (ii) the wind-down and/or sale of all of the Debtor's non-Perry Ellis businesses, Mr. Kahn will receive a lump sum payment of $262,500 less any aggregate bonus payments actually made to him prior to that event. In addition, the Kahn Agreement will provide for the payment of a $150,000 retention bonus to Mr. Kahn in accordance with, and subject to, the Company's Management Retention Bonus Plan on February 15, 1999. If Mr. Kahn is terminated without cause prior to December 31, 1999, under the Kahn Agreement, Mr. Kahn will be entitled to receive the aggregate amount of $565,500, less any aggregate base salary and bonus payments made prior to his termination.

D.   EXISTING EMPLOYMENT AGREEMENTS WITH JERALD POLITZER AND
     PHILIP FRANZEL

     Mr. Politzer is a party to an agreement (the "Politzer Agreement"), dated March 20, 1997, which provides for his employment as Chief Executive Officer of the Company effective April 1, 1997 through March 31, 2000 with successive one year renewals, unless 180 days prior notice shall have been given. The Politzer Agreement provides for the payment of a base salary in the amount of $650,000 per annum for the first twelve months of his employment, $700,000 per annum for the second twelve months of his employment and $750,000 for the third twelve months of his employment. Under the terms of the Politzer Agreement, Mr. Politzer is paid a cash bonus equal to 50% of his then current base salary if the Company generates actual pre-tax income for a year equal to at least 90% but less than 100% of the pre-tax income provided in the Company's annual business plan for such year. If the Company's actual pre-tax income for a year equals 100% of its annual business plan, then he receives a cash bonus equal to 100% of his then current base salary. Actual pre-tax income in excess of the annual business plan for such year increases Mr. Politzer's incentive bonus by 1% of his then current base salary for each 1% increment of increased actual pre-tax income for the year. Pursuant to the Politzer Agreement, Mr. Politzer will receive a minimum cash bonus for Fiscal 1997, and no other fiscal year thereafter, in the amount of $650,000.

     If Mr. Politzer's employment is terminated by him for "good reason" (as defined in the Politzer Agreement) or by the Company without cause, Mr. Politzer will receive (collectively, the "Severance Payments") (i) his base salary through the date of termination, (ii) his base salary at the annualized rate on the date his employment ends for a period (the "Severance Period") ending on the later of (x) the Employment Period (as defined in the Politzer Agreement) or (y) twelve months following termination, (iii) any pro-rata bonus earned in the year his employment ends, (iv) the right to exercise any stock options (whether or not then vested) for six months from the date his employment ends or for the remainder of the applicable exercise period, if shorter, (v) all amounts and benefits earned, accrued, due or owing, but not yet paid, to Mr. Politzer pursuant to the Debtor's benefit plans and the expense reimbursement and perquisites provisions of the Politzer Agreement and (vi) continued participation in all medical, dental, health and life insurance plans until the earlier of (A) the end of the Severance Period and (B) the date or dates on which Mr. Politzer receives equivalent coverage under plans and programs of a subsequent employer. If Mr. Politzer's employment ends as a result of death or Disability (as defined in the Politzer Agreement) he will receive (i) his base salary through the date of death or Disability and any bonus for any fiscal year earned but not yet paid, (ii) any pro-rata bonus earned in the year his employment ends, (iii) in the case of death only, a lump sum payment equal to three months base salary,(iv) the right to exercise any stock option (whether or not then vested) for a one year period or for the remainder of the exercise period, if shorter, (v) all amounts and benefits earned, accrued, due or owing, but not yet paid, to Mr. Politzer pursuant to Debtor's benefit plans and the expense reimbursement and perquisites provisions of the Politzer Agreement and (vi) the right to receive all applicable benefits pursuant to the Debtor's Long Term Disability Coverage Plan, or if Mr. Politzer shall not be eligible for coverage, cash in lieu thereof. Prior to the Filing Date, the Debtor implemented a Management Retention Incentive Program. Pursuant to the Management Retention Incentive Program, Mr. Politzer will receive a payment of $700,000 if he remains employed by the Debtor until February 15, 1999 or if terminated by the Debtor without cause (the "Retention Amount," and, together with the Severance Payments, the "Termination Amount").

     As of the Filing Date, Mr. Politzer ceased to be the Chief Executive Officer and Chairman of the Board of the Debtor and became a consultant to the Debtor pursuant to the terms of a transition and consulting agreement (the "Politzer Consulting Agreement") to be entered into by and between Mr. Politzer and the Debtor. A copy of the Politzer Consulting Agreement will be filed with the Bankruptcy Court at least five days prior to the Confirmation Hearing. Given that the term of the Politzer Consulting Agreement began, under the terms thereof, on the Filing Date, the Politzer Consulting Agreement will have retroactive effect to the Filing Date. The Politzer Consulting Agreement will provide that during the period (the "Consulting Period") from the Filing Date to the Effective Date, Mr. Politzer will provide services to the Debtor as a consultant on an as-needed basis, and will provide advice and guidance to Mr. Setola, as the newly-appointed Chief Executive Officer, and the Board, as requested by the Board or Mr. Setola, including, (i) assisting the Debtor in connection with the transition of its management, (ii) [assisting the Debtor in effectuating a corporate restructuring of its three current business units into a Perry Ellis only business unit; and (iii)] providing guidance and advice to the Debtor in connection with transition and strategic decision making.

     Under the Politzer Consulting Agreement, from and after the Filing Date and terminating on March 31, 2000 (the "Continuation Period"), Mr. Politzer will continue to receive bi-weekly payments equal to the bi-weekly salary payments to which Mr. Politzer was entitled as of the Filing Date (the "Fee Payments"), subject to the limitation described in the following paragraph. On February 15, 1999, Mr. Politzer will receive, pursuant to the terms of the Management Retention Program, a bonus in an amount equal to $700,000. In addition, during the period commencing on the Filing Date and terminating on the date (the "Target Date") that is the earlier of (i) the Effective Date and (ii) April 30, 1999, Mr. Politzer will be entitled to the continuation of certain benefits including the maintenance of an office and a secretary and reimbursement of expenses associated with maintaining an automobile and an apartment in New York City (the "Housing and Car Reimbursements"). The Politzer Consulting Agreement will provide that Mr. Politzer will, at the same benefit level at which he participated as of the Filing Date, continue to be eligible to participate in all medical, dental, health and life insurance plans and in other employee benefit plans or programs of the Debtor until the earlier of (i) March 31, 2000 and (ii) the date or dates on which he receives equivalent coverage and benefits under the plans and programs of a subsequent employer; provided, however, that Mr. Politzer will not be entitled to participate in any employee benefit plan or program to the extent that his participation therein is precluded as a matter of law or by the terms or conditions of such employee benefit plan or program.

     Following the Target Date, the aggregate amount of any and all Fee Payments that Mr. Politzer would otherwise have been entitled to receive under the Politzer Consulting Agreement from the Target Date through the end of the Continuation Period will be reduced by an amount equal to (i) $250,000 minus (ii) an amount equal to the cost that would have been incurred by Reorganized Salant in order to provide the Housing and Car Reimbursements to Mr. Politzer during the period from the Target Date through the Continuation Period. The payments and other benefits to be provided to Mr. Politzer pursuant to the Politzer Consulting Agreement will be in full satisfaction and release of all claims (including, but not limited to, any claims for severance) arising out of Mr. Politzer's employment with Salant or the termination thereof. The Politzer Consulting Agreement will (i) provide that the non-compete provision contained in the existing agreement will terminate on the later to occur of the Effective Date or April 30, 1999 and (ii) include a non-disparagement provision which will terminate on March 31, 2001.

     Mr. Franzel is a party to an agreement (the "Franzel Agreement"), dated as of August 18, 1997, which provides for his employment as Executive Vice President, and Chief Financial Officer of the Company effective August 18, 1997 through December 31, 1999. The Franzel Agreement provides for the payment of a base salary in the amount of $300,000 per year. Commencing in August of 1998, Mr. Franzel's base salary will be reviewed for increase, and in no event shall the base salary be less than $300,000 per year. Under the terms of the Franzel Agreement, Mr. Franzel shall receive a minimum cash bonus of $150,000 for Fiscal 1997 payable to Mr. Franzel within ninety
(90) days after the end of the fiscal year. Under the terms of the Franzel Agreement, Mr. Franzel is entitled to receive a cash bonus equal to 40% of his then current base salary if the Company generates actual pre-tax income for a year equal to or greater than 90% and less than 100% of the pre-tax income provided in the Company's annual business plan for such year. If the Company's actual pre-tax income for a year is equal to or greater than 100% of its annual business plan for such year, then he receives a cash bonus equal to 50% of his then current base salary. Actual pre-tax income in excess of the annual business plan increases Mr. Franzel's incentive bonus by 5% of his then current base salary for each 5% increment of increased pre-tax income for the year.

     If Mr. Franzel's employment is terminated by him for "good reason" (as defined in the Franzel Agreement) or by the Company without cause, Mr. Franzel will receive (i) his base salary at the annualized rate on the date his employment ends for a period ending on the later of (x) the Employment Period (as defined in the Franzel Agreement) or (y) twelve months following termination, (ii) any pro-rata bonus earned in the year his employment ends and (iii) the right to exercise any stock options (whether or not then vested) for six months from the date his employment ends. If Mr. Franzel's employment ends as a result of death or Disability (as defined in the Franzel Agreement) he will receive (i) his base salary through the date of death or Disability and any bonus for any fiscal year earned but not yet paid, (ii) any pro-rata bonus earned through the date of death or Disability, (iii) in the case of death only, a lump sum payment equal to three months salary, and (iv) the right to exercise any stock option (whether or not vested) for a one year period. Pursuant to the Franzel Agreement, all stock options outstanding will immediately vest upon a "Change of Control" (as defined in the Franzel Agreement). Pursuant to the Management Retention Incentive Program implemented by the Debtor prior to the Filing Date, Mr. Franzel will receive a payment of $150,000 if he remains employed by the Debtor until February 15, 1999 or if terminated by the Debtor without cause.

     On January 25, 1999 (the "Commencement Date"), Mr. Philip Franzel resigned as Chief Financial Officer of the Debtor. The Debtor intends to enter into a separation agreement (the "Separation Agreement") with Mr. Franzel during the pendency of the Chapter 11 Case. Pursuant to the terms of the Separation Agreement, Mr. Franzel, beginning on the Commencement Date and terminating on February 15, 1999, will render advisory and consulting services to the Debtor in connection with the business, management and finances of the Debtor as are reasonably requested by the Board of Directors, Mr. Setola or Mr. Sinha. From February 15, 1999 through and including June 30, 1999, Mr. Franzel will be available, subject to reasonable prior notice, to the Debtor to provide guidance and advice on financial matters.

     Under the Separation Agreement beginning on the Commencement Date and terminating on June 30, 1999, Mr. Franzel will receive $25,680 per month payable bi-weekly. On February 15, 1999, Mr. Franzel will receive, pursuant to the terms of the Management Retention Program, a bonus in the amount of $150,000. In addition, until March 15, 1999, the Debtor shall provide Mr. Franzel with certain benefits including the maintenance of an office and a secretary and will pay until June 30, 1999, medical, dental and other similar health benefits that Mr. Franzel had received immediately prior to the Commencement Date by paying his premium under COBRA.

     The Separation Agreement is in full satisfaction and release of all claims (including, but not limited to, any claims for severance) arising out of Mr. Franzel's employment with Salant or the termination thereof. The Separation Agreement (i) provides that a non-compete provision will be in place until June 30, 1999 and (ii) includes a non-disparagement provision which will terminate on June 30, 2000.

                              IX. RISK FACTORS

     THE HOLDER OF AN IMPAIRED CLAIM AGAINST OR IMPAIRED INTEREST IN THE DEBTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE DECIDING WHETHER TO VOTE TO ACCEPT OR TO REJECT THE PLAN.

A.   DISRUPTION OF OPERATIONS RELATING TO BANKRUPTCY FILING

     The commencement of the Chapter 11 Case could adversely affect the Debtor's and its subsidiaries' relationships with their customers, suppliers or employees. If the Debtor's and its subsidiaries' relationships with customers, suppliers or employees are adversely affected, the Debtor's operations could be materially affected. Weakened operating results could adversely affect the Debtor's ability to obtain confirmation of the Plan or to avoid financial difficulties after consummation of the Plan. The Debtor anticipates, however, that it will have sufficient cash to service the obligations that it intends to pay during the period prior to and through the consummation of the Plan.

     NONE OF THE SUBSIDIARIES OF THE DEBTOR ARE PARTIES TO THE PLAN, AND WILL THEREFORE CONTINUE TO OPERATE IN THE ORDINARY COURSE OF BUSINESS DURING THE DEBTOR'S CHAPTER 11 CASE. AS SUCH, THE PLAN DOES NOT AFFECT THE CONTINUING AND TIMELY PAYMENT IN FULL OF THE SUBSIDIARIES' OBLIGATIONS TO SUPPLIERS, EMPLOYEES, AND OTHER CREDITORS. IN ADDITION, THE PLAN PROVIDES FOR ALL HOLDERS OF GENERAL UNSECURED CLAIMS AGAINST THE DEBTOR, INCLUDING, WITHOUT LIMITATION, TRADE CREDITORS, TO BE PAID IN FULL IN ACCORDANCE WITH THEIR TERMS, AND SUCH CREDITORS WILL NOT, THEREFORE, BE IMPAIRED AND WILL BE DEEMED TO ACCEPT THE PLAN.

B.   CERTAIN RISKS OF NON-CONFIRMATION

     Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A creditor or an interest holder might challenge the adequacy of the disclosure or the balloting procedures and results as not being in compliance with the Bankruptcy Code. Even if the Bankruptcy Court were to determine that the disclosure and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it were to find that any statutory conditions to confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting creditors and interest holders will not be less than the value of distributions such creditors and interest holders would receive if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code. See Section XIII herein, entitled "REQUIREMENTS FOR CONFIRMATION OF PLAN." There can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, but the Debtor believes that the Bankruptcy Court should be able to find that the Plan will not be followed by a need for further financial reorganization and that non-accepting creditors and Interest Holders will receive distributions at least as great as would be received following a liquidation pursuant to Chapter 7 of the Bankruptcy Code. See Section XV herein, entitled "VOTING AND CONFIRMATION OF THE PLAN."

     Additionally, even if the required acceptances of each of Class 3, Class 5 and Class 7 are received, the Bankruptcy Court might find that the Solicitation of votes or the Plan did not comply with the solicitation requirements made applicable by section 1125 of the Bankruptcy Code. In such an event, the Debtor may seek to resolicit acceptances, but confirmation of the Plan could be substantially delayed and possibly jeopardized. The Debtor believes that its Solicitation of acceptances of the Plan complies with the requirements of section 1125 of the Bankruptcy Code, that duly executed Ballots and Master Ballots will be in compliance with applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, and that, if sufficient acceptances are received, the Plan should be confirmed by the Bankruptcy Court.

     Should the Bankruptcy Court fail to confirm the Plan, the Debtor would then consider all financial alternatives available to it at the time, which may include an effort to sell in the Chapter 11 Case all or a part of its business or an equity interest in the Debtor and the negotiation and filing of an alternative reorganization plan. Pursuit of any such alternative could result in a protracted and non-orderly reorganization with all the attendant risk of adverse consequences to the Debtor's and its subsidiaries' businesses, operations, employees, customers and supplier relations and their ultimate ability to function effectively and competitively.

     Even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Debtor would not thereafter suffer a disruption in its business operations as a result of filing the Chapter 11 Case, particularly in light of the fact that the Debtor has been a debtor in bankruptcy on two prior occasions.

     The confirmation and consummation of the Plan are also subject to certain conditions. See Section V.K. above, entitled "SUMMARY OF THE PLAN -- CONDITIONS PRECEDENT TO CONFIRMATION ORDER AND EFFECTIVE DATE."

     If the Plan, or a plan determined by the Bankruptcy Court not to require resolicitation of acceptances by Classes, were not to be confirmed, it is unclear whether a reorganization could be implemented and what Holders of Claims and Interests would ultimately receive with respect to their Claims and Interests. If an alternative reorganization could not be agreed to, it is possible that the Debtor would have to liquidate assets, in which case Holders of Claims and Interests could receive less than they would have received pursuant to the Plan.

C.   CERTAIN BANKRUPTCY CONSIDERATIONS

     1.   Failure To Consummate Plan
          --------------------------

     Absent the restructuring under the Plan, the Debtor does not believe it will be able to satisfy its debt obligations under the Senior Notes without a refinancing of its indebtedness under the Credit Agreement and/or the Senior Notes or an additional capital infusion and it is unlikely that the Debtor will be able to obtain such refinancing or capital infusion. If the Debtor determines that it is or will be unable to complete the restructuring pursuant to the Plan, the Debtor will consider all other available financial alternatives, including the sale of all or a part of the Debtor's business. There can be no assurance, however, that any alternative would be on terms as favorable to Holders of Senior Notes, the PBGC Claim, Old Common Stock or General Unsecured Claims as the proposed restructuring under the Plan. There is a risk that distributions to Holders of Claims and Interests under a liquidation or under a protracted and non-orderly reorganization would be substantially delayed and diminished.

     For purposes of comparison with the anticipated distributions under the Plan, the Debtor has prepared an analysis of estimated recoveries in a liquidation under Chapter 7 of the Bankruptcy Code. See Section XIII herein, entitled "REQUIREMENTS FOR CONFIRMATION OF PLAN." A description of procedures followed and the assumptions and qualifications in connection with this analysis is set forth in the notes thereto.

     2.   Effect On Operations
          --------------------

     The Debtor believes that the Solicitation and the commencement of the Chapter 11 Case in connection with the Plan should not materially adversely affect the Debtor's and its subsidiaries' relationships with customers, employees and suppliers, provided that the Debtor can demonstrate sufficient liquidity to continue to operate the business and a likelihood of success for the Plan.

     It is possible that despite the belief and intent of the Debtor, the commencement of the Chapter 11 Case or the Solicitation could adversely affect the relationships between the Debtor, its subsidiaries, and their employees, customers and suppliers. There is a risk that, due to uncertainty about the Debtor's future, (i) employees may be distracted from performance of their duties or more easily attracted to other career opportunities, (ii) customers may seek alternative sources of supply or require financial assurances of future performance and (iii) suppliers may restrict ordinary credit terms or require financial assurances of performance. This risk is exacerbated by the fact that the Debtor has been a debtor in bankruptcy on two prior occasions. If such relationships were adversely affected, the Debtor's and its subsidiaries' financial performance and working capital position could materially deteriorate. This deterioration could adversely affect the Debtor's ability to complete the Solicitation or, if such Solicitation is successfully completed, to obtain confirmation of the Plan.

     3.   Nonconsensual Confirmation
          --------------------------

     The Debtor will request that the Bankruptcy Court confirm the Plan under Bankruptcy Code section 1129(b). Section 1129(b) permits confirmation of the Plan despite rejection by one or more impaired classes if the Bankruptcy Court finds that the Plan "does not discriminate unfairly" and is "fair and equitable" as to the non-accepting class or classes. Because Class 8 is deemed not to have accepted the Plan, the Debtor will request that the Bankruptcy Court find that the Plan is fair and equitable and does not discriminate unfairly as to Class 8 (and any other class that fails to accept the Plan). For a more detailed description of the requirements for acceptance of the Plan and of the criteria for confirmation notwithstanding rejection by certain classes, see Section XIII.E. herein, entitled "REQUIREMENTS FOR CONFIRMATION OF PLAN -- NONCONSENSUAL CONFIRMATION." The Debtor, however, will not seek confirmation of the Plan unless it is accepted by Class 3.

D.   BUSINESS RISK FACTORS

     1.   Results of Operations Subject to Variable Influences;
          Intense Competition
          -----------------------------------------------------

     The Debtor's business is sensitive to changes in consumer spending patterns, consumer preferences and overall economic conditions. The Debtor is also subject to fashion trends affecting the desirability of its merchandise. The apparel industry in the United States is highly competitive and characterized by a relatively small number of multi-line manufacturers (such as the Debtor) and a large number of specialty manufacturers. The Debtor faces substantial competition in its markets from manufacturers in both categories. Many of the Debtor's competitors have significantly greater financial resources than the Debtor. The Debtor also competes for private label programs with the internal sourcing organizations of its own customers. Reorganized Salant's future performance will be subject to such factors, most of which are beyond its control, and there can be no assurance that such factors would not have a material adverse effect on Reorganized Salant's results of operations and financial condition.

     2.   Dilution
          --------

     As described in more detail above, pursuant to the Plan, on or after the Effective Date, Reorganized Salant will issue shares of New Common Stock directly to exchanging Noteholders which will result in a significant dilution of the existing equity interests of the Stockholders (as a percentage of outstanding shares of common stock) which could adversely affect the market price and the value of the New Common Stock. See Section III above, entitled "EFFECT OF CONSUMMATION OF THE PLAN." There can be no assurance that Reorganized Salant will not need to issue additional common stock in the future in order to achieve its business plan or if it does not achieve its projected results, which could lead to further dilution to holders of Reorganized Salant's New Common Stock.

     3.   Limitation on Use of Net Operating Losses
          -----------------------------------------

     As a result of the receipt by Noteholders of New Common Stock in exchange for the Senior Notes pursuant to the Plan, Reorganized Salant will, if the PEI Event occurs, undergo an "ownership change" for Federal income tax purposes. Accordingly, Reorganized Salant will be limited in its ability to use its net operating losses and net operating loss carryovers (collectively, "NOLs") and certain tax credit carryforwards to offset future taxable income. If the PEI Event does not occur, it is unclear whether Reorganized Salant will undergo an ownership change for Federal income tax purposes. However, if Reorganized Salant does not undergo an ownership change upon consummation of the Plan, it is possible that it will undergo an ownership change following consummation of the Plan resulting in an even greater limitation on the use of its tax attributes. See Section XIII.A. herein, entitled "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN -- FEDERAL INCOME TAX CONSEQUENCES TO REORGANIZED SALANT."

     4.   Volatility; Lack of Trading Market and Potential
          De-Listing of the New Common Stock
          ------------------------------------------------

     There can be no assurance that an active market for the New Common Stock will develop or, if any such market does develop, that it will continue to exist. Further, the degree of price volatility in any such market that does develop may be significant. Accordingly, no assurance can be given as to the liquidity of the market for the New Common Stock or the price at which any sales may occur.

     The Debtor has fallen below the continued listing criteria of the NYSE for net tangible assets available to common stock together with average net income after taxes for the past three years. On December 17, 1998, the NYSE advised the Debtor that trading of the Debtor's Old Common Stock will be suspended prior to the opening of the NYSE on Wednesday, December 30, 1998. Reorganized Salant will use its reasonable best efforts to cause all New Common Stock to be quoted on the National Market System of NASDAQ or to be listed on another national securities exchange. However, there is no assurance that Reorganized Salant would be successful in such efforts.

     5.   Possible Volatility of Stock Price
          ----------------------------------

     Since March 3, 1998, the market price of the Old Common Stock has experienced some degree of volatility. There can be no assurance that such volatility will not continue for the New Common Stock or become more pronounced. In addition, the stock market has recently experienced, and is likely to experience in the future, significant price and volume fluctuations which could materially adversely effect the market price of the New Common Stock without regard to the operating performance of Reorganized Salant. The Debtor believes that factors such as the commencement of the Chapter 11 Case, quarterly fluctuations in the financial results of Reorganized Salant or its competitors and general conditions in the industry, the overall economy, the financial markets and other risks described herein could cause the price of the New Common Stock to fluctuate substantially.

     6.   Concentrated Ownership of New Common Stock
          ------------------------------------------

     Following consummation of the Plan, the ownership of the New Common Stock will likely be significantly more concentrated than was the ownership of the Old Common Stock. Assuming that the PEI Event occurs on or prior to the Effective Date and the current holders of the Senior Notes do not significantly change prior to the Effective Date, Reorganized Salant will be controlled by a few stockholders who are currently holders of the Senior Notes. These holders of New Common Stock may seek to influence the direction of Reorganized Salant. For instance, following consummation of the Plan, assuming that the PEI Event occurs on or prior to the Effective Date, Magten will own in excess of 67% of the issued and outstanding shares of New Common Stock. As a result, Magten may have the ability to control Reorganized Salant's management, policies and financing decisions, to elect a majority of the members of Reorganized Salant's Board and to control the vote on all matters coming before the stockholders of Reorganized Salant. The Debtor does not have complete information regarding the beneficial ownership of the Senior Notes and is not aware of any stated intention by Magten or any agreement among Noteholders generally to seek to influence the direction of Reorganized Salant or to otherwise act in concert following the consummation of the Plan. There can be no assurance, however, that such agreements do not exist.

     7.   Absence of and/or Restrictions on Dividends
          -------------------------------------------

     The Debtor did not pay any dividends on the Old Common Stock in 1995, 1996, 1997 or 1998 and does not anticipate that Reorganized Salant will pay dividends on the New Common Stock at any time in the foreseeable future. Moreover, the Credit Agreement places restrictions on the ability to declare or pay cash dividends on the Old Common Stock and the CIT Exit Facility is expected to similarly restrict the payment of dividends on the New Common Stock.

     8.   History of Losses; Effect of Transaction
          ----------------------------------------

     Although the Debtor was profitable for the fiscal year ended December 30, 1995, for the fiscal years ended December 31, 1994, December 28, 1996 and January 3, 1998, the Debtor reported net losses of $7,865,000, $9,323,000 and $18,088,000, respectively. The net losses were primarily attributable to the write-off of goodwill, the write-down of other assets, facility shut-downs and the closure of certain unprofitable operations. There can be no assurance that Reorganized Salant will regain its profitability, or have earnings or cash flow sufficient to cover its fixed charges.

     9.   Cash Flow From Operations
          -------------------------

     During the fiscal years ended December 28, 1996 and January 3, 1998, the Debtor had a positive cash flow from operating activities of $17.1 million and a negative cash flow from operating activities of $9.8 million, respectively. The Fiscal 1996 figure reflects a $17.5 million reduction in inventories due to improved inventory management, and the effects of the implementation of a strategic business plan for the men's apparel group. The lower inventory balance was partially offset by an increase in accounts receivable, due to changes in the Debtor's factoring arrangements with CIT which reduced the amount of accounts receivable sold to CIT and the related factoring costs. The Fiscal 1997 figure reflects an operating loss of $10.7 million and an increase in accounts receivable of $5.7 million, offset by non-cash charges, such as depreciation and amortization, of $8.9 million.

     The Debtor's principal sources of liquidity, both on a short-term and a long-term basis, are cash flow from operations and borrowings under the Credit Agreement. Based upon its analysis of its consolidated financial position, its cash flow during the past twelve months and the cash flow anticipated from its future operations, the Debtor believes that its future cash flows together with funds available under the CIT DIP Facility should be adequate to meet the financing requirements it anticipates during the next twelve months provided that the Debtor consummates the Plan and closes the CIT Exit Facility. There can be no assurance, however, (i) that the Debtor will consummate the Plan, (ii) the Debtor will be able to close the CIT Exit Facility on favorable terms, or (iii) that future developments and general economic trends will not adversely affect Reorganized Salant's operations and, hence, its anticipated cash flow.

     The Debtor's capital expenditure levels assumed in preparation of the projected financial data contained herein may be inadequate to maintain Reorganized Salant's long-term competitive position depending on the demand for Reorganized Salant's goods and as a result of competitive regulatory and technological developments (including new market developments and new opportunities) in Reorganized Salant's industry.

     10.  Declines in Net Sales and Gross Profits
          ---------------------------------------

     Sales of men's apparel decreased by $18.9 million, or 5.5%, in Fiscal 1997. This decrease resulted from (a) a $12.4 million reduction in sales of men's slacks, of which $8.4 million reflected the elimination of unprofitable programs and the balance was primarily due to operational difficulties experienced in the first quarter of Fiscal 1997 related to the move of manufacturing and distribution out of the Debtor's facilities in Thomson, Georgia, (b) a $5.7 million reduction in sales of men's sportswear, which included a $16.7 million reduction for the elimination of the Debtor's JJ. Farmer and Manhattan sportswear lines, as offset by an $11.0 million increase in sales of Perry Ellis sportswear product, (c) a $5.1 million decrease in sales of men's accessories, primarily due to the slow-down of the novelty neckwear business and (d) a $4.7 million reduction in sales of certain dress shirt lines, which reflected the elimination of unprofitable businesses. The total sales reduction attributable to the elimination of unprofitable programs was $29.8 million. These sales decreases were partially offset by a $9.5 million increase in sales of Perry Ellis dress shirts due to the addition of new distribution and the continued strong acceptance of these products by consumers. Sales of children's sleepwear, underwear and sportswear increased by $3.4 million, or 7.5%, in Fiscal 1997. This increase was primarily a result of the continuing expansion of the Joe Boxer children's product lines. Sales of the retail outlet stores division decreased by $5.4 million, or 19.8%, in Fiscal 1997. This decrease was due to (i) a decrease in the number of stores in the first 10 months of Fiscal 1997 and (ii) the decision in November 1997 to close all non-Perry Ellis outlet stores. The Debtor ceased to operate the non-Perry Ellis outlet stores in November 1997.

     The gross profit margin of the children's sleepwear and underwear segment declined as a result of (i) slowdown in sales of certain licensed products, requiring a greater percentage of off-price sales, as well as an increase in discounts and allowances, (ii) an increase in reserves for remaining inventory and (iii) higher distribution and product handling costs. The gross profit of the retail outlet stores decreased primarily as a result of inventory markdowns of $1.6 million (7.3% of net sales) related to the closing of the non-Perry Ellis stores. Excluding these inventory markdowns, the gross profit margin increased as a result of a decrease in the transfer prices (from a negotiated rate to standard cost) charged to the retail outlet stores for products made by other divisions of the Debtor.

     11.  Retail Environment
          ------------------

     The retail industry has experienced significant consolidation and other ownership changes resulting in a decrease in the number of retailers. In addition, various retailers, including some of the Debtor's customers, have experienced declines in revenue and profits in recent periods and some have been forced to file for protection under the federal bankruptcy laws. In the future, other retailers in the United States and in foreign markets may consolidate, undergo restructurings or reorganizations, or realign their affiliations, any of which could decrease the number of stores that carry the Debtor's products or increase the ownership concentration within the retail industry. There can be no assurance that such changes would not have a material adverse effect on Reorganized Salant's results of operations and financial condition.

     12.  Apparel Industry Cycles and Other Economic Factors
          --------------------------------------------------

     The apparel industry historically has been subject to substantial cyclical variations, with consumer spending on apparel tending to decline during recessionary periods. A decline in the general economy or uncertainties regarding future economic prospects may affect consumer spending habits, which, in turn, could have a material adverse effect on Reorganized Salant's results of operations and financial condition.

     13.  Seasonality and Fashion Risk
          ----------------------------

     The Debtor's principal products are organized into seasonal lines for resale at the retail level during the Spring, Fall and Holiday seasons. Typically, the Debtor's products are designed as much as one year in advance and manufactured approximately one season in advance of the related retail selling season. Accordingly, the success of the Debtor's products is often dependent on the ability of the Debtor to successfully anticipate the needs of the Debtor's retail customers and the tastes of the ultimate consumer up to a year prior to the relevant selling season. In addition, the Debtor experiences seasonal fluctuations in its net sales and net income, with a disproportional amount of the Debtor's net sales and a majority of its net income typically realized during the fourth quarter. Net sales and net income are generally weakest during the first quarter. The Debtor's quarterly results of operations may also fluctuate significantly as a result of a variety of other factors, including the Debtor's ability to source, manufacture and distribute its products.

     14.  Dependence on Certain Customers and Licensees; Effect
          of Plan on Licenses
          -----------------------------------------------------

     Certain of the Debtor's customers, including some under common ownership, have accounted for significant portions of the Debtor's gross revenues.

     In Fiscal 1997, approximately 17% of the Debtor's net sales were made to Sears, approximately 11% of the Debtor's net sales were made to Federated and approximately 10% of the Debtor's net sales were made to TJX. In 1996, approximately 13% of the Debtor's net sales were made to Sears. In 1996 and 1995, net sales to Federated represented approximately 11% and 12% of the Debtor's net sales, respectively. In 1995, approximately 11% of the Debtor's net sales were made to TJX. In 1995, approximately 13% of the Debtor's Children's Group's net sales were made to Dayton Hudson Corporation. No other customers accounted for more than 10% of the net sales of the Debtor or any of its business segments during 1995, 1996, or 1997.

     A decision by the controlling owner of a group of stores or any substantial customer, whether motivated by fashion concerns, financial difficulties, or otherwise, to decrease the amount of merchandise purchased from the Debtor or to cease carrying the Debtor's products could materially adversely affect Reorganized Salant.

     In Fiscal 1997, approximately 44% of the Debtor's net sales was attributable to products sold under the Perry Ellis Portfolio by Perry Ellis and Perry Ellis America trademarks which are licensed to the Debtor under a series of license agreements with PEI. The license agreements contain renewal options which, subject to compliance with certain conditions contained therein, permit the Debtor to extend the terms of such license agreements. Assuming the exercise by the Debtor of all available renewal options, the license agreements covering men's apparel and accessories will expire on December 31, 2015. If the Debtor was unable to exercise its right to renew the agreements or the agreements were terminated by their terms (as a result of, among other things, the failure of the Debtor to make payments to PEI in accordance with the agreements and the expiration of the applicable grace periods or the failure by the Debtor to perform any of its other obligations under the agreements, including its obligations in respect of the production of the products licensed thereunder), the resulting inability to sell products bearing a Perry Ellis trademark would have a material adverse affect on Salant.

     The Debtor has four material licenses with PEI. The earliest possible expiration of three of such licenses (i.e., the PEI dress shirt license, neckwear license and belt and suspender license) is December 31, 2000 (assuming that such date is not accelerated under the terms of the licenses); however, each of these licenses is renewable in the sole discretion of the Debtor until the year 2015. The Debtor is also the licensee under eleven license agreements with The Walt Disney Company ("Disney"). While the Disney licenses, in the aggregate, are material, no single Disney license is material to the Debtor's businesses. Certain of the Disney licenses expire as early as December 31, 1998.

     The Debtor's licensing agreements with PEI contain a "change of control" provision that provides PEI with certain rights upon the occurrence of a "change of control." Those rights include among others, the right to terminate any or all of the licenses within two years after the occurrence of the change of control. On or prior to the Confirmation Date, the Debtor intends to seek either (i) the issuance of a Final Order of the Bankruptcy Court approving the assumption of the PEI Licenses by the Debtor and/or Reorganized Salant, as the case may be, and determining that the Debtor's reorganization under the Plan with the treatment provided to Senior Note Claims (Class 3) under Section 6.3(a)(i) of the Plan and the treatment provided to Old Common Stock Interests (Class 7) under Section 6.7(a)(i) of the Plan, and the confirmation and consummation of the Plan (including, but not limited to, the provisions providing such treatment), does not and will not give rise to any rights of PEI under the PEI Licenses based on any "change of control" provision in the PEI Licenses (as that term is defined in the PEI Licenses) or any similar provision, and does not and will not for any reason result in any forfeiture, termination or modification of any rights of Salant existing under the PEI Licenses immediately prior to the Filing Date, or (ii) the execution of an agreement or stipulation by and between PEI and the Debtor and/or Reorganized Salant, as the case may be, to the same effect. In the event that such Final Order is not issued, or such agreement or stipulation is not executed prior to the Effective Date, the holders of Senior Note Claims (Class 3) will receive the treatment provided under Section 6.3(a)(ii) of the Plan and the holders of Old Common Stock Interests (Class 7) will receive the treatment provided under Section 6.7(a)(ii) of the Plan. In any event, as noted above in the section entitled "Background and Events Leading to Chapter 11 Filing -- the December Agreement," PEI's consent and approval of the Plan is not required in order to confirm or consummate the Plan.

     In addition to the license agreement with PEI, the Debtor is also a party to several other license agreements. Certain of these license agreements, including the license agreements with PEI and The Walt Disney Company, contain "change of control" provisions which may be triggered by the Plan, or otherwise contain provisions that enable the licensor to terminate the license or exercise other remedies thereunder as a result of the Restructuring. The Debtor intends to seek a waiver of any such provisions from the applicable licensors. However, there can be no assurance that any such waivers will be obtained, or to the extent such waivers are obtained, on what terms they would be granted.

     15.  Foreign Operations and Sourcing; Import Restrictions
          ----------------------------------------------------

     During Fiscal 1997, approximately 12% of the products produced by the Debtor (measured in units) were manufactured in the United States, with the balance manufactured in foreign countries. Facilities operated by the Debtor accounted for approximately 75% of its domestic-made products and 37% of its foreign-made products; the balance in each case was attributable to unaffiliated contract manufacturers. In Fiscal 1997, approximately 47% of the Debtor's foreign production was manufactured in Mexico, approximately 18% was manufactured in Guatemala and approximately 12% was manufactured in the Dominican Republic.

     The Debtor's foreign sourcing operations are subject to various risks of doing business abroad, including currency fluctuations (although the predominant currency used is the U.S. dollar), quotas and, in certain parts of the world, political instability. Any substantial disruption of its relationship with its foreign suppliers could adversely affect the Debtor's operations. Some of the Debtor's imported merchandise is subject to United States Customs duties. In addition, bilateral agreements between the major exporting countries and the United States impose quotas, which limit the amount of certain categories of merchandise that may be imported into the United States. Any material increase in duty levels, material decrease in quota levels or material decrease in available quota allocation could adversely affect the Debtor's operations. The Debtor's operations in Asia, including those of its licensees, are subject to certain political and economic risks including, but not limited to, political instability, changing tax and trade regulations and currency devaluations and controls. The Debtor's risks associated with its Asian operations may be higher in 1998 than has historically been the case, due to the fact that financial markets in East and Southeast Asia have recently experienced and continue to experience difficult conditions, including a currency crisis. As a result of recent economic volatility, the currencies of many countries in this region have lost value relative to the U.S. dollar. Although the Debtor has experienced no material foreign currency transaction losses since the beginning of this crisis, its operations in the region are subject to an increased level of economic instability. The impact of these events on the Debtor's business, and in particular its sources of supply and royalty income cannot be determined at this time. There can be no assurance that such factors would not have a material adverse effect on Reorganized Salant's results of operations.

     16.  Dependence on Contract Manufacturing
          ------------------------------------

     In Fiscal 1997, the Debtor produced 59% of all of its products (in units) through arrangements with independent contract manufacturers. The use of such contractors and the resulting lack of direct control could subject the Debtor to difficulty in obtaining timely delivery of products of acceptable quality. In addition, as is customary in the industry, the Debtor does not have any long-term contracts with its fabric suppliers or product manufacturers. While the Debtor is not dependent on one particular product manufacturer or raw materials supplier, the loss of several such product manufacturers and/or raw material suppliers in a given season could have a material adverse effect on Reorganized Salant's performance.

     17.  Information Systems and Control Procedures
          ------------------------------------------

     The Debtor has completed an assessment of its information systems ("IS"), including its computer software and hardware, and the impact that the year 2000 will have on such systems and Salant's overall operations. As of November 17, 1998, the Debtor has completed the implementation of new financial systems that are year 2000 compliant ("Y2K"). In addition, the Debtor has completed all testing of software modifications to correct the Y2K problems on certain existing software programs, including its primary enterprise systems (the "AMS System") at a total cost of $3.5 million. The Debtor anticipates that any business units that are using software that is not Y2K compliant will be converted to the modified software by the end of the first quarter of 1999, at an estimated cost of $2.0 million. The funding for these activities has or will come from internally generated cash flow and/or borrowings under the Debtor's working capital facility. As a result of the Debtor's (i) successful implementation of its new financial systems, (ii) completed testing of the modifications to the AMS Systems, and (iii) expectation that all non-Y2K Systems will be converted by the end of the second quarter of 1999, the Debtor has not developed a contingency plan to address Y2K issues. If however, Reorganized Salant or the Debtor fail to complete such conversion in a timely manner, such failure will have a material adverse effect on the business, financial condition and results of operations of Reorganized Salant.

     18.  Leverage and Debt Service
          -------------------------

     Reorganized Salant is expected to continue to have annual fixed debt service requirements under the CIT Exit Facility. See Section II.E.5. herein, entitled the "The CIT Exit Facility." The ability of Reorganized Salant to make principal and interest payments under the Debtor's working capital facility, will be dependent upon Reorganized Salant's future performance, which is subject to financial, economic and other factors affecting Reorganized Salant, some of which are beyond its control. There can be no assurance that Reorganized Salant will be able to meet its fixed charges as such charges become due.

     19.  Need for Sustained Trade Support
          --------------------------------

     The Debtor's ability to achieve sales growth and profitability includes significant reliance on continued support from its vendors. If the Debtor's major vendors reduce their credit lines or product availability to the Debtor, it could have a material adverse effect on Reorganized Salant's sales, cash position and liquidity.

                      X. APPLICATION OF SECURITIES ACT

A.   ISSUANCE AND RESALE OF NEW SECURITIES UNDER THE PLAN

     Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act (and any equivalent state securities or "blue sky" laws) the offer of a debtor's securities under a Chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, such debtor. In reliance upon this exemption, the New Common Stock to be issued on the Effective Date as provided in the Plan generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws. Such securities may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act") or other federal securities laws pursuant to the exemption provided by Section 4(l) of the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code (see discussion below). In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

     Section 1145(b) of the Bankruptcy Code defines "underwriter" under
Section 2(11) of the Securities Act as an entity who (A) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such a claim or interest; (B) offers to sell securities offered or sold under a plan for the holders of such securities; (C) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities, and (ii) under an agreement made in connection with the plan, with the consummation of a plan, or with the offer or sale of securities under a plan; or (D) is an issuer, as used in Section 2(11) of the Securities Act, with respect to such securities.

     Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permits the resale of securities received by statutory underwriters pursuant to a Chapter 11 plan, subject to applicable volume limitation, notice and manner of sale requirements, and certain other conditions. Parties which believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144. For a description of the Registration Rights Agreement, see Section VI above, entitled "DESCRIPTION OF REGISTRATION RIGHTS AGREEMENT."

     There can be no assurance that an active market for any of the securities to be distributed under the Plan will develop and no assurance can be given as to the prices at which they might be traded.

     BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTOR MAKES NO REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.

     MOREOVER, SUCH SECURITIES, OR THE DOCUMENTS THAT ESTABLISH THE TERMS AND PROVISIONS THEREOF, MAY CONTAIN TERMS AND LEGENDS THAT RESTRICT OR INDICATE THE EXISTENCE OF RESTRICTIONS ON THE TRANSFERABILITY OF SUCH SECURITIES.

     THE DEBTOR RECOMMENDS THAT RECIPIENTS OF SECURITIES UNDER THE PLAN CONSULT WITH LEGAL COUNSEL CONCERNING THE LIMITATIONS ON THEIR ABILITY TO DISPOSE OF SUCH SECURITIES.

               XI. FINANCIAL PROJECTIONS AND ASSUMPTIONS USED

     The projected financial information set forth below (the "Projections") should be read in conjunction with the assumptions, qualifications, limitations and explanations set forth herein and the selected historical financial information and the other information set forth in "Selected Historical Consolidated Financial Information" in Forms 10-K and 10-Q which are attached to this Disclosure Statement as Appendixes II and III, respectively.

A.   GENERAL

     The Projections set forth below reflect numerous assumptions, including various assumptions with respect to the anticipated future performance of the Debtor after the restructuring contemplated under the Plan is consummated, industry performance, general business and economic conditions and other matters, some of which are beyond the control of the Debtor. In addition, unanticipated events and circumstances may affect the actual financial results of the Debtor in the future. THEREFORE, WHILE THE PROJECTIONS ARE NECESSARILY PRESENTED WITH NUMERICAL SPECIFICITY, THE ACTUAL RESULTS ACHIEVED THROUGHOUT THE YEARS 1999-2001 (the "PROJECTED PERIOD") MAY VARY FROM THE PROJECTED RESULTS. THESE VARIATIONS MAY BE MATERIAL. ACCORDINGLY, NO REPRESENTATION CAN BE MADE OR IS MADE WITH RESPECT TO THE ACCURACY OF THE PROJECTIONS OR THE ABILITY OF THE DEBTOR TO ACHIEVE THE PROJECTED RESULTS. See Section IX herein, entitled "RISK FACTORS" for a discussion of certain factors that may affect the future financial performance of the Debtor and/or Reorganized Salant and of the various risks associated with the securities of Reorganized Salant to be issued pursuant to the Plan.

     The Debtor does not, as a matter of course, make public projections of its anticipated financial position or results of operations. Accordingly, the Debtor does not anticipate that it will, and disclaims any obligation to, furnish updated projections in the event that actual industry performance or the general economic or business climate differs from that upon which the Projections have been based. Further, the Debtor does not anticipate that it will include such information in documents required to be filed with the Commission, or otherwise make such information public.

     The Projections have been prepared by the Debtor's management, and while it believes that the assumptions underlying the projections for the Projected Period, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be given or is given that the Projections will be realized. The Projections were not prepared in accordance with standards for projections promulgated by the American Institute of Certified Public Accountants or with a view to compliance with published guidelines of the Commission regarding projections or forecasts. The Projections have not been audited, reviewed or compiled by the Debtor's independent auditors. Although presented with numerical specificity, the Projections are based upon a variety of assumptions, some of which have not been achieved to date and may not be realized in the future, and are subject to significant business, litigation, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Debtor. Consequently, the Projections should not be regarded as a representation or warranty by the Debtor, or any other person, that the Projections will be realized.

     Neither the Debtor's independent auditors, nor any other independent accountants or financial advisors, have compiled, examined or performed any procedures with respect to the projected consolidated financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

B.   PRINCIPAL ASSUMPTIONS

     The Projections are based upon forecasts of operating results during the Projected Period. For fiscal year ended 1999, the Projections include the financial results of both the Perry Ellis business and the non-Perry Ellis divisions (which non-Perry Ellis divisions the Debtor will divest itself of during fiscal year 1999). The following is a listing of assumptions that were used to develop the Projections.

     1) The Projections assume that the restructuring of the Debtor contemplated under the Plan will be consummated on April 30, 1999.

     2) The Projections assume that the Debtor will close, liquidate or sell all business units other than the Perry Ellis division. Reorganized Salant will consist of Perry Ellis dress shirts, sportswear, bottoms, ties and accessories. Reorganized Salant also will manage the Perry Ellis outlet stores.

          2a) The Debtor completes the sale of the Children's Group on March 5, 1999. See Section II.E.6. entitled, "SALE OF NON-PERRY ELLIS DIVISIONS."

          2b) The Debtor completes the sale of Salant Menswear Group on March 31, 1999. See Section II.E.6. entitled, "SALE OF NON-PERRY ELLIS DIVISIONS."

     3) The Projections assume that the current economic environment continues throughout the Projected Period

     4) The Projections assume that no unforeseen national or international events will occur during the Projected Period that would cause the retail industry to be adversely impacted.

     In addition to the aforementioned assumptions, the Projections are based on numerous detailed operating assumptions. The table below summarizes the projected operating statistics that management believes are significant and upon which the financial results of the Debtor and/or Reorganized Salant, including the liquidation and wind down of non-Perry Ellis businesses will depend during the Projected Period.

                            PROJECTED

                                              1999        2000        2001
                                              ----        ----        ----
Net Sales of Reorganized Salant
(thousands)                                  $253,118    $228,404    $246,676

Total Gross Margin as a % of Net
Sales                                           22.9%       29.8%       29.9%

Total Operating Expenses as a % of
Net Sales                                       29.8%       23.6%       23.1%

C.   SALES

     During the Projected Period, sales of Debtor are assumed to decrease from $253.1 million in fiscal 1999 to $246.7 million in fiscal year 2001. Net sales for fiscal 1999 include sales of inventory of the non-Perry Ellis businesses in the amount of $42.0 million. Net sales for Reorganized Salant will increase from $211.1 million to $246.7 million in fiscal year 2001. This increase in sales is expected to result from a combination of additional sales to existing customers and the development of new customers. Sales growth will be driven by the continued opening of in-store shops for the sportswear collection business, new door expansion with existing customers in Canada and expansion of the Perry Ellis outlet stores.

D.   GROSS MARGIN

     The Gross Margin presented in the Projections includes cost of merchandise and certain royalty and distribution costs. The overall level of Gross Margin for Reorganized Salant as a percentage of sales is expected to remain constant during the Projected Period. The expected changes in sales mix will reflect a higher proportion of regular price and incentive price sales and a lower proportion of off-price sales. This shift will occur as a result of the minimization of off-price programs. Management believes that improvements in gross margin are achievable based upon anticipated process improvements and recent trends away from off-price sales.

E.   OPERATING EXPENSES

     Expenses are forecasted based upon revised expense structures adjusted for a reorganized company operating as a stand-alone company. Management has introduced various initiatives that have streamlined its operations and reduced overhead costs. It is assumed that expenses will decrease in total dollar amount during the Projected Period from $75.4 million in fiscal year 1999 to $57.1 million in fiscal year 2001. Expenses as a percentage of sales ("Operating Expenses/Net Sales") is assumed to decrease during the Projected Period from 29.8% in fiscal year 1999 to 23.1% in fiscal year 2001.

F.   WORKING CAPITAL

     Working capital has been forecast based upon the Debtor's experience and expectations in the marketplace and are consistent with the trends that the Debtor is currently experiencing.

G.   CAPITAL EXPENDITURES

     The Projections assume a significant reinvestment of capital into the Debtor and/or Reorganized Salant over the Projected Period. The main areas of focus are management information systems, distribution, in store shops, and additional outlet stores. Management believes that these expenditures will substantially enhance operating efficiency, provide a platform for continued growth and are necessary to achieve the levels of profitability in the Projections.

H.   INTEREST EXPENSE

     During the Projected Period, annual interest expense consists of interest on the prior months' ending balances. For the Projected Period, the assumed interest rate for the Revolver is .25 percent in excess of the Prime Rate or 7.75% (based on the Prime Rate as of December 18, 1998). For the Revolver, the assumed interest rate is multiplied by the prior month end borrowings as projected by management resulting from the operating projections in the business plan. The assumed credit facility fees are $83,000 for 1999 and $200,000 under the new credit facility for 2000 and 2001.

I.   INCOME TAXES

     The Debtor believes that the transactions contemplated by the restructuring under the Plan will cause a limitation of the use of the NOLs pursuant to Section 382 of the Tax Code. A state income tax rate of 5% has been assumed in calculating the income taxes to be paid for each of the fiscal years 2000 and 2001. Federal taxable income has been reduced by the allowable amount of NOLs for each of 2000 and 2001. The limitation is based upon an assumed equity value in Plan Alternative #1 of $100 million and $8 million in Plan Alternative #2 and a long term Treasury Bond Rate of 4.7% in Plan Alternative #2. The accrued interest on the New PIK Senior Notes is assumed to be nondeductible for Federal Income Tax purposes as it will not be paid in cash.

     Projected income statement, balance sheets and cash flow statements for the Debtor are included below for each of the fiscal years of 1999, 2000 and 2001.

     See "RISK FACTORS" for a discussion of various factors that could materially affect the Debtor's financial condition, results of operations, business, prospects and securities.

                          PLAN ALTERNATIVE #1(1)

         PROJECTED CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS

                               (In thousands)

                                                                       Fiscal Year Ending December 31
                                               -----------------------------------------------------------
                                                     1999                 2000                 2001
                                               -----------------    -----------------    -----------------

Net sales                                             $ 253,118            $ 228,404            $ 246,676
Cost of goods sold                                      195,114              160,340              172,920
                                               -----------------    -----------------    -----------------
Gross profit                                             58,004               68,064               73,756

Selling, general and administrative                      75,353               53,889               57,049
Royalty income                                           11,057                  505                  560
Restructuring cost                                        3,200                    -                    -
                                               -----------------    -----------------    -----------------

Income from continuing operations
  before interest and income taxes                       (9,492)              14,680               17,267

Interest expense, net                                     1,947                              -                    -
                                               -----------------    -----------------    -----------------

Net income before taxes                                 (11,439)              14,680               17,267
Income taxes                                                  -                2,873                4,960
                                               -----------------    -----------------    -----------------

Net income                                            $ (11,439)            $ 11,807             $ 12,307
                                               =================    =================    =================

--------------------

1 The foregoing financial projections (statement of operations, balance sheet and cash flow) reflect a consummation of the Plan assuming the occurrence of a PEI Event on or prior to the Effective Date, and with the treatment provided to Senior Note Claims under 6.3(a)(i) of the Plan and the treatment provided to Old Common Stock Interests under 6.7(a)(i) of the Plan.

                            PLAN ALTERNATIVE #1

              PROJECTED CONDENSED CONSOLIDATED BALANCE SHEETS

                               (In thousands)

                                                                                Fiscal Year Ending December 31,
                                                                  ----------------------------------------------------------
                                                                        1999                2000                 2001
                                                                  -----------------   -----------------    -----------------
ASSETS
     Current Assets:
          Cash and cash equivalents                                        $ 1,698             $ 8,162             $ 14,557
          Accounts receivable, net                                          25,176              27,121               29,238
          Inventories, net                                                  41,394              44,854               49,327
          Prepaid expenses and other current assets                          3,766               3,766                3,766
                                                                  -----------------   -----------------    -----------------

               Total Current Assets                                         72,034              83,903               96,888

          Property, plant and equipment, net                                10,802              11,393               11,459
          Other assets                                                      14,304              14,645               14,545
                                                                  -----------------   -----------------    -----------------
TOTAL ASSETS                                                              $ 97,140            $109,941             $122,892
                                                                  =================   =================    =================

LIABILITIES AND STOCKHOLDERS' EQUITY
     Current Liabilities:
          Loans payable                                                    $ 1,459                 $ -                  $ -
          Accounts payable                                                   9,091              10,987               12,159
          Accrued expenses                                                  11,069              12,123               13,323
          Interest payable                                                       -                   -                    -
          Other                                                                753                 832                  911
                                                                  -----------------   -----------------    -----------------

               Total Current Liabilities                                    22,372              23,942               26,393

          Deferred Liabilities                                               4,301               3,725                2,917
          Restructuring Reserves                                             3,994               3,994                2,994

     Shareholders' equity:
          Common stock                                                         100                 100                  100

          Additional paid in-in capital                                    231,459             231,459              231,459
          Pension liability                                                 (3,508)             (3,508)              (3,508)
          Foreign exchange translation                                        (184)               (184)                (184)
          Treasury stock                                                         -                   -                    -
          Retained earnings                                               (161,394)           (149,587)            (134,280)
                                                                  -----------------   -----------------    -----------------

               Total shareholders' equity                                   66,473              78,280               90,587

                                                                  -----------------   -----------------    -----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $ 97,140            $109,941             $122,892
                                                                  =================   =================    =================

                            PLAN ALTERNATIVE #1

              PROJECTED STATEMENTS OF CONSOLIDATED CASH FLOWS

                               (In thousands)


                                                                   1999                 2000                2001
                                                             -----------------    -----------------   -----------------
OPERATING ACTIVITIES:
Net Income                                                          $ (11,439)            $ 11,807            $ 12,307
Adjustment to reconcile net income to cash used in
operating activities:
     Depreciation                                                       5,159                2,661               3,186
     Amortization                                                       3,179                2,559               3,000
Changes in operating assets and liabilities
     Net account receivable                                            23,321               (1,945)             (2,117)
     Inventory                                                         29,500               (3,460)             (4,473)
     Prepaids and other assets                                             17                    -                   -
     Accounts payable                                                  (4,705)               1,896               1,173
     Accrued expenses                                                  (2,829)               1,054               1,200
     Restructuring costs                                               (2,604)                   0              (1,000)
     Other current liabilities                                           (706)                (497)               (729)
                                                             -----------------    -----------------   -----------------
Net cash (used in) provided by operating activities                    38,893               14,075              12,547

INVESTING ACTIVITIES:
Purchase of fixed assets, net                                          (7,172)              (6,152)             (6,152)
Sale of Licensing Agreements                                            9,401                    -                   -
                                                             -----------------    -----------------   -----------------
Net cash used in investing activities                                   2,229               (6,152)             (6,152)

FINANCING ACTIVITIES:
(Repayments) increase of loan payable                                 (41,123)              (1,459)                  -
(Decrease) increase of equity (restructuring charge)                        -                    -                   -
(Repayments) increases of Long-Term debt                                    -                    -                   -
                                                             -----------------    -----------------   -----------------
Net cash provided by (used in) financing activities                   (41,123)              (1,459)                  -
                                                             -----------------    -----------------   -----------------
Net (decrease) increase in cash and ~     cash equivalents                  0                6,464               6,395
                                                             =================    =================   =================
Cash and cash equivalents, beginning of year                            1,698                1,698               8,162
Cash and cash equivalents, end of year                                $ 1,698              $ 8,162            $ 14,557

Supplemental disclosure of non-cash transactions:
Conversion of debt to common stock                                  $ 110,747
Reduction in Restructuring Reserves                                 $  16,827
Cancellation of Old Common Stock                                    $  15,177
Insurance of New Common Stock                                       $     100

                          PLAN ALTERNATIVE #2(2)

         PROJECTED CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS

                               (In thousands)

                                                                             Fiscal Year Ending December 31
                                                     -----------------------------------------------------------
                                                           1999                 2000                 2001
                                                     -----------------    -----------------    -----------------

Net sales                                                   $ 253,118            $ 228,404            $ 246,676
Cost of goods sold                                            195,114              160,340              172,920
                                                     -----------------    -----------------    -----------------
Gross profit                                                   58,004               68,064               73,756

Selling, general and administrative                            75,353               53,889               57,049
Royalty income                                                 11,057                  505                  560
Goodwill amortization                                           3,200                    -                    -
                                                     -----------------    -----------------    -----------------

Income from continuing operations
  before interest and inco(9,492)s                             14,680               17,267

Interest expense, net                                          11,147               15,180               17,457
                                                     -----------------    -----------------    -----------------

Net income before taxes                                       (20,638)                (500)                (190)
Income taxes                                                        -                5,396                6,473
                                                     -----------------    -----------------    -----------------

Net income                                                  $ (20,638)            $ (5,896)            $ (6,663)
                                                     =================    =================    =================
--------------------

2 The foregoing financial projections (statement of operations, balance sheet and cash flow) reflect a consummation of the Plan assuming a PEI Event does not occur on or prior to the Effective Date, and with the treatment provided to Senior Note Claims under 6.3(a)(ii) of the Plan and the treatment provided to Old Common Stock Interests under 6.7(a)(ii) of the Plan.

                            PLAN ALTERNATIVE #2

              PROJECTED CONDENSED CONSOLIDATED BALANCE SHEETS

                               (In thousands)

ASSETS
     Current Assets:
          Cash and cash equivalents                                   $ 1,698             $ 5,638             $ 10,521
          Accounts receivable, net                                     25,176              27,121               29,238
          Inventories                                                  41,394              44,854               49,327
          Prepaid expenses and other current assets                     3,766               3,766                3,766
                                                             -----------------   -----------------    -----------------

               Total Current Assets                                    72,034              81,379               92,852

          Property, plant and equipment, net                           10,802              11,393               11,459
          Other assets                                                 14,304              14,645               14,545
                                                             -----------------   -----------------    -----------------
TOTAL ASSETS                                                         $ 97,140            $107,417             $118,856
                                                             =================   =================    =================

LIABILITIES AND STOCKHOLDERS' EQUITY
     Current Liabilities:
          Loans payable                                               $ 1,459                 $ -                  $ -
          Accounts payable                                              9,091              10,985               12,159
          Accrued expenses                                             11,069              12,123               13,323
          Interest payable                                                  -                   -                    -
          Other                                                           753                 832                  911
                                                             -----------------   -----------------    -----------------

               Total Current Liabilities                               22,372              23,940               26,393

      Long Term Debt                                                  101,200             116,380              133,837
      Deferred Liabilities                                              4,301               3,725                2,917
      Restructuring Reserves                                            3,994               3,994                2,994

     Shareholders' equity:
          Common stock                                                    100                 100                  100

          Additional paid in-in capital                               139,459             139,459              139,459
          Pension liability                                            (3,508)             (3,508)              (3,508)
          Foreign exchange translation                                   (184)               (184)                (184)
          Treasury stock                                                    -                   -                    -
          Retained earnings                                          (170,594)           (176,490)            (183,153)
                                                             -----------------   -----------------    -----------------

               Total shareholders' equity                             (34,727)            (40,623)             (47,286)

                                                             -----------------   -----------------    -----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $ 97,140            $107,417             $118,856

                                                             =================   =================    =================

                            PLAN ALTERNATIVE #2

              PROJECTED STATEMENTS OF CONSOLIDATED CASH FLOWS

                               (In thousands)

                                                                   1999                 2000                2001
                                                             -----------------    -----------------   -----------------
OPERATING ACTIVITIES:
Net Income, including non-cash interest                             $ (11,438)             $ 9,284            $ 10,794
Adjustment to reconcile net income to cash used in
operating activities:
     Depreciation                                                       5,159                2,661               3,186
     Amortization                                                       3,179                2,559               3,000
Changes in operating assets and liabilities
     Net account receivable                                            23,321               (1,945)             (2,117)
     Inventory                                                         29,500               (3,460)             (4,473)
     Prepaids and other assets                                             17                    -                   -
     Accounts payable                                                  (4,705)               1,896               1,173
     Accrued expenses                                                  (2,829)               1,054               1,200
     Restructuring costs                                               (2,604)                   -              (1,000)
     Other current liabilities                                           (706)                (497)               (729)
                                                             -----------------    -----------------   -----------------
Net cash (used in) provided by operating activities                    38,894               11,552              11,034

INVESTING ACTIVITIES:
Purchase of fixed assets, net                                          (7,172)              (6,152)             (6,152)
Sale of Licensing Agreements                                            9,401                    -                   -
                                                             -----------------    -----------------   -----------------
Net cash used in investing activities                                   2,229               (6,152)             (6,152)

FINANCING ACTIVITIES:
(Repayments) increase of loan payable                                 (41,123)              (1,459)                  -
(Decrease) increase of equity (restructuring charge)                        -                    -                   -
(Repayments) increases of Long-Term debt                                    -                    -                   -
                                                             -----------------    -----------------   -----------------
Net cash provided by (used in) financing activities                   (41,123)              (1,459)                  -
                                                             -----------------    -----------------   -----------------
Net (decrease) increase in cash and ~     cash equivalents                  0                3,941               4,882
                                                             =================    =================   =================
Cash and cash equivalents, beginning of year                            1,698                1,698               5,638
Cash and cash equivalents, end of year                                $ 1,698              $ 5,638            $ 10,521

Supplemental disclosure of non-cash transactions:
Conversion of debt to common stock                                   $ 18,787
Reduction in Restructuring Reserve                                   $ 16,827
Cancellation of Old Common Stock                                     $ 15,177
Issuance of New Common Stock                                            $ 100
PIK interest in New Senior PIK Notes                                    9,200               15,180              17,457

          XII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

     The following is a summary of certain Federal income tax consequences expected to result from the consummation of the Plan to Noteholders, Stockholders, and Reorganized Salant and is for general information purposes only. This summary is based on the Federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation which may be important to particular Noteholders or Stockholders in light of their individual investment circumstances, including Stockholders who acquired their Old Common Stock pursuant to the exercise of stock options or otherwise as compensation, or to Noteholders or Stockholders subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations, traders or dealers in securities, foreign taxpayers and Noteholders or Stockholders who hold the Senior Notes or shares of Old Common Stock as part of a hedging transaction, "straddle," conversion transaction or other integrated transaction). In addition, this summary does not address state, local or foreign tax consequences. This summary assumes that Noteholders and Stockholders hold their Senior Notes or Old Common Stock, and will hold their New Common Stock and New PIK Senior Notes as "capital assets" (generally, property held for investment) under the Tax Code. The summary does not address the tax consequences to subsequent holders of New PIK Senior Notes. No rulings have been or will be requested from the Internal Revenue Service with respect to any of the matters discussed herein, and no opinion of counsel has been sought or obtained by the Debtor with respect thereto. NOTEHOLDERS AND STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES RESULTING FROM THE CONSUMMATION OF THE PLAN.

     Although it is not entirely free from doubt, the discussion below assumes, and Reorganized Salant intends to take the position that, if issued, the new PIK Senior Notes will be treated as debt (and not equity) for federal income tax purposes. If the New PIK Senior Notes were treated as equity for Federal income tax purposes, the tax consequences to Reorganized Salant and to Noteholders would be different than those discussed below.

A.   FEDERAL INCOME TAX CONSEQUENCES TO REORGANIZED SALANT

     1.   Cancellation Of Indebtedness Income
          -----------------------------------

     Reorganized Salant will realize cancellation of indebtedness ("COI") income, for Federal income tax purposes, in an amount equal to the excess, if any, of the adjusted issue price of the Senior Notes (including any accrued but unpaid interest) over either, (i) if the PEI Event occurs, the fair market value of the New Common Stock received by Noteholders pursuant to the Plan, or (ii) if the PEI Event does not occur, the sum of the issue price (as described below) of the New PIK Senior Notes and the fair market value of the New Common Stock received by Noteholders. COI income that is realized in a case under the Bankruptcy Code (i.e., pursuant to the Plan) will not be included in Reorganized Salant's gross income under Section 108 of the Tax Code. Reorganized Salant will be required, however, to reduce certain of its tax attributes, such as its NOLs, certain tax credits, and the basis of its assets, by the amount of the COI income that is not so included.

     2.   Limitation On Net Operating Loss Carryovers
          -------------------------------------------

     As a result of the confirmation and consummation of the Plan, Reorganized Salant will, if the PEI Event occurs, undergo an "ownership change" for purposes of Section 382 of the Tax Code and, accordingly, Reorganized Salant will be limited in its ability to use its NOLs (including for this purpose any deductions attributable to any "recognized built-in loss", within the meaning of Section 382(h) of the Tax Code, which could include deductions for depreciation and amortization of Reorganized Salant's assets which existed at the time of the implementation of the
Plan) and certain tax credit carryforwards (the "Section 382 Limitation") to offset future taxable income. The Section 382 Limitation will generally be determined by multiplying the value of Reorganized Salant's equity immediately before the ownership change by the long-term tax-exempt rate then in effect (4.71% as of February 1, 1999). Because Reorganized Salant will undergo an ownership change in a case under the Bankruptcy Code, however, the Debtor anticipates that the value of its equity for purposes of determining the Section 382 Limitation would be adjusted to reflect the increase in such value arising from the cancellation of the Senior Notes.

     If the PEI Event does not occur, it is unclear whether Reorganized Salant will, as a result of the confirmation and consummation of the Plan, undergo an ownership change for purposes of Section 382 of the Tax Code. Under Section 382, an ownership change will occur if, on the Effective Date, the interest of "5% Shareholders" (as defined under Section 382) of Reorganized Salant have cumulatively increased by more than 50 percentage points above their lowest level during the preceding 3 year period. If the PEI Event does not occur, and the Senior Noteholders do not own, within the meaning of Section 382 of the Tax Code, any Old Common Stock, the issuance of New Common Stock to Senior Noteholders will increase the percentage of stock owned by the Senior Noteholders (which will by treated as a single 5% Shareholder for this purpose) by 40 percentage points. Thus, if on the Effective Date, the interests of any other 5% Shareholders have increased by 10 percentage points over their lowest level during the preceding 3 year period, an ownership change would occur. If Reorganized Salant does undergo an ownership change at such time, it would be subject to the Section 382 Limitation on use of NOL's. However, the Section 382 Limitation would, subject to the next paragraph, be more restrictive in this circumstance than in the circumstances covered by the preceding paragraph because the value of Reorganized Salant's equity at the time of the ownership change would, as a result of the issuance of the New PIK Senior Notes, be smaller.

     If the PEI Event does not occur but an ownership change does occur upon the Plan's consummation, Reorganized Salant may elect to entirely avoid the application of the Section 382 Limitation under Section 382(l)(5) of the Tax Code. Reorganized Salant would, however, be required to reduce its NOLs and possibly other tax attributes by any interest deductions claimed by Salant with respect to any indebtedness converted into New Common Stock for (i) the three year period preceding the date of the "ownership change" and (ii) the portion of the year of the ownership change prior to the Effective Date. Moreover, under Section 382(l)(5)(D) of the Tax Code, if a second ownership change with respect to Reorganized Salant were to occur within the two year period following the Effective Date, the
Section 382(l)(5) exception would not apply and any NOLs remaining after the second ownership change would be eliminated. If the PEI Event does not occur and Reorganized Salant determines that an ownership change will occur upon the Plan's consummation, Reorganized Salant will determine whether to elect the application of Section 382(l)(5) of the Tax Code.

     If Reorganized Salant does not undergo an ownership change as a result of the consummation of the Plan, no Section 382 Limitation upon use of NOL's would arise at such time. However, if, during the succeeding 3 year period, an equity shift in Reorganized Salant occurs which, when aggregated with the equity shift arising as a result of the Plan gives rise to a 50% change in ownership under the rules described above, a new Section 382 Limitation would be imposed at such time. If such ownership change occurs within two years of the consummation of the Plan, the value of Reorganized Salant's equity for purposes of computing such limitation would not include the increase in value created by the retirement of the Senior Notes pursuant to the Plan.

     3.   Limitation on Interest Deductions
          ---------------------------------

     Under certain provisions of the Tax Code the New PIK Senior Notes will likely constitute "applicable high yield discount obligations." As a result, (i) Reorganized Salant will be denied an interest deduction on the New PIK Senior Notes to the extent the yield to maturity on such New PIK Senior Notes exceeds six percentage points over the applicable federal rate in effect for the month in which the Effective Date occurs, and (ii) Reorganized Salant will not be entitled to an interest deduction for the remainder of the interest accruing on such New PIK Senior Notes until such interest is paid. The New PIK Senior Notes will constitute an "applicable high yield discount obligation" if their yield to maturity is at least equal to the applicable federal rate plus five percentage points. The applicable federal rate for indebtedness whose term is eight years was 4.71% as of February 1, 1999.

B.   FEDERAL INCOME TAX CONSEQUENCES TO NOTEHOLDERS

     1.   General
          -------

     The Plan, if confirmed and consummated as described herein, should, assuming that the Senior Notes and the New PIK Senior Notes, if issued, are "securities" for federal income tax purposes, constitute a tax-free recapitalization for purposes of the Tax Code. Accordingly, for Federal income tax purposes:

          (i) no gain or loss will be recognized by a Noteholder upon the receipt of New Common Stock or, if the PEI Event does not occur, the New PIK Senior Notes pursuant to the Plan, except that the holder will recognize income to the extent of the value of the New Common Stock or, if applicable, New PIK Senior Notes received pursuant to the Plan which is allocable to any interest on the Senior Notes that accrued on or after the beginning of the holder's holding period and which was not previously included in the holder's taxable income (the "Accrued Interest");

          (ii) if the PEI event occurs, the aggregate tax basis of the New Common Stock received by a Noteholder pursuant to the Plan will be the same as the aggregate tax basis of the Senior Notes exchanged therefor, except that the basis of the shares of New Common Stock received (or fractions thereof) which are treated as attributable to Accrued Interest will be equal to the fair market value of such shares (or fractions thereof) on the Effective Date. If the PEI event does not occur, the aggregate tax basis of the New Common Stock and the New PIK Senior Notes will, subject to the next sentence, equal the aggregate tax basis of the Senior Notes exchanged therefor which aggregate amount will be divided amongst the New PIK Senior Notes and the New Common Stock in accordance with their relative fair market values on the Effective Date. To the extent shares of New Common Stock and New PIK Senior Notes are treated as attributable to Accrued Interest, such shares or notes will have a basis equal to the fair market value of such shares (or fractions thereof) or notes on the Effective Date; and

          (iii) the holding period of the New Common Stock and, if applicable, New PIK Senior Notes in the hands of a Noteholder will include the holding period of the Senior Notes exchanged therefor, except that the holding period of the shares of New Common Stock (or fractions thereof) and, if applicable, the New PIK Senior Notes treated as attributable to Accrued Interest will begin the day after the Effective Date.

          (iv) The Plan provides that shares of New Common Stock and, if applicable New PIK Senior Notes, issued to Noteholders will be allocated first to the principal amount of the Senior Notes held by such Noteholders and thereafter to accrued interest. Certain legislative history provides that an allocation provided in a bankruptcy plan may be binding for federal income tax purposes. However, the Internal Revenue Service may take the position that the shares of New Common Stock and, if applicable, the New PIK Senior Notes received by Noteholders should be allocated either between principal and accrued interest in proportion to the relative amounts thereof, or first, to accrued interest to the extent thereof and thereafter to principal. Noteholders should consult their own tax advisors as to the proper allocation between principal and interest.

     2.   Market Discount
          ---------------

     Noteholders who acquired their Senior Notes at a "market discount" subsequent to the initial offering of the Senior Notes may be required to carry over any accrued (but unrecognized) market discount to the New Common Stock and, if applicable, the New PIK Senior Notes received pursuant to the Plan, which discount will be recognized as ordinary income upon disposition of such New Common Stock or, if applicable, the New PIK Senior Notes. However, it is possible (although unlikely) that any such accrued market discount would be required to be recognized to the extent of any gain realized.

     3.   Application of Original Issue Discount Rules to New PIK
          Senior Notes
          -------------------------------------------------------

          a.  General Rules

          The federal income tax treatment of ownership of, and payments with respect to, the New PIK Senior Notes to be issued by the Debtor under the Plan will be governed by Treasury regulations concerning original issue discount (the "OID Regulations"). The OID Regulations are extremely complex and ambiguous in some respects; thus, their application is subject to uncertainty. Noteholders that receive New PIK Senior Notes are urged to consult their own tax advisors concerning the application of the OID Regulations to the New PIK Senior Notes.

          Under the OID Regulations, holders of New PIK Senior Notes that bear OID must include such OID in income under a method that reflects the economic accrual of interest based on a constant yield. Thus, such holders may be required to include amounts in income prior to the receipt of the cash associated with such income.

          The total amount of OID on the New PIK Senior Notes will equal the excess of the "stated redemption price at maturity" of such notes over their "issue price." The stated redemption price at maturity of the New PIK Senior Notes is the sum of all payments to be made on such notes other than payments of stated interest in cash or other property (other than debt instruments of the issuer) at a single fixed rate that are unconditionally payable at least annually over the entire term of such issue ("qualified stated interest").

          Because interest is not unconditionally payable in cash or property (other than debt instruments of Reorganized Salant) at least annually on the New PIK Senior Notes, none of the interest on such debt obligations will be treated as qualified stated interest. Consequently, the stated redemption price at maturity of such debt obligations will be the sum of all payments to be made on such obligations (whether denominated principal or interest). The OID Regulations require one to assume, for purposes of computing the stated redemption price at maturity, that Reorganized Salant will exercise the option to make cash interest payments at the lower 12% rate rather than issuing additional New PIK Senior Notes as interest at a 15% rate. If Reorganized Salant does not exercise this option but instead issues New PIK Senior Notes as a payment of interest, the amount and accrual of OID on the New PIK Senior Notes will be adjusted in the manner described below under "Issuance of Additional New PIK Senior Notes as Interest."

          The issue price of the New PIK Senior Notes will depend on whether such notes or the Senior Notes are treated as publicly traded for purposes of the OID regulations. Under the OID Regulations, the Senior Notes and New PIK Senior Notes would generally be treated as publicly traded if, at any time during the 60-day period ending 30 days after the date such notes are issued, (i) they are listed on a national securities exchange or certain interdealer quotation systems or (ii) they appear on a system of general circulation that provides a reasonable basis to determine fair market value by disseminating either recent price quotations of one or more qualified brokers, dealers or traders, or actual prices of recent sales transactions.

          The Debtor does not believe that either the Senior Notes or the New PIK Senior Notes have met or will meet this definition. Consequently, under the OID Regulations, the issue price of the New PIK Senior Notes will likely be their stated principal amount. If, however, the Senior Notes or New PIK Senior Notes did satisfy the OID Regulations' definition of "publicly traded," the issue price of the New PIK Senior Notes would be determined under different rules.

          Holders of New PIK Senior Notes will be required to include in income the sum of the "daily portions" of OID with respect to the debt instrument for each day during the taxable year or portion of the taxable year in which such holder held the debt instrument. "Daily portions" are determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The amount of OID allocable to an accrual period will equal (i) the product of the annual "yield to maturity" of the instrument, appropriately adjusted for the length of such accrual period, and the "adjusted issue price" of the instrument at the beginning of that accrual period, (ii) minus the amount of qualified stated interest payments allocable to the accrual period. The annual "yield to maturity" of a debt instrument is the discount rate at which the present value of all payments due under the instrument from the date of issue equals the issue price of the instrument. The "adjusted issue price" of a debt instrument generally equals the issue price of the instrument increased by the amount of OID previously includible in the gross income of a holder, and decreased by the amount of any payment previously made on the instrument other than a payment of qualified stated interest. The OID Regulations provide that holders that acquire New PIK Senior Notes will be allowed to amortize any "acquisition premium" as an offset to otherwise includible OID. New PIK Senior Notes will be considered to be acquired at an "acquisition premium" to the extent the holder's initial tax basis for such New PIK Senior Notes is greater than the issue price but less than the stated redemption price at maturity of such notes.

          If, as is likely, the New PIK Senior Notes constitute "applicable high yield discount obligations" (See "Federal Income Tax Consequences to Reorganized Salant: Limitation on Interest Deductions"), holders of New PIK Senior Notes that are corporations may be entitled to a dividends-received deduction for the portion of the OID on such notes for which Reorganized Salant is denied an interest deduction. Corporate holders of New PIK Senior Notes should consult their tax advisors as to the applicability and consequences to them of this rule.

          b.  Issuance of Additional New PIK Senior Notes as Interest.

          If Reorganized Salant exercises the option at any time to make a semi-annual interest payment in the form of New PIK Senior Notes (at a 15% annual rate), such issuance will not be treated as a payment on the New PIK Senior Notes for tax purposes. Instead, the New PIK Senior Notes will, solely for purposes of computing the accrual of OID, be treated as reissued on such date for an amount equal to their adjusted issue price on such date. Corresponding adjustments will be made to the stated redemption price at maturity, yield to maturity, and subsequent accrual of OID on such New PIK Senior Notes. The net effect of the issuance of New PIK Senior Notes as interest will be to increase the amount of OID taken into income over the life of the New PIK Senior Notes, reflecting the increased amount of cash to be ultimately received over the life of these instruments as a result of such issuance.

     4.   Disposition of New Common Stock and New PIK Senior Notes
          --------------------------------------------------------

     Upon a sale, exchange or other disposition of the New Common Stock or New PIK Senior Notes, if applicable, a holder will, subject, to the discussion of "Market Discount" under "Federal Income Tax Consequences to Noteholders," recognize a capital gain or loss in an amount equal to the difference between the amount realized on such disposition and the holder's adjusted tax basis in the New Common Stock and New PIK Senior Notes. A holder's adjusted tax basis in a New PIK Senior Note will generally equal the issue price of such note, as described above under "Application of Original Issue Discount Rules to New PIK Senior Notes", increased by the amount of any OID previously includible in income by such holder with respect to such New PIK Senior Note, and reduced by any principal and interest payments received by such holder with respect to such note. Any such gain or loss recognized with respect to shares of New Common Stock and, if applicable, New PIK Senior Notes will be long-term (and, in the case of individual holders, subject to taxation at reduced rates) if the shares of New Common Stock or New PIK Senior Notes, if applicable, have a holding period of more than one year.

C.   FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS

     1.   General
          -------

     In general, the receipt of New Common Stock by Stockholders pursuant to the Plan will not be a taxable event, except that Stockholders will recognize gain or loss to the extent of any cash received in lieu of a fractional share. Each stockholder will have an aggregate tax basis in its shares of New Common Stock equal to its aggregate tax basis in the shares of Old Common Stock exchanged therefor (reduced by any basis apportionable to any fractional share settled in cash as described above). Such aggregate amount shall be allocated ratably among the shares of New Common Stock received by each such Stockholder. The holding period of the New Common Stock will include the holding period of the Old Common Stock.

     2.   Disposition
          -----------

     Upon a sale, exchange, or other disposition of the New Common Stock a Stockholder will recognize a capital gain or loss in an amount equal to the difference between the amount realized and the Stockholder's adjusted tax basis in such New Common Stock. Such gain or loss will be long-term (and, in the case of individual Stockholders, subject to taxation at reduced rates) if the shares of New Common Stock have been held for more than one year.

                XIII. REQUIREMENTS FOR CONFIRMATION OF PLAN

A.   CONFIRMATION HEARING

     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. As promptly as practicable after the commencement by the Debtor of the Chapter 11 Case, the Debtor will request the Bankruptcy Court to schedule a Confirmation Hearing. Notice of the Confirmation Hearing will be provided to all known creditors and equity holders or their representatives. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned confirmation hearing.

     Section 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to confirmation of the Plan. Pursuant to the Bankruptcy Rules, any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector and, the nature and amount of claims or interests held or asserted by the objector and against the Debtor's estate or property, and the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon (i) Fried, Frank, Harris, Shriver & Jacobson, Attorneys for the Debtor and Debtor-in-Possession, One New York Plaza, New York, New York 10004, Attention: Brad Eric Scheler, Esq. and Lawrence A. First, Esq., (ii) The United States Trustee for the Southern District of New York, 33 Whitehall Street, Twenty-First Floor, New York, New York 10004, Attention: Carolyn S. Schwartz, Esq., [and (iii) the attorneys for any official committee of unsecured creditors that may be appointed in the Debtor's Chapter 11 Case,] so as to be received no later than the date and time designated in the notice of the Confirmation Hearing.

     Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

     At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the following requirements of section 1129(a) of the Bankruptcy Code are met:

     1. The Plan complies with the applicable provisions of the Bankruptcy Code.

     2. The Debtor has complied with the applicable provisions of the Bankruptcy Code.

     3. The Plan has been proposed in good faith and not by any means forbidden by law.

     4. Any payment made or to be made by the Debtor, or by an entity issuing securities, or acquiring property under the Plan, for services or for costs and expenses in, or in connection with, the Chapter 11 Case or in connection with the Plan and incident to the Chapter 11 Case has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

     5. The Debtor has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of Reorganized Salant, or a successor to the Debtor under the Plan, and the appointment to or continuance in such office by such individual must be consistent with the interests of creditors and interest holders and with public policy. The Debtor has disclosed the identity of any "insider" who will be employed or retained by Reorganized Salant and the nature of any compensation for such "insider."

     6. With respect to each Impaired Class of Claims or Interests, each Holder of a Claim or Interest in such Class has either accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtor was liquidated on the Effective Date under Chapter 7 of the Bankruptcy Code.

     7. With respect to each Class of Claims or Interests, such Class has either accepted the Plan or is not Impaired by the Plan. If this requirement is not met, the Plan may still be confirmed pursuant to section 1129(b) of the Bankruptcy Code. See Section XIII.E. herein, entitled "REQUIREMENTS FOR CONFIRMATION OF PLAN -- NONCONSENSUAL CONFIRMATION."

     8. Except to the extent that the Holder of a particular Claim has agreed to a different treatment of its Claim, the Plan provides that (i) allowed Administrative Expenses will be paid in full in Cash on the Effective Date, (ii) Allowed Priority Claims will be paid in full in Cash on the Effective Date, or if the Class of such Claims accepts the Plan, the Plan may provide for deferred Cash payments, of a value as of the Effective Date, equal to the Allowed amount of such Claims, and (iii) the holder of an Allowed Priority Tax Claim will receive on account of such Claim deferred Cash payments over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the Effective Date, equal to the Allowed amount of such Claim.

     9. If a Class of Claims is Impaired under the Plan, at least one Class of Claims that is Impaired by the Plan has accepted the Plan, determined without including any acceptance of the Plan by any "insider."

     10. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor of the Debtor under the Plan.

     11. All fees payable under Section 1930 of title 28 as determined by the Bankruptcy Court at the Confirmation Hearing have been paid or the Plan provides for the payment of all such fees on the Effective Date.

     12. The Plan provides for the continuation after the Effective Date of payment of all Retiree Benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to subsection 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtor has obligated itself to provide such benefits.

     The Debtor believes that the Plan satisfies all of the statutory requirements of Chapter 11 of the Bankruptcy Code. Certain of these requirements are discussed in more detail below.

B.   FEASIBILITY OF THE PLAN

     In connection with confirmation of the Plan, section 1129(a)(11) requires that the Bankruptcy Court find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor. This is the so-called "feasibility" test.

     To support their belief in the feasibility of the Plan, the Debtor has prepared projections (the "Projections") for the years 1999 through 2001

     The professionals have not performed an independent investigation of the accuracy or completeness of the Projections. See Section XI above, entitled "FINANCIAL PROJECTIONS AND ASSUMPTIONS USED."

     The Projections indicate that Reorganized Salant should have sufficient cash flow to make the payments required under the Plan on the Effective Date and to repay and service its debt obligations and to maintain its operations. Accordingly, the Debtor believes that the Plan complies with the standard of section 1129(a)(11) of the Bankruptcy Code. As noted in the Projections, however, the Debtor cautions that no representations can be made as to the accuracy of the Projections or as to Reorganized Salant's ability to achieve the projected results. Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the Debtor. Some assumptions may not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Debtor's financial results. As discussed elsewhere in this Disclosure Statement, there are numerous circumstances that may cause actual results to vary from the projected results, and the variations may be material and adverse. See Section IX above, entitled "RISK FACTORS" for a discussion of certain risk factors that may affect financial feasibility of the Plan.

     In the event that the New PIK Senior Notes are issued pursuant to the Plan, the Debtor believes that, as a result of an anticipated improvement in the income stream of Reorganized Salant following the Effective Date and the fact that Reorganized Salant is expected to be a more economically viable business, upon maturity of the New PIK Senior Notes, Reorganized Salant will be able to pay the principal balance thereof and any accrued and unpaid interest thereon by means of a refinancing or other similar transaction. See "CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS" in
Section V.C. above.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY THE DEBTOR'S INDEPENDENT CERTIFIED ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH HAVE NOT BEEN ACHIEVED TO DATE AND MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, LITIGATION, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTOR. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTOR, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

C.   BEST INTERESTS TEST

     As described above, the Bankruptcy Code requires that each holder of an impaired claim or equity interest either (a) accepts the plan or (b) receives or retains under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date.

     The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtor's assets and properties in the context of a Chapter 7 liquidation case. The total cash available would be the sum of the proceeds from the disposition of the Debtor's assets and the cash held by the Debtor at the time of the commencement of the Chapter 7 case. The next step is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtor's business and the use of Chapter 7 for the purposes of liquidation. Next, any remaining cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code (see discussion below). Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) is compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

     The Debtor's costs of liquidation under Chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the Debtor during a Chapter 11 case and allowed in a Chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed. In addition, claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into by the Debtor both prior to, and during the pendency of, the Chapter 11 Case.

     The foregoing types of claims, costs, expenses, and fees and such other claims which may arise in a liquidation case or result from a pending Chapter 11 case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-Chapter 11 priority and unsecured claims.

     In applying the "best interests test," it is possible that claims and equity interests in the Chapter 7 case may not be classified according to the seniority of such claims and equity interests as provided in the Plan. In the absence of a contrary determination by the Bankruptcy Court, all pre-Chapter 11 unsecured claims which have the same rights upon liquidation and would be treated as one class for purposes of determining the potential distribution of the liquidation proceeds resulting from the Debtor's Chapter 7 case. The distributions from the liquidation proceeds would be calculated ratably according to the amount of the claim held by each creditor. Creditors who claim to be third-party beneficiaries of any contractual subordination provisions might be required to seek to enforce such contractual subordination provisions in the Bankruptcy Court or otherwise. Section 510 of the Bankruptcy Code specifies that such contractual subordination provisions are enforceable in a Chapter 7 liquidation case.

     The Debtor believes that the most likely outcome of liquidation proceedings under Chapter 7 would be the application of the rule of absolute priority of distributions. Under that rule, no junior creditor receives any distribution until all senior creditors are paid in full, with interest, and no equity holder receives any distribution until all creditors are paid in full with interest. Consequently, the Debtor believes that in a Chapter 7 case, Holders of Senior Note Claims would likely receive less than they would receive under the Plan and Holders of General Unsecured Claims, PBGC Claims, Old Common Stock Interests and Other Interests would receive no distributions of property.

     After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a Chapter 11 case, including (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail, (iii) the adverse effects on the salability of the capital stock of the subsidiaries as a result of the departure of key employees and the loss of major customers and suppliers, and (iv) substantial increases in claims which would be satisfied on a priority basis or on a parity with creditors in a Chapter 11 case, the Debtor has determined that confirmation of the Plan will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to a liquidation of the Debtor under Chapter 7 of the Bankruptcy Code.

     Moreover, the Debtor believes that the value of any distributions from the liquidation proceeds to each class of allowed claims in a Chapter 7 case would be the same or less than the value of distributions under the Plan because such distributions in a Chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the claims and prepare for distributions. In the event litigation were necessary to resolve claims asserted in the Chapter 7 case, the delay could be further prolonged.

D.   LIQUIDATION ANALYSIS

     The Debtor has prepared the following liquidation analysis with the assistance of its financial advisor, Conway, Del Genio, Gries & Co., L.L.C. The liquidation analysis estimates the gross value available for distribution in the liquidation under Chapter 7 of the Bankruptcy Code to be between $111,346,000 and $136,710,000 less (i) all indebtedness outstanding under the Credit Agreement with CIT estimated to be $42,582,000, and (ii) administrative expenses including trustee and professional fees estimated to be between $56,069,000 and $47,102,000. Accordingly, under such analysis the net proceeds available to Noteholders would be between $12,695,000 and $47,027,000. Based on the Noteholders' claim of $104,879,000 plus accrued and unpaid interest to the date of liquidation (which amounts are estimated to aggregate $119,734,000), the liquidation would net the Noteholders' between a 10.6% and a 39.3% recovery on their claims and leave existing holders of General Unsecured Claims and Stockholders with no consideration, assuming a strict priority distribution.

     THE FOLLOWING LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTOR. THE LIQUIDATION ANALYSIS MAKES NUMEROUS ASSUMPTIONS WITH RESPECT TO ASSET VALUATION, INDUSTRY PERFORMANCE, BUSINESS AND ECONOMIC CONDITIONS, AND OTHER MATTERS, MANY OF WHICH ARE BEYOND THE DEBTOR'S CONTROL. MOREOVER, THE METHODS AND ASSUMPTIONS USED IN PREPARING THE LIQUIDATION ANALYSIS INVOLVE SIGNIFICANT ELEMENTS OF SUBJECTIVE JUDGMENT ON THE PART OF THE DEBTOR AND MAY OR MAY NOT PROVE TO BE CORRECT. THE LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF THE DEBTOR'S ASSETS AND IS NOT NECESSARILY INDICATIVE OF THE VALUES THAT MAY BE REALIZED IN AN ACTUAL LIQUIDATION WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THE ESTIMATES CONTAINED IN THE LIQUIDATION ANALYSIS.

                             SALANT CORPORATION
                     HYPOTHETICAL LIQUIDATION ANALYSIS
                              ($ IN THOUSANDS)

                                                                     ESTIMATED                       ESTIMATED
                                            ASSETS                  RECOVERY %                  LIQUIDATION VALUE
                                        AVAILABLE FOR         ---------------------------  --------------------------------
                                         LIQUIDATION            LOW             HIGH             LOW             HIGH          NOTE
                                      ----------------------  -----------  --------------  ----------------  --------------  -------
ASSETS TO BE LIQUIDATED                   (unaudited)                                        (unaudited)      (unaudited)
   Cash & Cash Equivalents                 $    1,698            100.0%           100.0%     $     1,698    $      1,698
   Accounts Receivable                         60,733             70.0%            80.0%          42,513          48,586         1
   Inventory                                   84,096             56.0%            64.1%          47,115          53,941         2
   Prepaid Expenses                             3,823             45.0%            65.0%           1,720           2,485         3
   Net Property & Equipment                    28,263             15.9%            24.8%           4,500           7,000         4
   Other Assets                                24,237             56.9%            94.9%          13,800          23,000         5
                                            ---------                                        -----------    ------------
   Total Assets                             $ 202,850                                            111,346         136,710
                                            =========

LESS:    ADMINISTRATIVE AND PRIORITY CLAIMS

         Merchandise Receipts During Liquidation Period                                          (21,500)        (21,500)        2
         Wind-down Expenses                                                                      (13,802)        (10,802)        6
         Trustee Fees                                                                             (3,340)         (2,051)        7
         Professional Fees (Estimate)                                                             (4,000)         (2,400)
         Employee Severance and Related Costs                                                    (11,426)         (9,349)        8
         Prepetition Priority Tax Claim                                                                -               -
         Other                                                                                    (2,000)         (1,000)
                                                                                             -----------    ------------
              Subtotal                                                                           (56,069)        (47,102)


NET LIQUIDATION PROCEEDS AVAILABLE FOR DISTRIBUTION                                               55,277          89,609

LESS:    SECURED CLAIMS

         Pre-petition Lenders                                                                    (42,582)        (42,582)        9
                                                                                             -----------    ------------
PROCEEDS AVAILABLE FOR DISTRIBUTION TO
         SENIOR SECURED NOTEHOLDERS                                                               12,695          47,027

SENIOR SECURED NOTEHOLDERS                                                                       119,734)       (119,734)       10
         RECOVERY % SENIOR SECURED NOTEHOLDERS                                                    10.6%           39.3%

PROCEEDS AVAILABLE FOR DISTRIBUTION TO
         GENERAL UNSECURED CREDITORS                                                                   -               -

GENERAL UNSECURED CREDITORS:

         Accounts Payable, Trade                                                                 (27,694)        (27,694)       11
         Lease Rejection Claims                                                                  (10,013)         (7,510)       12
         Purchase Order Cancellation Claims                                                       (8,500)         (6,375)        2
         Pension Termination Claims                                                              (15,434)        (15,434)       13
         Contingency for Unsecured Claims                                                         (2,000)         (1,000)
                                                                                             -----------   -------------
                  TOTAL UNSECURED CLAIMS                                                     $   (63,641)  $     (58,013)
                                                                                             ===========   =============
         RECOVERY % GENERAL UNSECURED CREDITORS                                                    0.0%            0.0%

         RECOVERY TO EQUITY HOLDERS                                                          $         -   $           -
                                                                                             ===========   =============

         GENERAL ASSUMPTIONS

a) The Liquidation Analysis reflects the Debtor's estimates of the proceeds that would be realized if the Debtor were to be liquidated in accordance with Chapter 7 of the Bankruptcy Code and is based on the Debtor's projected assets and liabilities as of January 3, 1999 (which for purposes of this Liquidation Analysis is assumed to be the date that a hypothetical Chapter 7 case would be commenced). Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to uncertainties beyond the control of the Debtor and its management.

b) The Liquidation Analysis assumes that the wind-down of the Debtor's estate would be completed within twelve months (the "Liquidation Period") and the sale of the assets would be completed during the first five months of the Liquidation Period. The Liquidation Period would allow the Debtor to sell its inventories, wind down operational activities, complete the claims reconciliation process and make distributions to parties-in-interest.

c) The wind-down costs in the liquidation analysis include operating expenses and other costs considered likely to be incurred during the Liquidation Period. Significant liquidation activities would include the liquidation of inventories, collection of accounts receivable, negotiation for the sale of real estate and/or real estate leases, equipment located in the Debtor's manufacturing facilities and distribution centers, owned trademarks and other remaining assets.

d) During the first three months of the Liquidation Period, staff reductions would take place for Information Systems ("IS") programmers, buying, selling, manufacturing and administrative staff, and certain management positions. During that period, certain IS, financial, legal and administration personal would be retained to manage the wind down and plan the inventory liquidation.

e) All assets are assumed to be sold for cash or cash equivalents, and all distributions are assumed to be completed on or about October 3, 1999.

f) The claim amounts reflected in the liquidation analysis are based on the Debtor's estimate of claims which are expected to be incurred as a result of the liquidation and the Debtor's estimate of claims which would exist as of January 3, 1999.

     NOTES TO LIQUIDATION ANALYSIS

     The following notes describe the significant assumptions that are reflected in the Liquidation Analysis.

     Note 1 - Accounts Receivable

     Accounts receivable balances primarily include amounts due from customers. The recovery of receivables is based on an estimate by the Debtor's management of collection, given such factors as the aging of the receivables and the time and effort to make inquires. For purposes of this Liquidation Analysis, the high recovery estimate assumes 80% recovery on the accounts receivable balance and the low recovery estimate assumes 70% recovery on the accounts receivable balance which includes a provision for chargebacks.

     Note 2 - Inventory

     It is assumed that, upon conversion of the case to a Chapter 7 liquidation, the Debtor would stop entering into new purchase commitments and would mitigate purchase order cancellation claims by receiving as many orders as is practical during the Liquidation Period.

     The cost of on order merchandise for which delivery was accepted by the Debtor during the Liquidation Period represents an administrative expense of the estate. It is assumed that claims arising from the cancellation of purchase orders would approximate 100% of the cost of the orders in the low recovery scenario and 75% in the high recovery scenario.

     It is assumed that the inventory would be liquidated in the Debtor's current channels of distribution over a five month period.

     The liquidation analysis reflects recoveries on inventory after adjustments for defective merchandise, shrink, markdowns and other allowances incurred during the Liquidation Period.

     Note 3 - Prepaid Expenses

     Prepaid expenses consist mostly of prepaid rent and other expenses. The low recovery estimate assumes a possible recovery of 45% of the prepaid expenses balance in a liquidation. The high recovery estimate assumes a possible recovery of 65% of the prepaid expense balance.

     Note 4 - Property and Equipment

     Recoveries for owned real estate is based upon an estimate by the Debtor's management of the current market for such properties assuming a forced liquidation sale. Machinery and equipment and lease hold improvements are assumed to have minimal value in liquidation.

     Note 5 - Other Assets

     Primarily relates to the value of owned trademarks and tradenames, which have been valued based upon a multiple of net royalty income.

     Note 6 - Wind-Down Costs

     The estimate for wind-down costs was based on expense levels of the Debtor in December 1998. The liquidation process was assumed to commence immediately upon the filing of these cases. Such expenses were forecast by department assuming the wind down of each department, as appropriate, during the Liquidation Period.

     In preparing the liquidation analysis management estimated that under the low recovery scenario, wind-down costs would be 110% of the estimated total expenses to allow for contingencies. The high recovery is assumed to be 90% of the estimated wind down expenses.

     Note 7 - Trustee Fees

     Section 326 of the U.S. Bankruptcy Code limits U.S. Trustee fees to 3.0% of gross liquidation proceeds. The low recovery estimate assumes 3.0% of the low value of the liquidation proceeds. The high recovery estimate assumes 1.5% of the high liquidation proceeds.

     Note 8 - Employee Severance and Related Costs

     Estimate includes the cost of severance in accordance with company policy and includes an estimate for retention bonuses necessary in order to ensure an orderly liquidation. Estimate is based upon one month's salary at current headcount levels. High scenario assumes aggregate severance and retention bonuses at 90% of this amount and high scenario assumes 110%.

     Note 9 - Prepetition Bank Lenders

     Represents amounts due to CIT under the Credit Agreement. Such amounts are deemed to be fully secured for the purpose of this analysis.

     Note 10 - Senior Secured Notes

     The Senior Secured Notes are secured by a second lien on all of the assets of the Debtor (other than certain assets, including, without limitation, general intangibles of the Debtor, with respect to which the Senior Notes are secured by a first lien thereon, subject to the right of CIT to receive, under certain circumstances, the first $15 million of proceeds from the sale of the Debtor's general intangibles). Accordingly this analysis assumes that all proceeds available for distribution would be used to satisfy the claims of the holders of the Senior Secured Notes before any distribution could be made to the general unsecured creditors. Claim amounts include accrued but unpaid interest through December 29, 1998.

     Note 11 - Accounts Payable and Accrued Expenses

     Postpetition accounts payable and accrued expenses reflects estimated vendor and expense payables outstanding estimated at January 3, 1999.

     Note 12 - Lease Rejection Claims

     The lease rejection claim is calculated under the guidelines as stipulated by the section 502(b) of the Bankruptcy Code which limits lease damages to the greater of one year's lease obligation, or 15% of the remaining lease terms, not to exceed 3 years. The high recovery scenario contemplates 25% mitigation of the claims relating to leases with below market rents.

     Note 13 - Pension Termination Costs

     Represents the cost actuarially determined to terminate the Debtor's various pension and retirement plans, as of December 31, 1998.

                        DISTRIBUTION OF NET PROCEEDS

                              ($ IN THOUSANDS)

     The following table sets forth an estimated distribution of the between $55,277 and $89,609 in net proceeds distributable to holders of secured claims, nonpriority unsecured claims and equity interests in a hypothetical Chapter 7 liquidation of Salant on the Effective Date and a comparison to estimated recoveries under the proposed Plan. The distribution in such liquidation gives effect to strict enforcement of all contractual subordination provisions.

                                          CHAPTER 7                                            PLAN
                        ----------------------------------------------    -----------------------------------------------
                          CLAIM OR                                           CLAIM OR
                           EQUITY         RECOVERY        RECOVERY            EQUITY         RECOVERY        RECOVERY
        CLASS             INTEREST          ($)             (%)              INTEREST          ($)             (%)
----------------------- -------------- --------------- --------------- -- --------------- --------------- ---------------
                                                            (DOLLARS IN THOUSANDS)

          2               $42,582        $42,582         100%               $42,582         $42,582            100%
     (CIT Claim)
          3               $119,734       $12,695 to      10.6% to 39.3%     $119,734        $ 95,000/           79.3%
 (Senior Note Claims)                    $47,027                                              95,200(3)

          4               $0             $0                    --           $0              $0                  --
(Misc. Secured Claims)
          5               $15,834        $0                                 $0              $0                 N/A
    (PBGC Claims)
          6               $56,107 to     $0                    --           $56,107 to      $56,107 to         100%
  (General Unsecured      $50,479                                           $50,479         $50,479
       Claims)
          7               Old Common     $0                    --           Old             $5,000/             --
                          Stock                                             Common Stock      4,800(4)
                          Interests

          8               Other          $0                   --            Other           $0                  --
                          Interests                                         Interests

---------------------------

3 Aggregate estimated value attributable to shares of New Common Stock to be issued to Holders of Senior Note Claims in the case that a PEI Event does occur on or prior to the Effective Date is $95 million. Aggregate estimated value attributable to shares of New Common Stock and the New PIK Senior Notes to be issued to Holders of Senior Note claims in the case that a PEI Event does not occur on or prior to the Effective Date is $95.2 million.

4 Aggregate estimated value attributable to shares of New Common Stock to be issued to Holders of Old Common Stock Interests in the case that a PEI Event does occur on or prior to the Effective Date is $5.0 million. Aggregate estimated value attributable to shares of New Common Stock to be issued to Holders of Old Common Stock Interests in the case that a PEI Event does not occur on or prior to the Effective Date is $4.8 million.

     As illustrated by the foregoing, the Debtor believes that under the Plan, each Holder of an Impaired Claim in Class 3 and each Holder of an Impaired Interest will receive on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the value such Holder would receive if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date. Accordingly, the Debtor believes the Plan satisfies the requirements of the best interests test set forth in section 1129(a)(7) of the Bankruptcy Code.

E.   NONCONSENSUAL CONFIRMATION

     In the event that any Impaired Class of Claims or Interests does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan if all other requirements under section 1129(a) of the Bankruptcy Code are satisfied, and if, with respect to each Impaired Class which has not accepted the Plan, the Bankruptcy Court determines that the Plan does not "discriminate unfairly" and is "fair and equitable" with respect to such Class. Confirmation under section 1129(b) of the Bankruptcy Code requires that at least one Impaired Class of Claims accepts the Plan, excluding any acceptance of the Plan by an "insider" (as that term is defined in section 101 of the Bankruptcy Code). In the event Class 3 accepts the Plan, the Debtor intends to seek confirmation of the Plan notwithstanding the nonacceptance of one or more other Impaired Classes.

     1.   No Unfair Discrimination
          ------------------------

     A plan of reorganization does not "discriminate unfairly" with respect to a nonaccepting Class if the value of the cash and/or securities to be distributed to the nonaccepting Class is equal or otherwise fair when compared to the value of distributions to other Classes whose legal rights are the same as those of the nonaccepting Class. The Debtor believes that the Plan would not discriminate unfairly against any nonaccepting Class of Claims or Interests.

      2.  Fair and Equitable Test
          -----------------------

     The "fair and equitable" test of section 1129(b) of the Bankruptcy Code requires absolute priority in the payment of claims and interests with respect to any nonaccepting Class or Classes. The "fair and equitable" test established by the Bankruptcy Code is different for secured claims, unsecured claims and equity interests, and includes the following treatment:

     Secured Claims. A plan is fair and equitable with respect to a nonaccepting class of secured claims if (1) the holder of each claim in such class will retain its lien or liens and receive deferred cash payments totaling the allowed amount of its claim, of a value, as of the effective date of the plan, equal to the value of such holder's interest in the collateral, (2) the holder of each claim in such class will receive the proceeds from any sale of such collateral or (3) the holder of each claim in such class will realize the indubitable equivalent of its allowed secured claim.

     Unsecured Claims. A plan is fair and equitable with respect to a nonaccepting class of unsecured claims if (1) the holder of each claim in such class will receive or retain under the plan property of a value, as of the effective date of the plan, equal to the allowed amount of its claim, or (2) holders of claims or interests that are junior to the claims of such creditors will not receive or retain any property under the plan on account of such junior claim or interest.

     Equity Interests. A plan is fair and equitable with respect to a nonaccepting class of interests if the plan provides that (1) each member of such class receives or retains on account of its interest property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest, or (2) holders of interests that are junior to the interests of such class will not receive or retain any property under the plan on account of such junior interests.

     In the event that Class 7 does not accept the Plan, and notwithstanding that Class 8 is deemed not to have accepted the Plan, the Debtor believes and will be prepared to demonstrate at the Confirmation Hearing that the Plan is "fair and equitable" with respect to all Impaired Classes of Claims and Interests, because, in each case, no class that is junior to such a dissenting class will receive or retain any property on account of the claims or equity interests in such class.

           UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Consolidated Balance Sheet as of October 3, 1998 and the Unaudited Pro Forma Consolidated Statements of Operations for the nine-month period ended October 3, 1998 and for the year ended January 3, 1998 are based upon the historical financial position and results of operations as of and for the periods then ended. The following pro forma adjustments (based on the assumptions set forth below) give affect to the restructuring transactions. In the event that a PEI Event occurs on or before the Confirmation Date, the pro forma adjustments give effect to the following restructuring transactions, among others: (i) the issuance of 9,500,000 shares of New Common Stock to Noteholders, (ii) the issuance of 500,000 shares of New Common Stock to Stockholders, which includes 489,791 shares of New Common Stock to be issued upon consummation of the restructuring and 10,209 shares of New Common Stock reserved for issuance in order to settle claims asserted in the 1990 Chapter 11 Case. In the event that PEI Event does not occur on or before the Confirmation Date, the pro forma adjustments give affect to the following restructuring transactions, among others: (i) the issuance of 4,000,000 shares of New Common Stock and the issuance of $92 million of 15% New Senior PIK Notes to Noteholders, (ii) the issuance of 6,000,000 shares of New Common Stock to Stockholders, which includes 5,989,791 shares of New Common Stock to be issued upon consummation of the restructuring and 10,209 shares of New Common Stock reserved for issuance in order to settle claims asserted in the 1990 Chapter 11 Case. The following Unaudited Pro Forma Consolidated Balance Sheet as of October 3, 1998 includes pro forma adjustments as if the restructurings had been completed on that date. The following Unaudited Pro Forma Consolidated Statements of Operations for the nine-month period ended October 3, 1998 and the year ended January 3, 1998 includes pro forma adjustments as if the restructuring had been completed on December 29, 1996.

     The pro forma adjustments are based on available information and upon certain assumptions that the Debtor believes are reasonable under the circumstances. The unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Debtor, including the notes thereto, and the other information pertaining to the Debtor appearing in the Form 10-K and 10-Q attached to this Disclosure Statement as Appendices II and III, respectively.

     THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF THE FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS OF THE DEBTOR HAD THE TRANSACTIONS DESCRIBED THEREIN BEEN CONSUMMATED ON THE RESPECTIVE DATES INDICATED AND ARE NOT INTENDED TO BE PREDICTIVE OF THE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE DEBTOR AT ANY FUTURE DATE OR FOR ANY FUTURE PERIOD.

                           PLAN ALTERNATIVE #1(5)
                             SALANT CORPORATION
                     UNAUDITED PRO FORMA BALANCE SHEET
                               (IN THOUSANDS)

                                                            Historical                 Pro Forma                Pro Forma
                                                          October 3, 1998             Adjustments            October 3, 1998
-----------------------------------------------  ------------------------------  --------------------  ------------------------
ASSETS
   Current Assets:

   Cash and cash equivalents                          $        1,953             $         -           $         1,953
   Accounts receivable, net                                   71,633                       -                    71,633
   Inventories                                               101,394                 (56,549)(h)                44,845
   Prepaid expenses and other current assets
                                                              10,021                  (7,419)(c)                 2,602
   Assets held for sale
                                                                   -                 109,493 (h)                75,554
                                                                                     (33,939)(h)
       Total Current Assets                      ------------------------------  --------------------  ------------------------
                                                             185,001                  11,586                   196,587

   Property, plant and equipment, net
                                                              28,996                 (12,650)(h)                16,346
   Other assets                                               55,185                 (40,294)(h)                14,891
TOTAL ASSETS                                     ------------------------------  --------------------  ------------------------
                                                      $      269,182             $   (41,358)          $       227,824
                                                 ==============================  ====================  ========================

LIABILITIES AND SHAREHOLDERS' EQUITY
   Current Liabilities:
   Loans payable                                      $       76,277             $         -           $        76,277
   Accounts payable                                           20,821                       -                    20,821
   Reserve for business restructuring
                                                               1,495                                             1,495
   Accrued salaries, wages and other liabilities
                                                              23,096                 (12,071)(b)                14,459
                                                                                        3,434(c)
   Current portion of long-term debt
                                                             104,879                (104,879)(b)                    -
                                                  ------------------------------  --------------------  ------------------------
       Total Current Liabilities                             226,568                (113,516)                  113,052

   Deferred Liabilities                                        5,351                       -                     5,351

Shareholders' equity:
   Common stock                                               15,405                    (234)(d)                   100
                                                                                     (15,171)(e)
                                                                                           5 (e)

                                                                                          95 (b)

   Additional paid-in-capital                                107,249                  15,171 (e)               217,320
                                                                                          (5)(e)

                                                                                      94,905 (b)
                                                                                      (1,380)(d))(d)
   Deficit                                                   (80,013)                 21,950 (b)              (104,235)
                                                                                     (10,853)(c)
                                                                                     (33,939)(h)

   Accumulated other comprehensive income
                                                              (3,764)                                           (3,764)
   Treasury stock                                             (1,614)                  1,614(d)
                                                  ------------------------------  --------------------  ------------------------
   Total shareholders' equity                                 37,263                   72,158                  109,421
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        ------------------------------  --------------------  ------------------------
                                                      $      269,182              $   (41,358)           $     227,824
                                                  ==============================  ====================  ========================

        See notes to the Unaudited Pro Forma Financial Statements.

-------------------------

5 The foregoing pro formas (balance sheet, statement of operations for the nine months ended October 3, 1998 and statement of operations for the year ended January 3, 1998) reflect a consummation of the Plan assuming the occurrence of a PEI Event on or prior to the Effective Date, and with the treatment provided to Senior Note Claims under 6.3(a)(i) of the Plan and the treatment provided to Old Common Stock Interests under 6.7(a)(i) of the Plan.

                            PLAN ALTERNATIVE #1
                            SALANT CORPORATION
          UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                FOR THE NINE MONTHS ENDED OCTOBER 3, 1998
                               (IN THOUSANDS)

                                                       Historical                                Pro Forma
                                                    (9 months ended        Pro Forma         (9 months ended
                                                    October 3, 1998)      Adjustments        October 3, 1998)
                                                     (unaudited)
-----------------------------------------       ----------------------  ----------------  --------------------
Net Sales                                         $         259,058        $        -       $     259,058
Cost of goods sold                                          201,371                 -             201,371
                                                ----------------------  ----------------  --------------------
Gross profit                                                 57,687                 -              57,687

Selling, general and administrative
                                                            (52,802)                -             (52,802)
Royalty income                                                3,774                 -               3,774
Goodwill amortization                                        (1,411)                -              (1,411)
Reversal of provision for restructuring
                                                                158                 -                 158
Other income                                                    175                 -                 175
                                                ----------------------  ----------------  --------------------
Income from continuing operations before
  interest, income taxes and
  extraordinary gain                                          7,581                 -               7,581
Interest expense, net                                       (12,337)            8,259(f)           (4,078)
                                                ----------------------  ----------------  --------------------
Income before income taxes                                   (4,756)            8,259               3,503
Income taxes                                                     20             - (g)                  20
                                                ----------------------  ----------------  --------------------
Income/(loss) from continuing operations
                                                  $          (4,776)    $       8,259       $       3,483(i)
                                                ----------------------  ----------------  --------------------
Base earnings/(loss) per share from               $           (0.31)    $                   $        0.35
 continuing operations                          ======================  ================  ====================

Weighted average common stock outstanding                    15,170                                10,000(j)
                                                ======================  ================  ====================

        See notes to the Unaudited Pro Forma Financial Statements.


                               PLAN ALTERNATIVE #1
                               SALANT CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 3, 1998
                                 (IN THOUSANDS)
                                                                                                Pro Forma
                                                                               Historical      Adjustments             Pro Forma
                                                                               ----------      -----------             ---------
                                                                              (unaudited)

Net Sales ..............................................................        $ 396,832         $    --              $ 396,832
Cost of goods sold .....................................................          312,358              --                312,358
                                                                                ---------         ---------            ---------
Gross profit ...........................................................           84,474              --                 84,474

Selling, general and administrative
                                                                                  (80,593)             --                (80,593)
Royalty income .........................................................            5,596              --                  5,596
Goodwill amortization ..................................................           (1,881)             --                 (1,881)
Restructuring charge ...................................................             (575)             --                   (575)
Other income ...........................................................           (2,066)             --                 (2,066)
                                                                                ---------         ---------            ---------

Income from continuing operations before interest and
  income taxes .........................................................            6,105              --                  6,105
Interest expense, net ..................................................          (16,660)           11,226(f)            (5,434)
                                                                                ---------         ---------            ---------
Income/(loss) from continuing operations before income
  taxes and extraordinary gain
                                                                                  (10,555)           11,226                  671
Income taxes ...........................................................              167              -(g)                  167
                                                                                ---------         ---------            ---------
Income/(loss) from continuing operations ...............................        $ (10,722)        $  11,226            $     504(i)
                                                                                =========         =========            =========
Basic earnings/(loss) per share from continuing operations .............            (0.71)                             $     .05
                                                                                =========         =========            =========
Weighed average common stock outstanding ...............................           15,139                                 10,000(j)
                                                                                =========         =========            =========


     See notes to the Unaudited Pro Forma Consolidated Financial Statements.


                              PLAN ALTERNATIVE #1
                               SALANT CORPORATION
                          NOTES TO UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO THE UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(a)  Presentation:

     The Unaudited Pro Forma Consolidated Financial Statements assume that the transactions contemplated by the Plan occurred on October 3, 1998 for purposes of the Unaudited Pro Forma Balance Sheet and December 29, 1996 for purposes of the Unaudited Pro Forma
     Statements of Operations.

(b) Represents the Noteholders exchange of $104.9 million principal amount of Senior Notes and $12.1 million of accrued interest thereon for 9,500,000 shares of New Common Stock, resulting in a gain of approximately $22.0 million.

(c) Represents expenses of $10.9 million (of which $7.4 million have been paid as of October 3, 1998) attributable to the restructuring activities and estimated bankruptcy related expenses of the Debtor.

(d) Represents the retirement of the Debtor's outstanding Treasury Stock at original cost.

(e) Represents the retirement of 15,171,000 shares of Old Common Stock, which includes 14,964,608 issued and outstanding shares and 206,392 shares of Old Common Stock that have been reserved for issuance in order to settle claims asserted in the 1990 Chapter 11 Case, and the issuance of 500,000 shares of New Common Stock to Stockholders, which includes 489,791 shares of New Common Stock to be issued upon consummation of the Restructuring and 10,209 shares of New Common Stock to be reserved for issuance in order to settle claims asserted in the 1990 Chapter 11 Case.

(f) Represents the elimination of interest expense relating to the Debtor's existing Senior Notes.

(g) No federal tax provision was reflected for the year ended January 3, 1998 and the nine months ended October 3, 1998 due to the availability of net operating loss carryforwards sufficient to offset pro forma net income.

(h) Represents the reclassification of assets held for sale relating to the sale of various divisions of the Debtor. Assets held for sale which include inventory, property, plant and equipment, goodwill and other intangible assets were reduced by approximately $33.9 million, to reflect their estimated net realizable value.

(i) The Unaudited Pro Forma Consolidated Statements of Operations do not include (i) an extraordinary gain on extinguishment of debt of approximately $13.6 million and $22.0 million at January 3, 1998 and October 3, 1998, respectively, (ii) a $33.9 million impairment loss to reduce assets held for sale to their net realizable value,
     (iii) and $10.9 million of Restructuring and estimated bankruptcy related expenses.

(j) The pro forma weighted average shares outstanding assumes the New Common Stock is outstanding for all periods presented.


                          PLAN ALTERNATIVE #26
                           SALANT CORPORATION
                    UNAUDITED PRO FORMA BALANCE SHEET
                             (IN THOUSANDS)


                                                                         Historical             Pro Forma           Pro Forma
                                                                       October 3, 1998          Adjustments      October 3, 1998
---------------------------------------------------------------------  ---------------          -----------      ---------------

ASSETS
   Current Assets:
   Cash and cash equivalents                                               $   1,953             $    --               $   1,953
                                                                           ---------             ---------             ---------
   Accounts receivable, net                                                   71,633                  --                  71,633
   Inventories                                                               101,394               (56,549)(h)            44,845
   Prepaid expenses and other current assets                                  10,021                (7,419)(c)             2,602
      Assets held for sale                                                      --                 109,493 (h)            75,554
                                                                                                   (33,939)(h)
       Total Current Assets                                                     --                    --                    --
                                                                             185,001                11,586               196,587
   Property, plant and equipment, net
                                                                              28,996               (12,650)(h)            16,346
   Other assets                                                               55,185               (40,294)(h)            14,891
                                                                           ---------             ---------             ---------
TOTAL ASSETS                                                               $ 269,182             $ (41,358)            $ 227,824
                                                                           =========             =========             =========
LIABILITIES AND SHAREHOLDERS' EQUITY
   Current Liabilities:
   Loans payable                                                           $  76,277             $    --               $  76,277
   Accounts payable                                                           20,821                  --                  20,821
   Reserve for business restructuring                                          1,495                                       1,495
   Accrued salaries, wages and other liabilities                              23,095               (12,071 (b)            14,459
                                                                                                     3,434 (c)
   Current portion of long-term debt                                         104,879              (104,879)(b)              --
                                                                           ---------             ---------             ---------
       Total Current Liabilities                                             226,568              (113,516)              113,052
   Deferred Liabilities                                                        5,351                  --                   5,351
   15% Senior PIK Notes                                                                             92,000 (b)            92,000
   Shareholders' equity:
   Common stock                                                               15,405                  (234)(d)               100
                                                                                                   (15,171)(e)
                                                                                                        60 (e)
                                                                                                        40 (b)

   Additional paid-in-capital                                                107,249                15,171 (e)           125,520
                                                                                                       (60)(e)
                                                                                                     3,160 (b)

   Deficit                                                                   (80,013)               21,750 (b)          (104,435)
                                                                                                   (10,853)(c)
                                                                                                    (1,380)(d)
                                                                                                   (33,939)(h)
Accumulated other comprehensive income                                        (3,764)                 --                  (3,764)
   Treasury stock                                                             (1,614)                1,614 (d)              --
                                                                           ---------             ---------             ---------
   Total shareholders' equity                                                 37,263               (19,842)               17,421
                                                                           ---------             ---------             ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                 $ 269,182             $ (41,358)            $ 227,824
                                                                           =========             =========             =========

       See notes to the Unaudited Pro Forma Financial Statements.

                           PLAN ALTERNATIVE #2
                           SALANT CORPORATION
        UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                FOR THE NINE MONTHS ENDED OCTOBER 3, 1998
                             (IN THOUSANDS)

                                                                                                   Pro Forma
                                                                            Historical            Adjustments         Pro Forma
---------------------------------------------------------------------    ---------------          -----------      ---------------
                                                                            (unaudited)

Net Sales                                                                      $ 259,058           $    --             $ 259,058
Cost of goods sold                                                               201,371                --               201,371
                                                                               ---------           ---------           ---------
Gross profit                                                                      57,687                --                57,687

Selling, general and administrative
                                                                                 (52,802)               --               (52,802)
Royalty income                                                                     3,774                --                 3,774
Goodwill amortization                                                             (1,411)               --                (1,411)
Reversal of provision for restructuring
                                                                                     158                --                   158
Other income                                                                         175                --                   175
                                                                               ---------           ---------           ---------

Income from continuing operations before interest and
  income taxes                                                                     7,581                --                 7,581
Interest expense, net                                                            (12,337)              8,259 (f)         (14,505)
                                                                                                     (10,427)(f)
                                                                               ---------           ---------           ---------

Income/(loss) from continuing operations before income
  taxes                                                                           (4,756)             (2,168)             (6,924)
Income taxes                                                                          20                -(g)                  20
                                                                               ---------           ---------           ---------

Income/(loss) from continuing operations                                       $  (4,776)          $  (2,168)          $  (6,944)(i)
                                                                               =========           =========           =========

Basic earnings/(loss) per share from continuing operations                     $   (0.31)          $                   $   (0.69)
                                                                               =========           =========           =========
 Weighted average common stock outstanding                                        15,170                                  10,000(j)
                                                                               =========           =========           =========

       See notes to the Unaudited Pro Forma Financial Statements.

                           PLAN ALTERNATIVE #2
                           SALANT CORPORATION
        UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE YEAR ENDED JANUARY 3, 1998
                             (IN THOUSANDS)

                                                                                                    Pro Forma
                                                                             Historical            Adjustments         Pro Forma
---------------------------------------------------------------------     ---------------          -----------      ---------------
                                                                            (unaudited)

Net Sales                                                                       $ 396,832         $    --              $ 396,832
Cost of goods sold                                                                312,358              --                312,358
                                                                                ---------         ---------            ---------
Gross profit                                                                       84,474              --                 84,474

Selling, general and administrative
                                                                                  (80,593)             --                (80,593)
Royalty income                                                                      5,596              --                  5,596
Goodwill amortization                                                              (1,881)             --                 (1,881)
Restructuring charge                                                               (2,066)             --                 (2,066)
Other income                                                                          575              --                    575
                                                                                ---------         ---------            ---------

Income from continuing operations before interest and
  income taxes                                                                      6,105              --                  6,105
Interest expense, net                                                             (16,660)           11,226(f)           (19,617)

                                                                                                    (14,183)(f)
                                                                                ---------         ---------            ---------
Net(loss)before income taxes                                                      (10,555)           (2,957)             (13,512)
Income taxes                                                                          167              -(g)                  167
                                                                                ---------         ---------            ---------
Net loss                                                                        $ (10,722)        $  (2,957)           $ (13,679)(i)
                                                                                =========         =========            =========
Basic earnings/(loss) per share from continuing operations                                            (0.71)           $   (1.37)
                                                                                =========         =========            =========
Weighed average common stock outstanding                                           15,139                                 10,000(j)
                                                                                =========         =========            =========


 See notes to the Unaudited Pro Forma Consolidated Financial Statements.

                           PLAN ALTERNATIVE #2
                           SALANT CORPORATION
                      NOTES TO UNAUDITED PRO FORMA
                    CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO THE UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(a)  Presentation:

     The Unaudited Pro Forma Consolidated Financial Statements assume that the transactions contemplated by the Plan occurred on October 3, 1998 for purposes of the Unaudited Pro Forma Balance Sheet and December 29, 1996 for purposes of the Unaudited Pro Forma
     Statements of Operations.

(b) Represents the Noteholders exchange of (i) $104.9 million principal amount of Senior Notes and $12.1 million of accrued interest thereon for 4,000,000 shares of New Common Stock and (ii) $92 million of 15% New PIK Senior Notes resulting in a gain of approximately $21.8 million.

(c) Represents expenses of $10.9 (of which $7.4 million have been paid as of October 3, 1998) attributable to the restructuring activities and estimated bankruptcy related expenses of the Debtor.

(d) Represents the retirement of the Debtor's outstanding Treasury Stock at original cost.

(e) Represents the retirement of 15,171,000 shares of Old Common Stock, which includes 14,964,608 issued and outstanding shares and 206,392 shares of Old Common Stock that have been reserved for issuance in order to settle claims asserted in the 1990 Chapter 11 Case, and the issuance of 6,000,000 shares of New Common Stock to Stockholders, which includes 5,989,791 shares of New Common Stock to be issued upon consummation of the Restructuring and 10,209 shares of New Common stock to be reserved for issuance in order to settle claims asserted in the 1990 Chapter 11 Case.

(f) Represents the elimination of interest expense relating to the Debtor's existing 10 1/2% Senior Notes and the inclusion of interest expense related to the 15% New PIK Senior Notes.

(g) No federal tax benefit was reflected for the year ended January 3, 1998 and the nine months ended October 3, 1998.

(h) Represents the reclassification of assets held for sale relating to the sale of various divisions of the Debtor. Assets held for sale include inventory, property, plant and equipment, goodwill and other intangible assets were reduced by approximately $33.9 million, to reflect their estimated net realizable value.

(i) The Unaudited Pro Forma Consolidated Statements of Operations do not include (i) an extraordinary gain on extinguishment of debt of approximately $13.4 million and $21.8 million at January 3, 1998 and October 3, 1998, respectively, (ii) a $33.9 million impairment loss to reduce assets held for sale to their net realizable value,
     (iii)and $10.9 million of Restructuring and estimated bankruptcy related expenses.

(j) The pro forma weighted average shares outstanding assumes the New Common Stock is outstanding for all periods presented.

                    XIV. ALTERNATIVES TO CONFIRMATION
                      AND CONSUMMATION OF THE PLAN

     If the Plan is not confirmed, the alternatives include (a) continuation of the Chapter 11 Case and formulation of an alternative plan or plans of reorganization or (b) liquidation of the Debtor under Chapter 7 or Chapter 11 of the Bankruptcy Code.

A.   CONTINUATION OF THE CHAPTER 11 CASE

     If the Debtor remains in Chapter 11, the Debtor could continue to operate its businesses and manage it properties as Debtor-in-possession, but it would remain subject to the restrictions imposed by the Bankruptcy Code. It is not clear whether the Debtor could survive as a going-concern in a protracted Chapter 11 case. The Debtor could have difficulty sustaining the high costs, operating financing, and the confidence of the Debtor's and its subsidiaries' and/or customers and trade vendors, of the Debtor remaining in Chapter 11. Ultimately, the Debtor (or other parties in interest) could propose another plan or attempt to liquidate the Debtor under Chapter 7 or Chapter 11. Such plans might involve either a reorganization and continuation of the Debtor's business, or an orderly liquidation of its assets, or a combination of both.

B.   LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11

     If the Plan is not confirmed, the Debtor's Chapter 11 Case could be converted to a liquidation case under Chapter 7 of the Bankruptcy Code. In a Chapter 7 case, a trustee would be appointed to liquidate promptly the assets of the Debtor.

     The Debtor believes that in liquidation under Chapter 7, before creditors received any distributions, additional administrative expenses involved in the appointment of a trustee and attorneys, accountants, and other professionals to assist such trustee, along with an increase in expenses associated with an increase in the number of unsecured claims that would be expected, would cause a substantial diminution in the value of the estates. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of the Debtor's operations and the failure to realize the greater going-concern value of the Debtor's assets.

     The Debtor could also be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization. In a liquidation under Chapter 11, the Debtor's assets could be sold in a more orderly fashion over a longer period of time than in a liquidation under Chapter 7. Thus, Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a Chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims under a Chapter 11 liquidation plan probably would be delayed substantially.

     The Debtor's liquidation analysis, prepared with their financial advisors and included above in this Disclosure Statement, is by law premised upon a liquidation in a Chapter 7 case. In that analysis, the Debtor has taken into account the nature, status, and underlying value of its assets, the ultimate realizable value of its assets, and the extent to which such assets are subject to liens and security interests.

                 XV. VOTING AND CONFIRMATION OF THE PLAN

A.   VOTING DEADLINE

     IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN CLASS 3 AND CLASS 5, AND THE HOLDERS OF EQUITY INTERESTS IN CLASS 7, EXERCISE THEIR RIGHTS TO VOTE TO ACCEPT OR REJECT THE PLAN. All known holders of claims and equity interests entitled to vote on the Plan have been sent a Ballot together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement.

     The Debtor has engaged Donlin, Recano & Company, Inc. as its Voting Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan. FOR YOUR VOTE TO COUNT, YOUR VOTE MUST BE RECEIVED AT THE FOLLOWING ADDRESS BEFORE THE VOTING DEADLINE OF 5:00 P.M., EASTERN TIME, ON MARCH 15, 1999:

                           SALANT CORPORATION
                   c/o DONLIN, RECANO & COMPANY, INC.
                              P.O. Box 2034
                           Murray Hill Station
                      New York, New York 10156-0701

     Or if sent by hand delivery or overnight courier to:

                           Salant Corporation
                   C/O donlin, recano & Company, Inc.
                          419 Park Avenue South
                               Suite 1206
                        New York, New York 10016

     IF YOU HAVE BEEN INSTRUCTED TO RETURN YOUR BALLOT TO YOUR BANK, BROKER, OR OTHER NOMINEE, OR TO THEIR AGENT, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN IT TO THE VOTING AGENT AT THIS ADDRESS BEFORE THE VOTING DEADLINE.

     IF A BALLOT IS DAMAGED OR LOST, OR FOR ADDITIONAL COPIES OF THIS DISCLOSURE STATEMENT, YOU MAY CONTACT THE DEBTORS' VOTING AGENT, DONLIN, RECANO & COMPANY, INC. ANY BALLOT WHICH IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED. IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT THE ADDRESS SPECIFIED ABOVE.

B.   HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE

     The Claims and equity Interests in the following Classes are Impaired under the Plan and entitled to receive a distribution;
consequently, each Holder of such Claim or equity Interest, as of the Record Date established by the Debtor for purposes of this Solicitation, may vote to accept or reject the Plan:

          Class 3--           Senior Note Claims
                              (Holders of the Senior Notes)

          Class 5--           PBGC Claims
                              (Holders of the PBGC Claims)

          Class 7--           Old Common Stock Interests
                              (Holders of Old Common Stock Interests)

C.   VOTE REQUIRED FOR ACCEPTANCE BY A CLASS

     The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class which cast ballots for acceptance or rejection of the plan. Thus, acceptance by a class of claims occurs only if holders of at least two-thirds in dollar amount and a majority in number of the claims in such class which actually vote cast their Ballots in favor of acceptance. HOLDERS OF CLAIMS IN CLASS 3 SHOULD VOTE THE AGGREGATE FACE AMOUNT OF THEIR SENIOR NOTES.

     The Bankruptcy Code defines acceptance of a plan by a class of equity interests as acceptance by holders of at least two-thirds in amount of interests of that class which cast ballots for acceptance or rejection of the plan. Thus, acceptance by a class of equity interests occurs only if the holders of at least two-thirds in amount of equity interests voting cast their Ballots in favor of acceptance.

     A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

D.   VOTING PROCEDURES

     The Debtor is providing copies of this Disclosure Statement, Ballots, and where appropriate, Master Ballots, to all registered holders (as of the Record Date) of Senior Notes in Class 3, PBGC Claims in Class 5 and Old Common Stock Interests in Class 7. Registered holders may include brokers, banks, and other nominees. If such registered holders do not hold for their own accounts, they or their agents (collectively with such registered holders, "Nominees") should provide copies of this Disclosure Statement and appropriate Ballots to their customers and to beneficial owners. Any beneficial owner who has not received a Ballot should contact his, her, or its Nominee, or the Voting Agent.

     Holders of Class 3 Senior Note Claims and Class 7 Old Common Stock
     Interests
     -------------------------------------------------------------------

     Beneficial Owners. Any beneficial owner, as of the Record Date, of Senior Notes or Old Common Stock in his, her, or its own name can vote by completing and signing the enclosed Ballot and returning it directly to the Voting Agent (using the enclosed pre-addressed postage-paid envelope) so as to be received by the Voting Agent before the Voting Deadline. If no envelope was enclosed, contact the Voting Agent for instructions.

     Any beneficial owner holding, as of the Record Date, Senior Notes or Old Common Stock in "street name" through a Nominee can vote by completing and signing the Ballot (unless the Ballot has already been signed, or "prevalidated," by the Nominee), and returning it to the Nominee in sufficient time for the Nominee to then forward the vote so as to be received by the Voting Agent before the Voting Deadline of 5:00 p.m. (Eastern Time) on March 15, 1999. Any Ballot submitted to a Nominee will not be counted until such Nominee properly completes and timely delivers a corresponding Master Ballot to the Voting Agent. IF YOUR BALLOT HAS ALREADY BEEN SIGNED (OR "PREVALIDATED") BY YOUR NOMINEE, YOU MUST COMPLETE THE BALLOT AND RETURN IT DIRECTLY TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE.

     Nominees. A Nominee which is the registered holder for a beneficial owner, as of the Record Date, of Senior Notes or of Old Common Stock, can obtain the votes of the beneficial owners of such securities, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

          The Nominee may "prevalidate" a Ballot by (i) signing the Ballot, (ii) indicating on the Ballot the name of the registered holder, the amount of securities held by the Nominee for the beneficial owner, and the account numbers for the accounts in which such securities are held by the Nominee, and (iii) forwarding such Ballot, together with the Disclosure Statement, return envelope, and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then indicate his, her or its vote on the Plan, review the certifications contained in the Ballot, and return the Ballot directly to the Voting Agent in the pre-addressed, postage-paid envelope so that it is received by the Voting Agent before the Voting Deadline. A list of the beneficial owners to whom "prevalidated" Ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.

                                   OR

          If the Nominee elects not to "prevalidate" Ballots, the Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his, her or its vote on the Plan, review the certifications contained in the Ballot, execute the Ballot, and return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is received by the Voting Agent before the Voting Deadline. All Ballots returned by beneficial owners should be retained by Nominees for inspection for at least one year from the Voting Deadline. Please note: The Nominee should advise the beneficial owners to return their Ballots to the Nominee by a date calculated by the Nominee to allow it to prepare and return the Master Ballot to the Voting Agent so that the Master Ballot is received by the Voting Agent before the Voting Deadline.

     Securities Clearing Agencies. The Debtor expects that each of The Depository Trust Company and The Philadelphia Depository Trust Company, as the nominee holder of the Senior Notes and the Old Common Stock will arrange for its respective participants to vote by executing an omnibus proxy in favor of such participants. As a result of the omnibus proxy, each participant will be authorized to vote its position as of the Record Date held in the name of such securities clearing agencies.

     Other. If a Ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing, and unless otherwise determined by the Debtor, must submit proper evidence satisfactory to the Debtor of their authority to so act.

     For purposes of voting to accept or reject the Plan, the beneficial owners of such securities will be deemed to be the "holders" of such claims or equity interests, as the case may be, represented by such securities.

     All claims in a Class that are voted by a beneficial owner must be voted either to accept or to reject the Plan and may not be split by the beneficial owner within such Class. Unless otherwise ordered by the Bankruptcy Court, Ballots or Master Ballots which are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Debtor, in its discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballots or Master Ballots.

     Except as provided below, unless the Ballot or Master Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot or Master Ballot, the Debtor may, in its sole discretion, reject such Ballot or Master Ballot as invalid, and therefore, decline to utilize it in connection with seeking confirmation of the Plan by the Bankruptcy Court.

     In the event of a dispute with respect to a claim or equity interest, any vote to accept or reject the Plan cast with respect to such claim or equity interest will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

     The Debtor is not at this time requesting the delivery of, and neither the Debtor nor the Voting Agent will accept, certificates representing any notes or equity securities. Prior to the Effective Date, the Debtor will furnish all such holders with appropriate letters of transmittal to be used to remit such securities in exchange for the distribution under the Plan. Information regarding such remittance procedure (together with all appropriate materials) will be distributed by the Debtor after confirmation of the Plan.

                   XVI. CONCLUSION AND RECOMMENDATION

     BASED ON ALL OF THE FACTS AND CIRCUMSTANCES, THE DEBTOR CURRENTLY BELIEVES THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTOR, ITS CREDITORS, ITS INTEREST HOLDERS, AND ITS ESTATE. The Plan provides for an equitable and early distribution to creditors and stockholders, and preserves the going concern value of the Debtor. The Debtor believes that alternatives to confirmation of the Plan could result in significant delays, litigation, and costs, as well as a reduction in the going concern value of the Debtor and a loss of jobs by many of the Debtor's employees. FOR THESE REASONS, THE DEBTOR URGES YOU TO RETURN YOUR BALLOT AND VOTE TO ACCEPT THE PLAN.

DATED:  New York, New York
        February 3, 1999

                                         SALANT CORPORATION
                                         Debtor and Debtor-in-Possession

                                         By:  /s/ Todd Kahn
                                              ------------------------------
                                              Name:   Todd Kahn
                                              Title:  Chief Operating
                                              Officer and General
                                              Counsel

FRIED, FRANK, HARRIS, SHRIVER &
   JACOBSON
(A Partnership Including
   Professional Corporations)
Attorneys for the Debtor and
   Debtor-in-Possession
One New York Plaza
New York, New York  10004
(212) 859-8000


By:/s/ Brad Eric Scheler
   ------------------------------
   Brad Eric Scheler, Esq.

                           Appendix I - Plan



         The foregoing pro formas (balance sheet, statement of operationsfor the nine months ended October 3, 1998 and statement of operations for the year ended January 3, 1998) reflect a consummation of the Plan assuming a PEI Event does not occur on or prior to the Effective Date, and with the treatment provided to Senior Note Claims under 6.3(a)(ii) of the Plan and the treatment provided to Old Common Stock

                                          Interests under 6.7(a)(ii) of the
Plan.